     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 22, 1999


                                                      REGISTRATION NO. 333-69881
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                               AMENDMENT NUMBER 4


                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                           --------------------------

                               MININGCO.COM, INC.
             (Exact Name of Registrant as Specified in its Charter)

                DELAWARE                                    7379                                   13-4034015
    (State or Other Jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     Incorporation or Organization)             Classification Code Number)                  Identification Number)

                           --------------------------

                       220 EAST 42ND STREET, 24(TH) FLOOR
                            NEW YORK, NEW YORK 10017
                                 (212) 849-2000
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)
                         ------------------------------

                              MR. SCOTT P. KURNIT
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               MININGCO.COM, INC.
                       220 EAST 42ND STREET, 24(TH) FLOOR
                            NEW YORK, NEW YORK 10017
                                 (212) 849-2000
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                         ------------------------------

                                   Copies to:

           ALEXANDER D. LYNCH, ESQ.                           JULIE M. ALLEN, ESQ.
            ALAN P. BLAUSTEIN, ESQ.                     O'SULLIVAN GRAEV & KARABELL, LLP
        BROBECK, PHLEGER & HARRISON LLP                       30 ROCKEFELLER PLAZA
          1633 BROADWAY, 47(TH) FLOOR                       NEW YORK, NEW YORK 10112
           NEW YORK, NEW YORK 10019                              (212) 408-2400
                (212) 581-1600

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /__________________________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /__________________________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /__________________________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                           --------------------------


                        CALCULATION OF REGISTRATION FEE



                     TITLE OF EACH CLASS OF                         PROPOSED MAXIMUM AGGREGATE              AMOUNT OF
                  SECURITIES TO BE REGISTERED                          OFFERING PRICE(1)(2)            REGISTRATION FEE(2)
Common Stock, par value $.001 per share                                    $86,250,000                      $23,977.50



(1) Includes shares that the Underwriters have the option to purchase from the Company solely to cover over-allotments, if any.



(2) Estimated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, solely for the purpose of computing the amount of the registration fee. $13,900 perviously paid.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED MARCH 22, 1999


PROSPECTUS

                                3,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                             ---------------------


This is an initial public offering of our common stock. We are selling all of the 3,000,000 shares offered under this prospectus. We anticipate that the initial public offering price will be between $23.00 and $25.00 per share.


There is currently no public market for the shares. Our common stock has been approved for quotation on the Nasdaq National Market under the symbol "MINE."

At the same time as we sell the shares offered by this prospectus, we will sell shares of our common stock to Comcast Interactive Investments, Inc. for $2,500,000 at a price per share equal to 93% of the initial public offering price. Since these shares will be sold in a private placement, Comcast will not be able to immediately resell the shares in the public market. See "Concurrent Placement."

SEE "RISK FACTORS" BEGINNING ON PAGE 5 TO READ ABOUT RISKS THAT YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                                                                               PER
                                                                              SHARE                 TOTAL
                                                                       --------------------  --------------------
Public offering price................................................           $                     $
Underwriting discounts and commissions...............................           $                     $
Concurrent placement price...........................................           $                     $
Total proceeds, before expenses, to us from this offering and the
  concurrent placement...............................................           $                     $

                            ------------------------

The underwriters may purchase up to an additional 450,000 shares from us at the initial public offering price less the underwriting discount to cover over-allotments.

                            ------------------------

BEAR, STEARNS & CO. INC.

                  VOLPE BROWN WHELAN & COMPANY

                                     WIT CAPITAL CORPORATION
                                                         AS E-MANAGER-TM-

              The date of this Prospectus is              , 1999.

                  [PICTURES OF THE MININGCO.COM HOME PAGE AND
                    VARIOUS OTHER PAGES WITHIN MININGCO.COM]

PROSPECTIVE INVESTORS MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NEITHER MININGCO.COM, INC. NOR ANY UNDERWRITER HAS AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH DIFFERENT OR ADDITIONAL INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.

                            ------------------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
Prospectus Summary.............................          1
Risk Factors...................................          5
Concurrent Placement...........................         13
Forward Looking Statements; Market Data........         13
Use of Proceeds................................         14
Dividend Policy................................         14
Capitalization.................................         15
Dilution.......................................         16
Selected Financial Data........................         17
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................         19

                                                   PAGE
                                                 ---------
Business.......................................         27
Management.....................................         41
Certain Transactions...........................         51
Principal Stockholders.........................         55
Description of Securities......................         57
Shares Eligible for Future Sale................         61
Underwriting...................................         63
Legal Matters..................................         65
Experts........................................         65
Where You Can Find Additonal Information.......         65
Index to Financial Statements..................        F-1

                            ------------------------

    UNTIL              (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, ESPECIALLY THE RISKS OF INVESTING IN OUR COMMON STOCK DISCUSSED UNDER "RISK FACTORS," BEFORE INVESTING IN OUR COMMON STOCK.

OUR BUSINESS

    MININGCO.COM is a leading Internet news, information and entertainment service. Our service is a network of over 600 web sites, each of which focuses on a specific topic and is managed by a knowledgeable human guide. Through these GuideSites-TM-, the guides create and maintain Internet directories that include approximately 400,000 pre-screened links to other web sites, which are summarized by the guides, enabling users to quickly find relevant Internet content. The GuideSite network also provides original high-quality content, consisting primarily of text, that is created regularly by the guides on thousands of subjects. Additionally, since our GuideSites focus on specific topics, users with like interests can form communities by communicating with each other directly or through the guides. We believe that our service offers an enjoyable and efficient Internet experience for users across a broad range of topics, creating highly targeted marketing opportunities for advertisers and for businesses that market their products and services over the Internet. We believe that over 4.6 million unique users visited MININGCO.COM in January 1999, making MININGCO.COM the sixth largest news/ information/entertainment Internet property in terms of audience reach and the 26th largest Internet property overall in that month.

    MININGCO.COM'S guides are located in over 40 states and 18 countries. We use a work force of part-time independent contractors because we can draw upon a broad experience base more cost-effectively than with a large internal editorial staff. The guides complete a comprehensive 16-week training process and their GuideSites are monitored for quality and consistency. We have exclusive online rights to all of the guide-developed content. MININGCO.COM'S guides are compensated based on the greater of a monthly guarantee or a percentage of revenues generated by all of the GuideSites.

    We believe that our network of GuideSites provides a highly targeted Internet platform for advertisers and marketers over a broad range of consumer and business categories. Advertisers and electronic commerce partners have significant flexibility in determining the level of targeting that they want to achieve on MININGCO.COM. For several of our electronic commerce partners, we have developed promotions that integrate original content from MININGCO.COM with our partners' offerings. We believe these promotions create an engaging purchasing environment for users, while enhancing the value of our service as an electronic commerce platform. Some of our recent advertisers and electronic commerce partners include Bertelsmann Music Group, eBay, IBM, Lowestfare.com, Microsoft Network, Netscape, Office Max and Qwest.

OUR STRATEGY

    Our objective is to become a primary Internet destination and a leading advertising and electronic commerce platform. We are focused on increasing the number of users and page views on MININGCO.COM by:

    - Building brand awareness through expanded online and offline marketing campaigns;

    - Broadening existing and developing new distribution and syndication partnerships; and

    - Expanding MININGCO.COM'S functions, features and content.

    We also intend to convert user traffic into revenues by:

    - Broadening our base of advertisers and electronic commerce partners and optimizing our advertising rates by leveraging the increasing flow of user traffic in highly targeted sections within the GuideSite network; and

    - Expanding our internal advertising sales force, which will enable us to establish and maintain closer relationships with our advertisers, advertising agencies and electronic commerce marketers, and reduce advertising sales costs as a percentage of revenues.

CORPORATE INFORMATION

    We were incorporated in New York on June 27, 1996 as General Internet Inc. We reincorporated in Delaware in December 1998 as MiningCo.com, Inc. Our principal executive offices are located at 220 East 42nd Street, 24th Floor, New York, New York 10017. Our telephone number at that location is (212) 849-2000 and our e-mail address is reachus@miningco.com. INFORMATION CONTAINED ON OUR WEB SITE DOES NOT CONSTITUTE PART OF THIS PROSPECTUS.

                                  THE OFFERING


Common Stock Offered in this Offering..............  3,000,000 shares

Common Stock Offered in the Concurrent Placement...  112,008 shares

Common Stock Outstanding After this Offering and
  the Concurrent Placement.........................  11,586,894 shares

Use of Proceeds....................................  We intend to use the net proceeds of this offering to execute our business
                                                     plan. See "Use of Proceeds."

Proposed Nasdaq National Market Symbol.............  MINE


ADDITIONAL SHARES MAY BE ISSUED AFTER THIS OFFERING AND THE CONCURRENT PLACEMENT
  UPON THE EXERCISE OF OPTIONS AND WARRANTS.

    You should be aware that we are permitted, and in some cases obligated, to issue shares of common stock in addition to the common stock to be outstanding after this offering and the concurrent placement. If and when we issue these shares, the percentage of common stock you own may be diluted. The following is a summary of these additional shares of common stock:


    - 2,101,790 shares issuable upon the exercise of options outstanding at a weighted average exercise price of $11.22 per share, of which 751,795 are exercisable, and 928,571 shares available for future option grants, of which up to 200,000 options will be granted to the guides and will be outstanding and immediately exercisable following this offering at a price per share equal to the initial public offering price;


    - 125,000 shares available for issuance to our employees who elect to buy stock in the future under our employee stock purchase plan; and

    - 65,860 shares issuable upon the exercise of warrants outstanding at a weighted average exercise price of $9.80 per share.

                            ------------------------

    UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS:


    - REFLECTS A 1.00 FOR 2.809 REVERSE STOCK SPLIT OF OUR COMMON STOCK THAT WAS EFFECTED ON MARCH 19, 1999. THIS REVERSE STOCK SPLIT OF OUR COMMON STOCK WILL NOT IMPACT THE NUMBER OF SHARES BEING OFFERED AND WILL NOT HAVE ANY IMPACT ON THE PURCHASERS OF THE SHARES IN THIS OFFERING OR THE CONCURRENT PLACEMENT;


    - REFLECTS THE AUTOMATIC CONVERSION OF ALL OUTSTANDING SHARES OF OUR CONVERTIBLE PREFERRED STOCK INTO 6,139,640 SHARES OF OUR COMMON STOCK AT THE SAME TIME AS THE CLOSING OF THIS OFFERING AND THE CONCURRENT PLACEMENT;


    - ASSUMES THE ISSUANCE OF 112,008 SHARES IN THE CONCURRENT PLACEMENT; AND


    - ASSUMES THAT THE UNDERWRITERS DO NOT EXERCISE THEIR OPTION TO PURCHASE ADDITIONAL SHARES AFTER THE CLOSING OF THIS OFFERING AND THE CONCURRENT PLACEMENT.

                            ------------------------

    General Internet, GuideSite, Mining Co., The Mining Company and our logo are our trademarks. Each other trademark, trade name or service mark appearing in this prospectus belongs to its holder.

                             SUMMARY FINANCIAL DATA

    The following table sets forth our summary financial data. This table does not present all of our financial information. You should read this information together with our financial statements and the notes to those statements beginning on page F-1 of this prospectus and the information under "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The pro forma information reflects the automatic conversion of all outstanding shares of our convertible preferred stock into 6,139,640 shares of our common stock and the automatic forgiveness and cancellation of $337,100 in unsecured promissory notes payable, each of which will occur upon the closing of this offering and the concurrent placement.


                                                                          PERIOD FROM
                                                                         JUNE 27, 1996
                                                                          (INCEPTION)         YEAR ENDED
                                                                            THROUGH          DECEMBER 31,
                                                                         DECEMBER 31,   ----------------------
                                                                             1996          1997        1998
                                                                         -------------  ----------  ----------

                                                                          (IN THOUSANDS, EXCEPT SHARE AND PER
                                                                                      SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenues.............................................................   $        --   $      391  $    3,722
  Gross profit (loss)..................................................           (91)      (1,492)       (307)
  Loss from operations.................................................        (2,381)      (8,341)    (14,892)
  Net loss.............................................................        (2,438)      (8,640)    (15,578)
  Net loss attributable to common stockholders.........................        (2,438)      (8,640)    (16,808)
  Basic and diluted net loss per common share..........................   $     (1.20)  $    (4.94) $    (9.71)
  Weighted average shares outstanding used in basic and diluted net
    loss per common share calculation..................................     2,035,144    1,748,850   1,731,598
  Pro forma basic and diluted net loss per common share................                             $    (1.98)
  Weighted average shares outstanding used in pro forma basic and
    diluted net loss per common share..................................                              7,871,238



    The following table is a summary of our balance sheet data. The pro forma as adjusted column reflects the sale of 3,000,000 shares of common stock in this offering after deducting underwriting discounts and estimated offering expenses. The pro forma as adjusted column also reflects the sale of $2,500,000 of common stock in the concurrent placement. The pro forma as adjusted column assumes an initial public offering price of $24.00 per share. Please see "Concurrent Placement" and "Capitalization."


                                                                                     DECEMBER 31, 1998
                                                                         -----------------------------------------
                                                                                                      PRO FORMA
                                                                           ACTUAL      PRO FORMA     AS ADJUSTED
                                                                         ----------  -------------  --------------

                                                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents............................................  $   10,644   $    10,644     $   78,704
  Working capital......................................................       4,231         4,231         72,291
  Total assets.........................................................      15,658        15,658         83,718
  Notes payable, excluding current portion.............................         621           284            284
  Capital leases, excluding current installments.......................         149           149            149
  Convertible preferred stock..........................................      32,072            --             --
  Total stockholders' (deficit) equity.................................     (24,662)        7,747         75,807

                                  RISK FACTORS

    ANY INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION WOULD LIKELY SUFFER. IN THIS CASE, THE MARKET PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR COMMON STOCK.

BECAUSE WE HAVE ONLY BEEN IN BUSINESS FOR A SHORT PERIOD OF TIME, THERE IS
  LIMITED INFORMATION UPON WHICH YOU CAN EVALUATE OUR BUSINESS.

    We were incorporated in June 1996 and launched MININGCO.COM in April 1997. Accordingly, you can only evaluate our business based on our limited operating history. As a young company, we face risks and uncertainties relating to our ability to successfully implement our business plan. If we are unsuccessful in addressing these risks and uncertainties, our business, results of operations and financial condition will be materially adversely affected.

WE HAVE LOST MONEY EVERY QUARTER AND EVERY YEAR, AND WE EXPECT TO LOSE MONEY IN
  THE FUTURE.

    IF OUR REVENUES DO NOT INCREASE SUBSTANTIALLY, WE MAY NEVER BECOME PROFITABLE. We have not generated enough revenues to exceed the substantial amounts we have spent to create, launch and enhance MININGCO.COM and to grow our business. Even if we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis in the future.

    A PORTION OF OUR HISTORICAL REVENUES HAVE BEEN DERIVED FROM AN ARRANGEMENT WITH CITIBANK N.A. AND FROM BARTER AGREEMENTS. In 1998, approximately 12% of our revenues were derived from an advertising arrangement with Citibank, N.A., which ended on December 31, 1998. In 1998, approximately 10% of our revenues were derived from agreements where we traded advertisements on MININGCO.COM in exchange for advertisements on other web sites without receiving any cash payments. We expect that these barter revenues will continue to account for approximately 10% of our revenues in the future.

    OUR COSTS OF REVENUES COMBINED WITH OUR OPERATING EXPENSES HAVE EXCEEDED OUR REVENUES FOR ALL QUARTERS. We have historically funded our operations by selling our stock and not by generating income from our business. At December 31, 1998, our accumulated deficit was $26.7 million. We expect to continue to lose money for the foreseeable future because we plan to continue to incur significant expenses.

FLUCTUATIONS IN OUR OPERATING RESULTS MAY NEGATIVELY IMPACT OUR STOCK PRICE.

    Our quarterly operating results may fluctuate significantly in the future due to a variety of factors that could affect our revenues or our expenses in any particular quarter. It is possible that in some future periods our results of operations may be below the expectations of public market analysts and investors. In this event, the price of our common stock is likely to fall.

    You should not rely on our results of operations during any particular quarter as an indication of our results for a full year or any other quarter. Factors that may affect our quarterly results include:

    - the demand for advertising on MININGCO.COM;

    - the number of users on, and the frequency of their use of, MININGCO.COM since our advertising revenues are typically based on user traffic;

    - our ability to attract and retain advertisers and electronic commerce partners;

    - our ability to meet the minimum numbers of advertisements that we are required to deliver to users by many of our advertising contracts, since our failure to do this would result in our deferring recognition of the related revenues and would reduce our available advertising inventory in subsequent periods;

    - changes in rates paid for advertising on MININGCO.COM;

    - the timing and amount of our costs related to advertising sales and marketing efforts; and

    - fees we may pay for distribution or content or other costs we may incur as we expand our operations.

    Our operating expenses are based on our expectations of our future revenues and are relatively fixed in the short term. Given our limited operating history and our difficulties in accurately estimating the user traffic historically experienced on our website, user traffic on our website is difficult to forecast accurately. Consequently, since revenues from Internet advertising will make up a significant amount of our revenues for the foreseeable future, our revenues are difficult to forecast accurately. In particular, we intend to expend significant amounts to expand our internal advertising sales force and to build brand awareness of MININGCO.COM. We may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall. If we have a shortfall in revenues in relation to our expenses, or if our expenses precede increased revenues, then our results of operations and financial condition would be materially adversely affected.

SEASONAL FACTORS MAY AFFECT OUR QUARTERLY OPERATING RESULTS.

    Seasonality of our user traffic on MININGCO.COM and our advertising revenues may cause our total revenues to fluctuate. User traffic on web sites has typically declined during the summer and year-end vacation and holiday periods. We believe that advertising sales in traditional media, such as television and radio, generally are lower in the first and third calendar quarters of each year. Similar seasonal or other patterns may develop in our business.

WE WILL ONLY BE ABLE TO EXECUTE OUR BUSINESS PLAN IF INTERNET USAGE GROWS.

    Our business would be adversely affected if Internet usage does not grow. Internet usage may be inhibited for any of the following reasons:

    - the Internet infrastructure may not be able to support the demands placed on it, and its performance and reliability may decline as usage grows;

    - security and authentication concerns with respect to the transmission over the Internet of confidential information, such as credit card numbers, and attempts by unauthorized computer users, so-called hackers, to penetrate online security systems; and

    - privacy concerns, including those related to the ability of web sites to gather user information without the user's knowledge or consent.

WE WILL ONLY BE ABLE TO EXECUTE OUR BUSINESS PLAN IF INTERNET ADVERTISING
  INCREASES.

    OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION WOULD BE MATERIALLY ADVERSELY AFFECTED IF THE INTERNET ADVERTISING MARKET DEVELOPS MORE SLOWLY THAN WE EXPECT OR IF WE ARE UNSUCCESSFUL IN INCREASING OUR ADVERTISING REVENUES. Revenues from Internet advertising will make up a significant amount of our revenues for the foreseeable future. Since the Internet advertising market is new and rapidly evolving, we cannot yet gauge its effectiveness as compared to traditional advertising media.

    THE ADOPTION OF INTERNET ADVERTISING, PARTICULARLY BY THOSE ENTITIES THAT HAVE HISTORICALLY RELIED UPON TRADITIONAL MEDIA FOR ADVERTISING, REQUIRES THE ACCEPTANCE OF A NEW WAY OF CONDUCTING BUSINESS, EXCHANGING INFORMATION AND ADVERTISING PRODUCTS AND SERVICES. Advertisers that have traditionally relied upon other advertising media may be reluctant to advertise on the Internet. These businesses may find Internet advertising to be less effective than traditional advertising media for promoting their products and services. Many potential advertising and electronic commerce partners have little or no experience using the Internet for advertising purposes. Consequently, they may allocate only limited portions of their advertising budgets to Internet advertising.

    ADVERTISERS AND ELECTRONIC COMMERCE MARKETERS MAY NOT ADVERTISE ON MININGCO.COM OR MAY PAY LESS FOR ADVERTISING ON MININGCO.COM IF THEY DO NOT BELIEVE THAT THEY CAN RELIABLY MEASURE THE EFFECTIVENESS OF INTERNET ADVERTISING OR THE DEMOGRAPHICS OF THE USER VIEWING THEIR ADVERTISEMENTS. We use both internal measurements and measurements provided to us by third parties. If these third parties are unable to continue to provide these services, we would have to perform them ourselves or obtain them from another provider. This could cause us to incur additional costs or cause interruptions in our business while we are replacing these services. In addition, we are implementing additional systems designed to record demographic data on our users. If we do not implement these systems successfully, we may not be able to accurately evaluate the demographic characteristics of our users. Moreover, "filter" software programs that limit or prevent advertising from being delivered to an Internet user's computer are available. Widespread adoption of this software could adversely affect the commercial viability of Internet advertising.

    TO THE EXTENT THAT MINIMUM GUARANTEED IMPRESSION LEVELS ARE NOT MET, WE DEFER RECOGNITION OF THE CORRESPONDING REVENUES UNTIL GUARANTEED IMPRESSION LEVELS ARE ACHIEVED. Advertising based on impressions, or the number of times an advertisement is delivered to users, comprises virtually all of our current revenues. To the extent that minimum impression levels are not achieved for any reason, we may be required to provide additional impressions after the contract term, which would reduce our advertising inventory.

    OUR REVENUES COULD BE ADVERSELY AFFECTED IF WE ARE UNABLE TO ADAPT TO OTHER INTERNET ADVERTISING PRICING MODELS IF THEY ARE ADOPTED. It is difficult to predict which, if any, pricing models for Internet advertising will emerge as the industry standard. This makes it difficult to project our future advertising rates and revenues.

WE MAY NOT BE ABLE TO ADAPT AS INTERNET TECHNOLOGIES AND CUSTOMER DEMANDS
  CONTINUE TO EVOLVE.

    To be successful, we must adapt to rapidly changing Internet technologies by continually enhancing MININGCO.COM and introducing new services to address our customers' changing demands. We could incur substantial costs if we need to modify our services or infrastructure in order to adapt to changes affecting providers of Internet services. Our business, results of operations and financial condition could be materially adversely affected if we incurred significant costs to adapt, or cannot adapt, to these changes.

REGULATORY AND LEGAL UNCERTAINTIES COULD HARM OUR BUSINESS.

    Any new law or regulation pertaining to the Internet, or the application or interpretation of existing laws, could decrease the demand for our service, increase our cost of doing business or otherwise have a material adverse effect on our business, results of operations and financial condition. There is, and will be, an increasing number of laws and regulations pertaining to the Internet. These laws or regulations may relate to liability for information retrieved from or transmitted over the Internet, online content regulation, user privacy, taxation and the quality of products and services. Moreover, the applicability to the Internet of existing laws governing intellectual property ownership and infringement, copyright, trademark, trade secret, obscenity, libel, employment, personal privacy and other issues is uncertain and developing. Please see "Business--Government Regulation and Legal Uncertainties."

WE MAY BE LIABLE FOR THE CONTENT WE MAKE AVAILABLE ON THE INTERNET.

    We make content available on MININGCO.COM and on the web sites of our advertisers and distribution partners. The availability of this content could result in claims against us based on a variety of theories, including defamation, obscenity, negligence, copyright or trademark infringement. Other claims may be brought based on the nature, publication and distribution of our content or based on errors or false or misleading information provided on MININGCO.COM, including information deemed to constitute professional advice such as legal, medical, financial or investment advice. We could also be exposed to liability for third-party content accessed through MININGCO.COM'S links to other websites or posted by users in chat rooms or bulletin boards offered on the GuideSites. Our financial condition could be materially adversely affected if we were found liable for information that we make available. Implementing measures to reduce our exposure to this liability may require us to spend substantial resources and limit the attractiveness of our service to users. Please see "Business--Government Regulations and Legal Uncertainties."

THE DEVELOPMENT OF OUR BRAND IS ESSENTIAL TO OUR FUTURE SUCCESS.

    If our brand marketing efforts are unsuccessful, our business, financial condition and results of operations would be materially adversely affected. In order to build our brand awareness, we must succeed in our brand marketing efforts, provide high-quality services and increase user traffic on MININGCO.COM. These efforts have required, and will continue to require, significant expenses.

WE MUST INCREASE OUR INTERNAL ADVERTISING SALES FORCE TO SUPPORT OUR GROWTH.

    Our business, results of operations and financial condition will be materially adversely affected if we do not develop and maintain an effective internal advertising sales force. On January 31, 1999, our internal advertising sales force had nine members. We need to substantially increase our internal advertising sales force in the near future to support our growth. Our ability to increase our sales force involves a number of risks and uncertainties, including:

    - the competition we face in hiring and retaining advertising sales personnel;

    - our ability to integrate, train and motivate additional advertising sales and advertising sales support personnel;

    - our ability to manage a multi-location advertising sales organization; and

    - the length of time it takes new advertising sales personnel to become productive.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY.

    Competition could result in less user traffic to MININGCO.COM, price reductions for our advertising inventory, reduced margins or loss of market share, any of which would have a material adverse effect on our business, results of operations and financial condition. We face intense competition for users and for advertisers and electronic commerce marketers. We expect this competition to increase because there are no substantial barriers to entry in our market. Competition may also increase as a result of industry consolidation. We may not be able to compete successfully.

    We compete for users, advertisers and electronic commerce marketers with the following:

    - Internet retrieval companies, search engines and other Internet "portal" companies (such as Excite, InfoSeek, Lycos and Yahoo!);

    - online content web sites (such as C--net, ESPN.com and ZDNet.com);

    - online community web sites (such as iVillage);

    - online personal homepage services (such as GeoCities and theglobe.com);

    - publishers and distributors of television, radio and print (such as CBS, Disney, NBC and Time Warner);

    - general purpose consumer online services (such as America Online and Microsoft Network); and

    - web sites maintained by Internet service providers (such as AT&T Worldnet, Earthlink and MindSpring).

    Our ability to compete depends on many factors, many of which are outside of our control. These factors include the quality of content provided by us and by our competitors, the ease of use of services developed either by us or by our competitors, the timing and market acceptance of new and enhanced services developed either by us or by our competitors, and sales and marketing efforts by us and our competitors.


    Based on our review of publicly available documents, we believe that many of our existing competitors, as well as potential new competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. This may allow them to devote greater resources than we can to the development and promotion of their services. These competitors may also engage in more extensive research and development, adopt more aggressive pricing policies and make more attractive offers to existing and potential employees, guides, distribution partners, and advertisers and electronic commerce partners. Our competitors may develop services that are equal or superior to MININGCO.COM or that achieve greater market acceptance than MININGCO.COM. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their services to address the needs of advertisers and electronic commerce marketers. As a result, it is possible that new competitors may emerge and rapidly acquire significant market share.


WE WOULD BE UNABLE TO PROVIDE CONTENT WITHOUT THE EFFORTS OF OUR NETWORK OF
  GUIDES.

    Our business, results of operations and financial condition would be materially adversely affected if our guides fail to provide us with adequate content or if we fail to successfully replace former guides on a timely basis. We are substantially dependent on our network of guides for providing in-depth, high-quality, up-to-date content that covers thousands of subjects. Our guides may not continue to provide us with a sufficient amount of high-quality content covering a broad enough range of subjects. Furthermore, any number of guides may discontinue their relationship with us. In addition, since the guides are independent contractors, we have less control over the content production process than if the guides were our employees.

WE COULD INCUR SIGNIFICANT WITHHOLDING TAXES AND EMPLOYEE BENEFITS EXPENSES IF
  THE GUIDES WERE DEEMED TO BE OUR EMPLOYEES RATHER THAN INDEPENDENT
  CONTRACTORS.

    One or more jurisdictions or taxing authorities, including the Internal Revenue Service, may seek to treat the guides as our employees rather than independent contractors. As a result, they may seek to impose taxes, interest or penalties on us. In addition, employees are generally entitled to healthcare and other benefits that are typically unavailable to independent contractors. Since we believe that the guides are independent contractors, we would vigorously oppose any claim to the contrary. However, our efforts to do so might not be successful. We have not estimated the minimum quantitative effect that these taxes or employee benefit costs would have on us if the guides were deemed to be employees. Our business, results of operations and financial condition would be materially adversely affected if these claims are made and we do not prevail or if we are required to treat the guides as employees for tax or employee benefit purposes or otherwise. Please see "Business--Government Regulation and Legal Uncertainties."

WE DEPEND ON RELATIONSHIPS WITH THIRD PARTIES.

    Our business, results of operations and financial condition could be materially adversely affected if we do not establish and maintain distribution relationships on commercially reasonable terms or if any of our distribution relationships do not result in increased user traffic on MININGCO.COM. A portion of the users who come to MININGCO.COM come from third-party web sites with which we have non-exclusive, short-term distribution relationships. Since these web sites may not attract significant numbers of users themselves, MININGCO.COM may not receive a significant number of additional users from these relationships. Moreover, we may have to pay significant fees to establish additional relationships or maintain existing relationships in the future.

    In the future, we may also enter into agreements with advertisers, electronic commerce marketers or other third-party web sites that require us to exclusively feature these parties in certain sections or on certain pages of MININGCO.COM. These exclusivity agreements may limit our ability to enter into other advertising or sponsorship agreements or other strategic relationships. Many companies we may pursue for strategic relationships also offer competing services. As a result, these competitors may be reluctant to enter into strategic relationships with us.

WE MAY NOT EFFECTIVELY MANAGE OUR GROWTH.

    In order to execute our business plan, we must grow significantly. This growth will place a significant strain on our personnel, management systems and resources. If we do not manage growth effectively, our business, results of operations and financial condition would be materially adversely affected. We expect that the number of our employees, including management-level employees, will continue to increase for the foreseeable future. Some of our key employees have recently been hired, including our Vice President--Marketing who was hired in November 1998 and our Chief Financial Officer who was hired in January 1999. These individuals do not have significant experience working with us or our management team. In addition, we expect that the number of guides will continue to increase as new GuideSites are established. We must continue to improve our operational and financial systems and managerial controls and procedures, and we will need to continue to expand, train and manage our workforce. We must also maintain close coordination among our technical, accounting, finance, marketing, sales and editorial organizations.

WE DEPEND ON OUR KEY PERSONNEL.

    Our future success depends, in part, on the continued service of our key management personnel, particularly Mr. Scott P. Kurnit, our President and Chief Executive Officer, and Mr. William C. Day, our Chief Operating Officer. Although we are the beneficiary of a key person life insurance policy on Mr. Kurnit's life, the loss of his services, or the services of other key employees, would have a material adverse effect on our business, results of operations and financial condition. Our future success also depends on our ability to attract, retain and motivate highly skilled employees. Competition for employees in our industry is intense. We may be unable to attract, assimilate or retain other highly qualified employees in the future. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications.

THE PERFORMANCE OF MININGCO.COM IS CRITICAL TO OUR BUSINESS AND TO OUR
  REPUTATION.

    Any system failure, including network, software or hardware failure, that causes an interruption in our service or a decrease in responsiveness of MININGCO.COM could result in reduced user traffic on

MININGCO.COM and reduced revenue. MININGCO.COM has in the past experienced slower response times and interruptions in service for a variety of reasons. MININGCO.COM could also be affected by computer viruses, electronic break-ins or other similar disruptions. Our insurance policies have low coverage limits and therefore our insurance may not adequately compensate us for any losses that may occur due to any interruptions in our service.

    In January 1998, we entered into an Internet-hosting agreement with Frontier Global Center ("Frontier") to maintain all of our production servers at Frontier's Manhattan Data Center until February 1, 2000. Our operations depend on Frontier's ability to protect its and our systems against damage from fire, power loss, water damage, telecommunications failures, vandalism and other malicious acts, and similar unexpected adverse events. Any disruption in the Internet access provided by Frontier could have a material adverse effect on our business, results of operations and financial condition.

    Our users and our guides depend on Internet service providers, online service providers and other web site operators for access to MININGCO.COM. Each of these providers has experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems.

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS AND WE MAY BE
  LIABLE FOR INFRINGING THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

    Third parties may infringe or misappropriate our patents, trademarks or other proprietary rights, which could have a material adverse effect on our business, results of operations or financial condition. While we enter into confidentiality agreements with our material employees, guides, consultants and strategic partners, and generally control access to and distribution of our proprietary information, the steps we have taken to protect our proprietary rights may not prevent misappropriation. In addition, we do not know whether we will be able to defend our proprietary rights since the validity, enforceability and scope of protection of proprietary rights in Internet-related industries is uncertain and still evolving.

    Third parties may assert infringement claims against us. From time to time in the ordinary course of business we have been, and we expect to continue to be, subject to claims of alleged infringement of the trademarks and other intellectual property rights of third parties. These claims and any resultant litigation, should it occur, could subject us to significant liability for damages. In addition, even if we prevail, litigation could be time-consuming and expensive to defend, and could result in the diversion of our time and attention. Any claims from third parties may also result in limitations on our ability to use the intellectual property subject to these claims unless we are able to enter into agreements with the third parties making these claims.

WE WOULD LOSE REVENUES AND INCUR SIGNIFICANT COSTS IF OUR SYSTEMS OR MATERIAL
  THIRD-PARTY SYSTEMS ARE NOT YEAR 2000 COMPLIANT.

    We have not yet devised a Year 2000 contingency plan. The failure of our internal systems, or any material third-party systems, to be Year 2000 compliant would have a material adverse effect on our business, results of operations and financial condition. Although we believe that each of our material systems is Year 2000 compliant, we will not conduct an end-to-end system test until the second quarter of 1999. Accordingly, we do not yet know whether our internal system, as a whole, is Year 2000 compliant. We are also contacting our third-party vendors, licensors and providers of hardware, software and services regarding their Year 2000 readiness. Although Frontier has represented to us that its internal systems are Year 2000 compliant, their failure to be compliant would adversely affect our ability to deliver our service. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Impact of the Year 2000."

WE CANNOT PREDICT OUR FUTURE CAPITAL NEEDS AND WE MAY NOT BE ABLE TO OR OUR
  ABILITY TO SECURE ADDITIONAL FINANCING.

    We may need to raise additional funds in the future in order to fund more aggressive brand promotion or more rapid expansion, to develop new or enhanced services, to respond to competitive pressures or to make acquisitions. Any required additional financing may not be available on terms favorable to us, or at all. If adequate funds are not available on acceptable terms, we may be unable to fund our expansion, successfully promote our brand, or take advantage of acquisition opportunities, develop or enhance services, respond to competitive pressures or take advantage of acquisition opportunities, any of which could have a material adverse effect on our business, results of operations and financial condition. If additional funds are raised by our issuing equity securities, stockholders may experience dilution of their ownership interest and the newly issued securities may have rights superior to those of the common stock. If additional funds are raised by our issuing debt, we may be subject to limitations on our operations, including limitations on the payment of dividends. We currently anticipate that the net proceeds from this offering and the concurrent placement, together with currently available funds, will be sufficient to meet our anticipated needs for at least the next 12 months. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

FUTURE SALES OF COMMON STOCK BY OUR EXISTING STOCKHOLDERS COULD ADVERSELY AFFECT
  OUR STOCK PRICE.

    The market price of our common stock could decline as a result of sales by our existing stockholders of shares of common stock in the market after this offering, or the perception that these sales could occur. These sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. Please see "Shares Eligible for Future Sale."

AFTER THIS OFFERING AND THE CONCURRENT PLACEMENT, OUR OFFICERS AND DIRECTORS MAY
  STILL CONTROL US.

    Our executive officers and directors will, in the aggregate, beneficially own approximately 38.3% of the common stock following this offering and the concurrent placement. These stockholders may be able to exercise control over all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of us, which could have a material adverse effect on our stock price. Please see "Principal Stockholders."

OUR SHARES MAY EXPERIENCE EXTREME PRICE AND VOLUME FLUCTUATIONS.

    The market for the stocks of Internet-related companies has experienced extreme price and volume fluctuations. Following this offering, investor interest in us may not lead to the development of an active or liquid trading market. The market price of our common stock may be volatile, and may decline below the initial public offering price. In the past, securities class action litigation has often been instituted against a company following periods of volatility in the market price of the company's securities. If instituted against us, regardless of the outcome, litigation could result in substantial costs and a diversion of our management's attention and resources and have a material adverse effect on our business, results of operations and financial condition.

YOU WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION.

    The initial public offering price per share will significantly exceed the net tangible book value per share. Accordingly, investors purchasing shares in this offering will suffer immediate and substantial dilution of their investment. Please see "Dilution."

                              CONCURRENT PLACEMENT

    On February 23, 1999, MiningCo and Comcast Interactive Investments, Inc. entered into a common stock purchase agreement pursuant to which MiningCo has agreed to sell to Comcast shares of common stock for a total of $2,500,000. Comcast will purchase the shares at a price equal to 93% of the initial public offering price per share. Since Comcast will purchase the shares directly from MiningCo in a private placement, the underwriters will not receive any discount or commission on the sale of these shares. The closing of this concurrent placement is contingent on, and is scheduled to close simultaneously with, the closing of this offering.

    The shares being sold in the concurrent placement will not be registered for immediate resale under the Securities Act. As a result, Comcast will not immediately be able to sell its shares in the public market. However, Comcast will become a party to MiningCo's amended and restated investors' rights agreement. Pursuant to this agreement, Comcast will be able to have its shares of common stock registered for resale under the Securities Act at various times in the future. See "Description of Securities--Registration Rights" and "Shares Eligible for Future Sale."

                    FORWARD LOOKING STATEMENTS; MARKET DATA

    Many statements made in this prospectus under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere are forward-looking statements that are not based on historical facts. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including those discussed under "Risk Factors."

    This prospectus contains market data related to MiningCo and the Internet. This market data includes projections that are based on a number of assumptions. The assumptions include that:

    - no catastrophic failure of the Internet will occur;

    - the number of people online and the total number of hours spent online will increase significantly over the next five years;

    - the value of online advertising dollars spent per online user hour will increase;

    - the download speed of content will increase dramatically; and

    - Internet security and privacy concerns will be adequately addressed.

    If any one or more of the foregoing assumptions turns out to be incorrect, actual results may differ from the projections based on these assumptions. The failure of these markets to grow at these projected rates may have a material adverse effect on MiningCo's business, results of operations and financial condition, and the market price of MiningCo's common stock.

                                USE OF PROCEEDS


    The net proceeds to MiningCo from the sale of the shares offered by this prospectus and in the concurrent placement, after deducting underwriting discounts and the estimated offering expenses payable by MiningCo, are estimated to be approximately $68.1 million ($78.1 million if the underwriters' over-allotment option is exercised in full), assuming an initial public offering price of $24.00 per share. The principal purposes of this offering are to obtain additional capital, to create a public market for the common stock and to facilitate future access by MiningCo to public securities markets.


    MiningCo intends to use the net proceeds of this offering and the concurrent placement to execute its business plan. As part of this plan, MiningCo expects to increase its sales and marketing efforts and hire additional internal advertising sales personnel. In addition, MiningCo expects to use a portion of the proceeds to fund its capital expenditures. MiningCo estimates that its capital expenditures will be approximately $4.0 million for 1999, which is expected to be used for technical infrastructure improvements and for the expansion of MiningCo's office space. While MiningCo may also use a portion of the proceeds for acquisitions, MiningCo has no present understandings or agreements relating to any acquisitions. Other than with respect to its expected capital expenditures, MiningCo has not yet determined the amount of net proceeds to be used specifically for any of the other foregoing purposes. Accordingly, management will have significant flexibility in applying a significant portion of the net proceeds of this offering and the concurrent placement. Pending any such use, as described above, MiningCo intends to invest the net proceeds in interest-bearing instruments.

                                DIVIDEND POLICY

    MiningCo has not declared or paid any cash dividends on its capital stock since inception and does not expect to pay any cash dividends for the foreseeable future. MiningCo currently intends to retain future earnings, if any, to finance the expansion of its business.

                                 CAPITALIZATION

    The following table sets forth, as of December 31, 1998, the capitalization of MiningCo:

       - on an actual basis;

       - on a pro forma basis to reflect the automatic conversion of all outstanding shares of convertible preferred stock into 6,139,640 shares of common stock and the automatic forgiveness and cancellation of $337,100 in unsecured promissory notes upon the closing of this offering and the concurrent placement; and


       - on a pro forma as adjusted basis to give effect to the sale of 3,000,000 shares in this offering and 112,008 shares being sold in the concurrent placement after deducting underwriting discounts and the estimated offering costs payable by MiningCo, assuming an initial public offering price of $24.00 per share.


This information should be read together with MiningCo's financial statements and the notes relating to those statements appearing elsewhere in this prospectus.

                                                                                DECEMBER 31, 1998
                                                                       ------------------------------------
                                                                                                 PRO FORMA
                                                                         ACTUAL     PRO FORMA   AS ADJUSTED
                                                                       ----------  -----------  -----------

                                                                                  (IN THOUSANDS)
Cash and cash equivalents............................................  $   10,644   $  10,644    $  78,704
                                                                       ----------  -----------  -----------
                                                                       ----------  -----------  -----------

Notes payable, excluding current portion.............................  $      621   $     284    $     284
Obligations under capital leases, excluding current
  installments.......................................................         149         149          149
Convertible preferred stock, $0.001 par value; 18,662,260 shares authorized; 17,246,122 shares issued and outstanding actual; no
  shares issued and outstanding pro forma or pro forma as adjusted...      32,072          --           --

Stockholders' (deficit) equity:
  Preferred stock, $0.001 par value, 5,000,000 shares authorized; no shares issued and outstanding actual, pro forma or pro forma as
    adjusted.........................................................          --          --           --
  Common stock, $0.001 par value, 50,000,000 shares authorized;
    2,202,558 shares issued and outstanding actual; 8,342,198 shares issued and outstanding pro forma; and 11,454,206 shares issued
    and outstanding pro forma as adjusted (1)........................           2           8           11
Additional paid-in capital...........................................       3,231      35,634      103,691
Deferred compensation................................................      (1,239)     (1,239)      (1,239)
Accumulated deficit..................................................     (26,656)    (26,656)     (26,656)
                                                                       ----------  -----------  -----------
  Total stockholders' (deficit) equity...............................     (24,662)      7,747       75,807
                                                                       ----------  -----------  -----------
    Total capitalization.............................................  $    8,180   $   8,180    $  76,240
                                                                       ----------  -----------  -----------
                                                                       ----------  -----------  -----------


------------------------


(1) MiningCo expects that there will be 11,586,894 shares of common stock outstanding after this offering and the concurrent placement. This number includes, in addition to the adjustments described above, 132,688 shares issued upon option and warrant exercises that occurred after December 31, 1998. After the closing of this offering and the concurrent placement, no shares of preferred stock will be issued or outstanding. See "Prospectus Summary--Additional shares may be issued after this offering and the concurrent placement upon the exercise of options and warrants."

                                    DILUTION

    The pro forma net tangible book value of MiningCo as of December 31, 1998 was $7,178,100, or $0.86 per share. MiningCo's pro forma net tangible book value per share is equal to the amount of MiningCo's total assets less intangible assets less total liabilities, divided by the pro forma number of shares of common stock outstanding as of December 31, 1998.


    Assuming that MiningCo sells the 3,000,000 shares offered by this prospectus at an initial public offering price of $24.00 per share and the 112,008 shares being sold in the concurrent placement at a price of $22.32 per share (93% of $24.00), after deducting the underwriting discounts and the estimated offering expenses payable by MiningCo, the pro forma net tangible book value of MiningCo as of December 31, 1998 would have been $75,238,100, or $6.57 per share. This represents an immediate increase in pro forma net tangible book value of $5.71 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $17.43 per share to investors purchasing shares in this offering. The following table illustrates this per share dilution:



Assumed initial public offering price per share.........................             $   24.00
  Pro forma net tangible book value per share as of December 31, 1998...  $    0.86
  Pro forma increase in net tangible book value per share attributable
    to new investors....................................................       5.71
                                                                          ---------
Pro forma net tangible book value per share after this offering and the
  concurrent placement..................................................                  6.57
                                                                                     ---------
Pro forma dilution per share to investors purchasing shares in this
  offering..............................................................             $   17.43
                                                                                     ---------
                                                                                     ---------


    The following table summarizes, on a pro forma basis as of December 31, 1998, differences between existing stockholders and the new investors purchasing shares in this offering and the concurrent placement in:

    - the total number of shares of common stock purchased from MiningCo;

    - the total consideration paid to MiningCo; and

    - the average price per share paid by existing stockholders, by stockholders purchasing shares in the concurrent placement and by new investors purchasing shares in this offering:


                                                 SHARES PURCHASED         TOTAL CONSIDERATION
                                              -----------------------  -------------------------  AVERAGE PRICE
                                                 NUMBER      PERCENT       AMOUNT       PERCENT     PER SHARE
                                              ------------  ---------  --------------  ---------  -------------
Existing stockholders.......................     8,342,198       72.8% $   33,494,762       31.0%   $    4.02
Investor in the concurrent placement........       112,008        1.0       2,500,000        2.3        22.32
New investors in this offering..............     3,000,000       26.2      72,000,000       66.7        24.00
                                              ------------  ---------  --------------  ---------       ------
    Total...................................    11,454,206        100% $  107,994,762        100%   $    9.43
                                              ------------  ---------  --------------  ---------       ------
                                              ------------  ---------  --------------  ---------       ------



    None of the foregoing tables or calculations assume that any options or warrants outstanding as of December 31, 1998 will be exercised. If all outstanding options and warrants were exercised on the date of the closing of this offering, investors purchasing shares in this offering would suffer total dilution of $16.46 per share. Please see "Prospectus Summary--Additional shares may be issued after this offering and the concurrent placement upon the exercise of options and warrants."

                            SELECTED FINANCIAL DATA

    The following selected financial data should be read together with the financial statements and the notes to those statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of operations data for the period from June 27, 1996 (inception) through December 31, 1996 and for the years ended December 31, 1997 and 1998, and the balance sheet data at December 31, 1997 and 1998 are derived from the audited financial statements of MiningCo included elsewhere in this prospectus. The balance sheet data as of December 31, 1996 has been derived from audited financial statements of MiningCo not included in this prospectus. Historical results are not necessarily indicative of the results to be expected in the future.


                                                                          PERIOD FROM
                                                                         JUNE 27, 1996
                                                                          (INCEPTION)         YEAR ENDED
                                                                              TO             DECEMBER 31,
                                                                         DECEMBER 31,   ----------------------
                                                                             1996          1997        1998
                                                                         -------------  ----------  ----------
                                                                          (IN THOUSANDS, EXCEPT SHARE AND PER
                                                                                      SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues...............................................................   $        --   $      391  $    3,722
Cost of revenues.......................................................            91        1,883       4,029
                                                                         -------------  ----------  ----------
Gross profit (loss)....................................................           (91)      (1,492)       (307)
Operating expenses:
  Sales and marketing..................................................           241        1,678       7,725
  General and administrative...........................................         1,101        2,415       3,678
  Product development..................................................           948        2,756       2,731
  Amortization of deferred compensation................................            --           --         451
                                                                         -------------  ----------  ----------
Total operating expenses...............................................         2,290        6,849      14,585
                                                                         -------------  ----------  ----------
Loss from operations...................................................        (2,381)      (8,341)    (14,892)
Other income (expense), net............................................           (57)        (299)       (686)
                                                                         -------------  ----------  ----------
Net loss...............................................................        (2,438)      (8,640)    (15,578)
Cumulative dividends and accretion of convertible preferred stock to
  liquidation value....................................................            --           --      (1,230)
                                                                         -------------  ----------  ----------
Net loss attributable to common stockholders...........................   $    (2,438)  $   (8,640) $  (16,808)
                                                                         -------------  ----------  ----------
                                                                         -------------  ----------  ----------
Basic and diluted net loss per common share............................   $     (1.20)  $    (4.94) $    (9.71)
                                                                         -------------  ----------  ----------
                                                                         -------------  ----------  ----------
Weighted average shares outstanding used in basic and diluted net loss
  per common share calculation.........................................     2,035,144    1,748,850   1,731,598
                                                                         -------------  ----------  ----------
                                                                         -------------  ----------  ----------
Pro forma basic and diluted net loss per common share..................                             $    (1.98)
                                                                                                    ----------
                                                                                                    ----------
Weighted average shares outstanding used in pro forma basic and diluted
  net loss per common share calculation................................                              7,871,238
                                                                                                    ----------
                                                                                                    ----------

The following balance sheet data is presented:

    - on an actual basis;

    - on a pro forma basis at December 31, 1998 to reflect the automatic conversion of all outstanding shares of convertible preferred stock into 6,139,640 shares of common stock and the automatic forgiveness and cancellation of $337,100 in unsecured promissory notes payable upon the closing of this offering and the concurrent placement; and


    - on a pro forma as adjusted basis at December 31, 1998 to give effect to the sale of 3,000,000 shares in this offering and 112,008 shares being sold in the concurrent placement after deducting underwriting discounts and the estimated offering costs payable by MiningCo, assuming an initial public offering price of $24.00 per share.



                                                                                             DECEMBER 31, 1998
                                                                 DECEMBER 31,             ------------------------
                                                       ---------------------------------                PRO FORMA
                                                         1996        1997        1998      PRO FORMA   AS ADJUSTED
                                                       ---------  ----------  ----------  -----------  -----------
                                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents............................  $   1,647  $      303  $   10,644   $  10,644    $  78,704
Working capital (deficit)............................      1,195      (3,098)      4,231       4,231       72,291
Total assets.........................................      2,039       1,357      15,658      15,658       83,718
Convertible notes payable............................         --       4,851          --          --           --
Notes payable, excluding current portion.............      3,972       3,630         621         284          284
Capital leases, excluding current installments.......         --         252         149         149          149
Convertible preferred stock..........................         --          --      32,072          --           --
Total stockholders' (deficit) equity.................     (2,425)    (10,944)    (24,662)      7,747       75,807

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF MININGCO SHOULD BE READ TOGETHER WITH THE FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. PLEASE SEE "RISK FACTORS" AND "FORWARD LOOKING STATEMENTS; MARKET DATA."

OVERVIEW

    For the period from MiningCo's incorporation on June 27, 1996 through April 1997, MiningCo's operating activities related primarily to the initial development of MININGCO.COM, recruitment of employees and guides, and the establishment of MiningCo's organizational and technical infrastructure. Since the launch of MININGCO.COM in April 1997, revenues and operating expenses have increased as MiningCo enhanced its network of guides, expanded its editorial and operating staff, improved MININGCO.COM's functions and features and promoted MININGCO.COM to increase brand awareness. As part of its marketing efforts, MiningCo has conducted online campaigns and, beginning in June 1998, an offline campaign consisting of a national trade magazine print campaign, and outdoor and radio advertisements in selected cities.


    To date, substantially all of MiningCo's revenues have been derived from the sale of advertisements on MININGCO.COM. These sales have been made both to companies that advertise their products and services over the Internet and to electronic commerce marketers. MiningCo expects to derive its revenue principally from the sale of advertising on MININGCO.COM for the foreseeable future. MiningCo currently offers advertisers and electronic commerce partners numerous sizes and types of advertising placement, including banner advertisements, button advertisements and text links. MiningCo also offers sponsorship programs and other promotional opportunities to build brand awareness and drive user traffic to an advertiser's or electronic commerce partner's web site. To date, sales of advertisements on MININGCO.COM have been generated primarily by MiningCo's internal advertising sales organization and, to a lesser extent, by third-party advertising sales representatives. While MiningCo has to date contracted primarily with one company to provide its third-party sales representation needs, this arrangement is not exclusive and MiningCo may hire other third parties in the future. For the year ended December 31, 1998, a third-party Internet advertising sales representative organization accounted for approximately 21% of MiningCo's total revenues. As of January 31, 1999, MiningCo had an internal advertising sales organization consisting of nine professionals. MiningCo believes that it needs to significantly increase the size of its internal advertising sales organization to successfully execute its growth strategy and, accordingly, MiningCo intends to hire additional advertising sales professionals. By doing so, MiningCo believes it can reduce its advertising sales costs as a percentage of revenues and develop and maintain closer relationships with advertisers and electronic commerce marketers.



    Advertising revenues are derived principally from short-term advertising contracts in which MiningCo typically guarantees a minimum number of impressions over a specified period of time for a fixed fee. Revenues from advertising sales are recognized ratably in the period in which the advertisement is displayed, provided that no significant MiningCo obligations remain, at the lesser of the ratio of impressions delivered over total guaranteed impressions or the straight line basis over the term of the contract, and collection of the resulting receivable is probable. Payments received from advertisers prior to displaying their advertisements on MININGCO.COM are recorded as deferred revenues and are recognized as revenues ratably as the advertisements are displayed. Pursuant to its agreements with advertisers, MiningCo generally guarantees a minimum number of impressions, or times that an advertisement is delivered to users of MININGCO.COM, to be delivered over a specified period to time for a fixed fee. To the extent these minimum guaranteed impression levels are not met, MiningCo defers recognition of the corresponding revenues until the guaranteed impression levels are achieved. When there is no guarantee of a minimum number of impressions, MiningCo recognizes revenue in the period in which the advertisement is displayed.

    For the year ended December 31, 1998, approximately 10% of MiningCo's revenues were generated by agreements where MiningCo traded advertisements on MININGCO.COM in exchange for advertisements on third-party web sites without receiving any cash payment. The corresponding expenses from these barter arrangements, which equal the amount of the barter revenues from these arrangements, are included as a component of cost of revenues.

    Advertisers on MININGCO.COM enter into short-term agreements, typically one to three months in duration. MiningCo's agreements with its electronic commerce partners are typically longer in duration, ranging from six months to two years and, in particular cases, these agreements entitle MiningCo to a share of revenues generated by sales of merchandise and services over a particular threshold resulting from direct links from MININGCO.COM. Through December 31, 1998, MiningCo had not recognized any material revenues from these revenue sharing agreements. Any revenues MiningCo derives from these revenue sharing agreements will be recognized by MiningCo upon notification from its advertisers and electronic commerce partners of sales attributable to MININGCO.COM.

    Guides are currently compensated at an amount equal to the greater of a monthly minimum guarantee or a percentage of net advertising revenues generated by the entire GuideSite network, which is distributed among the guides based on the user traffic on their respective GuideSites. For these purposes, net advertising revenues has been defined as total advertising revenues received less particular types of non-cash revenues, third-party advertising sales representative organization fees and marketing costs. Guides are also currently entitled to share a percentage of net transaction revenues and net syndication revenues. In addition, management may distribute a semi-annual discretionary bonus to guides. Guide compensation, including any compensation that may result from the grant of stock options to the guides, is included as a component of cost of revenues.


    MiningCo has recorded deferred compensation expense of approximately $1,716,900 for the year ended December 31, 1998 in connection with the grant of stock options to employees and directors, representing the difference between the deemed value of the common stock at the date of grant for accounting purposes and the exercise price of the related options. This expense is amortized over the vesting period, typically four years, of the applicable options. MiningCo currently expects to amortize the following amounts of deferred compensation expense annually: 1999--$332,000; 2000--$332,000; 2001--$332,000; and 2002--$242,900. However, $89,000 of the deferred compensation expense will amortize upon the closing of this offering as a result of an automatic acceleration clause contained within the original terms of the option plan for a portion of the outstanding options. Amortization of deferred compensation expense was $478,000 for the year ended December 31, 1998, of which $27,000 is related to deferred compensation expense for the grant of options to operations personnel, has been included in cost of revenues.



    During January 1999, MiningCo entered into employment arrangements with two employees. The employment arrangements provide for minimum salary levels, and incentive compensation and severance benefits. MiningCo granted options to purchase a total of 133,500 shares of common stock to the two employees. The exercise price of the options is $4.21 per share. As a result, MiningCo expects to record deferred compensation expense of approximately $2,642,000 in the first quarter of 1999 relating to these options based on the difference between the deemed fair value of the common stock for accounting purposes, in this case the assumed initial public offering price of $24.00 per share, and $4.21 per share. This deferred compensation expense will be amortized over the four-year vesting period of the applicable options.



    Upon the closing of this offering, Mining Co intends to grant fully vested, non-qualified stock options to purchase up to 200,000 shares of common stock to a substantial majority of its guides. The exercise price per share of these options is expected to be the initial public offering price of the common stock and the options are expected to have two year terms. Since the guides are independent contractors, MiningCo expects to record compensation expense of up to approximately $3.5 million representing the fair market value of the options at the date of grant. The resulting compensation expense will be included in cost of revenues in the quarter in which this offering is consummated.

RESULTS OF OPERATIONS

    REVENUES. Revenues consist primarily of advertising revenues on MININGCO.COM. MININGCO.COM was launched in April 1997. Revenues were $0 for the period from June 27, 1996 (inception) to December 31, 1996, $391,000 for the year ended December 31, 1997, which included $73,000 of barter revenues, and $3.7 million for the year ended December 31, 1998, which included $366,000 of barter revenues. During the year ended December 31, 1998, 12% of MiningCo's revenues were derived from an advertising arrangement with Citibank N.A., which ended on December 31, 1998. The period-to-period growth in revenues was primarily attributable to an increase in the number of advertisers and the number of advertisements delivered to users. MiningCo anticipates that revenues from advertising will continue to account for substantially all of MiningCo's revenues for the foreseeable future, and that barter revenues will remain relatively constant as a percentage of Mining Co's total revenues.


    COST OF REVENUES. Since the launch of MININGCO.COM in April 1997, cost of revenues has consisted primarily of guide compensation, third-party Internet advertising sales organization fees, salaries of operations personnel, site hosting and depreciation costs and barter advertising expenses. In 1996, MiningCo's first year of operation, cost of revenues consisted of guide fees, site hosting and depreciation costs incurred in connection with developing MiningCo's service. Cost of revenues was $91,000 for the period from June 27, 1996 (inception) to December 31, 1996, $1.9 million for the year ended December 31, 1997 and $4.0 million for the year ended December 31, 1998. This period-to-period growth in cost of revenues was primarily attributable to an increase in the fees paid to guides, which increased by $1.1 million from 1996 to 1997 and an additional $1.0 million from 1997 to 1998, and in site hosting and operations costs, which increased by $492,000 from 1996 to 1997 and an additional $570,000 from 1997 to 1998, which was due to growth in user traffic on MININGCO.COM. Commencing in June 1998, MiningCo engaged a third-party Internet advertising sales representative organization to supplement its internal advertising sales force in selling MININGCO.COM'S advertising inventory in exchange for a service fee. Fees paid to the third-party Internet advertising sales organization accounted for an increase of $233,000 in cost of revenues from 1997 to 1998.


    SALES AND MARKETING EXPENSES. Sales and marketing expenses consist primarily of online and offline advertising costs, salaries and commissions of internal sales and marketing personnel, public relations costs, payments to third-party Internet companies to drive user traffic to MININGCO.COM and other marketing expenses. In 1996, MiningCo did not dedicate meaningful funds to sales and marketing as MININGCO.COM was not launched until April 1997. Sales and marketing expenses were $241,000 for the period from June 27, 1996 (inception) to December 31, 1996, $1.7 million for the year ended December 31, 1997 and $7.7 million for the year ended December 31, 1998. The period-to-period increase in sales and marketing expenses from 1996 to 1997 was primarily attributable to the initiation of MiningCo's online advertising and other promotional expenditures, which increased by $916,000, as well as increased sales and marketing personnel and related expenses, which increased by $512,000. The period-to-period increase in sales and marketing expenses from 1997 to 1998 was primarily attributable to the initiation of MiningCo's offline marketing and the expansion of online advertising efforts, which accounted for an increase of $4.9 million, of which $817,000 was expense related to third-party Internet companies to drive user traffic to MININGCO.COM, as well as increased sales and marketing personnel and related expenses, which increased by $329,000. Sales and marketing expenses in absolute dollars have increased as a result of the continued development and implementation of MiningCo's branding and marketing campaigns. MiningCo expects that sales and marketing expenses will continue to increase in absolute dollars for the foreseeable future as MiningCo increases expenditures for marketing, promotion and branding, expands its internal advertising sales force and hires additional marketing personnel.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses consist primarily of salaries and related costs for general corporate functions, including finance, accounting, facilities and legal expenses, and fees for professional services. General and administrative expenses were

$1.1 million for the period from June 27, 1996 (inception) to December 31, 1996, $2.4 million for the year ended December 31, 1997 and $3.7 million for the year ended December 31, 1998. The absolute dollar increase in general and administrative expenses was primarily attributable to increased salaries and related expenses associated with hiring additional personnel, which increased by $694,000 from 1996 to 1997 and by $622,000 from 1997 to 1998, and facility-related expenses, which increased by $588,000 from 1996 to 1997 and by $622,000 from 1997 to 1998, to support the growth of MiningCo's operations. MiningCo expects that it will incur additional general and administrative expenses as it hires additional personnel and incurs additional costs related to the growth of its business and its operation as a public company, including directors' and officers' liability insurance of approximately $175,000 per year, investor relations programs of approximately $100,000 per year and professional service fees. Accordingly, MiningCo anticipates that general and administrative expenses will continue to increase in absolute dollars in future periods.


    PRODUCT DEVELOPMENT EXPENSES. Product development expenses include personnel and consulting costs associated with the design, development and testing of MININGCO.COM and MiningCo's systems and editorial personnel costs. MiningCo expenses its product development costs as incurred. Product development expenses were $948,000 for the period from June 27, 1996 (inception) to December 31, 1996, $2.8 million for the year ended December 31, 1997 and $2.7 million for the year ended December 31, 1998. MiningCo launched its site in April, 1997. The increase in absolute dollars in product development expenses from 1996 to 1997 was primarily attributable to increased staffing levels required to design, develop and test modifications and improvements to MININGCO.COM. Product development expenses remained relatively constant from 1997 to 1998 due to nonrecurring consulting fees associated with the pre-launch development of MININGCO.COM incurred during the first six months of 1997, offset by an increase in staffing levels in 1998 to support the growth and development of MININGCO.COM. MiningCo believes that timely deployment of new and enhanced features and technology are critical to attaining its strategic objectives. Accordingly, MiningCo intends to continue recruiting and hiring experienced product development personnel and to make additional investments in product development. MiningCo expects that product development expenditures will increase in absolute dollars in future periods.


    AMORTIZATION OF DEFERRED COMPENSATION EXPENSE. MiningCo has recorded deferred compensation expense of $1,716,900 during 1998, for the difference between the exercise price and the deemed fair value of stock options granted by MiningCo to employees, consisting of operational and non-operational personnel, and directors. This amount is being amortized over the vesting periods of the individual stock options, which are typically four years. During 1998, amortization of these charges for non-operational personnel amounted to $451,000. During 1998, amortization of these charges for operational personnel was $27,000, which amount is included in cost of revenues.

    OTHER INCOME (EXPENSE), NET. Other income (expense), net includes interest expense related to MiningCo's debt and capital lease obligations, net of income from consulting activities and interest income from MiningCo's cash and cash equivalents. Other income (expense), net was $(57,000) for the period from June 27, 1996 (inception) to December 31, 1996, $(299,000) for the year ended December 31, 1997 and $(686,000) for the year ended December 31, 1998. The change was primarily attributable to interest accrued on outstanding debt obligations and amortization of debt discount. During 1997, MiningCo provided consulting services to a major financial institution for an aggregate amount of $450,000. Pursuant to its agreement with this financial institution, MiningCo agreed to provide strategic assistance in creating, supporting and managing customized web sites around which communities on specific areas of interest for the financial institution's customers would be created. The term of the agreement was from June 20, 1997 through December 15, 1997. Fees generated by these services, net of expenses, have been recorded as other income, net of which $350,000 was recorded for the year ended December 31, 1997. MiningCo did not provide consulting services during 1998 and does not anticipate providing consulting services in the future.

    CUMULATIVE DIVIDENDS AND ACCRETION OF CONVERTIBLE PREFERRED
STOCK. Cumulative dividends on MiningCo's convertible preferred stock amounted to $1,196,800 in 1998. In addition, MiningCo accreted $33,700 of costs associated with the convertible preferred stock issuances. Each share of convertible preferred stock was entitled to a cumulative dividend at a rate of $0.135 per share per annum for the Series A convertible preferred stock, $0.162 per share per annum for the Series B convertible preferred stock and $0.176 per share per annum for the Series C convertible preferred stock. Upon the closing of this offering, 3,346,715 shares of Series A convertible preferred stock, 6,597,596 shares of Series B convertible preferred stock and 7,301,811 shares of Series C convertible preferred stock, representing all of the outstanding shares of convertible preferred stock, shall automatically convert into 6,139,640 shares of common stock.

QUARTERLY RESULTS OF OPERATIONS DATA

    The following table sets forth unaudited quarterly statement of operations data for each of the eight quarters ended December 31, 1998. In the opinion of management, this data has been prepared substantially on the same basis as the audited financial statements appearing elsewhere in this prospectus, and includes all necessary adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of such data. The quarterly data should be read together with the financial statements and the notes to those statements appearing elsewhere in this prospectus. The results of operations for any quarter are not necessarily indicative of the results of operations for any future period.

    MiningCo has a limited operating history upon which to evaluate its business and to predict revenues and plan operating expenses. In order to be successful, MiningCo must attract more user traffic to MININGCO.COM and generate significant advertising revenues. MiningCo expects its quarterly operating results to vary significantly in the future due to a variety of factors, many of which are outside its control. Since MiningCo expects to be substantially dependent on revenues from advertising for the foreseeable future, its quarterly revenues are likely to be particularly affected by user traffic levels on MININGCO.COM. MiningCo launched its service in April 1997 with a significant online marketing campaign. As a result, MiningCo spent heavily on marketing in the second quarter of 1997 to help support this launch. During the second half of 1997, MiningCo's general and administrative expenses declined due to reductions in compensation of MiningCo's officers. Following the completion of a private equity financing in April 1998, MiningCo used a portion of the proceeds to begin its offline marketing campaign. Please see "Risk Factors--Our quarterly operating results may fluctuate."

                                                               THREE MONTHS ENDED
                      -----------------------------------------------------------------------------------------------------
                       MARCH 31,    JUNE 30,     SEPTEMBER 30,    DECEMBER 31,     MARCH 31,    JUNE 30,     SEPTEMBER 30,
                         1997         1997           1997             1997           1998         1998           1998
                      -----------  -----------  ---------------  ---------------  -----------  -----------  ---------------

                                                                 (IN THOUSANDS)
Revenues............   $      --    $      46      $     135        $     210      $     152    $     396      $   1,030
Cost of revenues....         300          503            520              560            556          730          1,178
                      -----------  -----------       -------          -------     -----------  -----------       -------
    Gross profit
      (loss)........        (300)        (457)          (385)            (350)          (404)        (334)          (148)
Operating expenses:
  Sales and
    marketing.......         359          847            239              233            301        1,042          2,297
  General and
   administrative...         729          631            563              492            581          715          1,005
  Product
    development.....         656          734            802              564            461          584            742
  Amortization of
    deferred
    compensation....          --           --             --               --            200           31             94
                      -----------  -----------       -------          -------     -----------  -----------       -------
    Total operating
      expenses......       1,744        2,212          1,604            1,289          1,543        2,372          4,138
                      -----------  -----------       -------          -------     -----------  -----------       -------
Loss from
  operations........      (2,044)      (2,669)        (1,989)          (1,639)        (1,947)      (2,706)        (4,286)
Other income
  (expense), net....         (75)        (120)           (15)             (89)          (478)         (93)           (70)
                      -----------  -----------       -------          -------     -----------  -----------       -------
Net loss............   $  (2,119)   $  (2,789)     $  (2,004)       $  (1,728)     $  (2,425)   $  (2,799)     $  (4,356)
                      -----------  -----------       -------          -------     -----------  -----------       -------
                      -----------  -----------       -------          -------     -----------  -----------       -------


                      DECEMBER 31,
                          1998
                      ------------

Revenues............   $    2,144
Cost of revenues....        1,565
                      ------------
    Gross profit
      (loss)........          579
Operating expenses:
  Sales and
    marketing.......        4,085
  General and
   administrative...        1,377
  Product
    development.....          944
  Amortization of
    deferred
    compensation....          126
                      ------------
    Total operating
      expenses......        6,532
                      ------------
Loss from
  operations........       (5,953)
Other income
  (expense), net....          (45)
                      ------------
Net loss............   $   (5,998)
                      ------------
                      ------------

LIQUIDITY AND CAPITAL RESOURCES

    Since inception, MiningCo has financed its operations primarily through the private placement of equity securities and the incurrence of indebtedness. As of December 31, 1998, MiningCo had $10.6 million in cash and cash equivalents.

    To date, MiningCo has experienced negative cash flows from operating activities. Net cash used in operating activities was $6.0 million for the year ended December 31, 1997 and $9.8 million for the year ended December 31, 1998. Net cash used in operating activities for these periods was primarily attributable to MiningCo's net losses during these periods, adjusted for certain non-cash items, and a higher level of accounts receivable resulting from an increase in MiningCo's revenues, which was partially offset by increases in accounts payable, accrued expenses and deferred revenues. For the year ended December 31, 1998, the increase in net cash used in operating activities was primarily attributable to MiningCo's net operating loss of $15.6 million offset by an increase in accounts payable and accrued expenses.

    Net cash used in investing activities was $148,000 for the year ended December 31, 1997 and $2.9 million for the year ended December 31, 1998. All net cash used in investing activities related to capital expenditures, primarily for the acquisition of equipment.

    Net cash provided by financing activities was $4.8 million for the year ended December 31, 1997 and $23.1 million for the year ended December 31, 1998. Net cash provided by financing activities in 1997 was primarily attributable to net proceeds received by MiningCo from the issuance of notes payable. Net cash provided by financing activities in 1998 was primarily attributable to net proceeds from the issuances of loans payable and preferred stock and the exercise of warrants by investors in December 1998, and, to a lesser extent, borrowings under a secured credit facility related to equipment financing. At December 31, 1998, there was no additional availability under this credit facility and the balance outstanding was $437,500, of which $154,000 is due in 1999, $157,000 in 2000 and $126,500 in 2001. In January and February 1999,
MiningCo entered into a lease line of credit for $781,300 to finance capital equipment, of which $232,200 is due in 1999, $268,800 in 2000, $273,300 in 2001
and $7,000 in 2002.

    As of December 31, 1998, MiningCo's principal capital commitments consisted of obligations outstanding under capital and operating leases. MiningCo has spent approximately $3.4 million on capital expenditures since inception, excluding capital lease agreements. MiningCo estimates that its capital expenditures will be approximately $4.0 million for 1999. MiningCo currently expects that its principal capital expenditures through 1999 will relate to improvements to its technical infrastructure and expansion of MiningCo's office space.

    MiningCo's ability to generate significant revenues is uncertain. MiningCo has incurred substantial costs to create, launch and enhance MININGCO.COM and to grow its business. MiningCo incurred net losses of $2.4 million for the period from June 27, 1996 (inception) to December 31, 1996, $8.6 million for the year ended December 31, 1997 and $15.6 million for the year ended December 31, 1998. At December 31, 1998, MiningCo had an accumulated deficit of $27.9 million. MiningCo expects losses from operations and negative cash flow to continue for the foreseeable future as a result of its expansion plans and its expectation that its operating expenses, particularly sales and marketing expenses, will increase significantly in the next several years. Although MiningCo has experienced revenue growth in recent periods, MiningCo's revenues may not remain at their current level or increase in the future. If MiningCo's revenues do not increase substantially, MiningCo may not achieve profitability, which would have a material adverse effect on MiningCo's business, results of operations and financial condition. Even if MiningCo achieves profitability, it may not sustain or increase profitability on a quarterly or annual basis in the future.

    MiningCo currently anticipates that the net proceeds of this offering, together with the net proceeds of the concurrent placement and available funds, will be sufficient to meet its anticipated needs for at least the next 12 months. MiningCo may need to raise additional funds in the future in order to fund more aggressive brand promotion or more rapid expansion, to develop new or enhanced services, to respond to competitive pressures or to make acquisitions. Any required additional financing may not be available on terms favorable to MiningCo, or at all. If adequate funds are not available or not available on acceptable terms, MiningCo may be unable to fund its expansion, successfully promote its brand, develop or enhance services, respond to competitive pressures or take advantage of acquisition opportunities, which could have a material adverse effect on MiningCo's business, results of operations and financial condition. If additional funds are raised by the issuance of MiningCo's equity securities, stockholders may experience dilution of their ownership interest and those securities may have rights superior to those of the holders of the common stock. If additional funds are raised by the issuance of debt by MiningCo, MiningCo may be subject to certain limitations on its operations, including limitations on the payment of dividends.

IMPACT OF THE YEAR 2000

    Many currently installed computer systems and software products are coded to accept or recognize only two-digit entries in the date code field. These systems may recognize a date using "00" as the year 1900 rather than the year 2000. As a result, computer systems and/or software used by many companies and governmental agencies may need to be upgraded to comply with Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

    MiningCo is exposed to the risk that the systems on which it depends to conduct its operations are not Year 2000 compliant.

    STATE OF READINESS. MiningCo has substantially completed the process of determining the Year 2000 readiness of its information technology systems, which includes the hardware and software necessary to provide and deliver MININGCO.COM, and its non-information technology systems, including telephone systems and other office equipment used internally. MiningCo's assessment plan consists of the following steps:

    - evaluating MiningCo's date dependent code, software and hardware and evaluating external dependencies

    - quality assurance testing of MiningCo's internally-developed proprietary software and systems incorporated in MININGCO.COM

    - contacting third-party vendors and licensors of material hardware, software and services that are related to the delivery of MININGCO.COM

    - contacting vendors of material non-information technology systems used by MiningCo

    - formulating repair or replacement requirements and implementing corrective measures

    - evaluating the need for, and preparing and implementing, if required, a contingency plan

    To date, MiningCo's assessment has determined the following:

    - Internally developed software and systems have been checked for date dependent code, and all material files and systems are Year 2000 compliant. MiningCo believes that recently installed code is also Year 2000 compliant.

    - MiningCo has been informed by vendors of material hardware and software components of its information technology systems that the products used by MiningCo are currently Year 2000 compliant.

    - MiningCo's hosting service, Frontier Global Center, has certified that its systems are Year 2000 compliant.

    - Commercial software upon which MiningCo is dependent is either Year 2000 compliant or will be upgraded to be compliant in the normal course of business through upgrades or installation of software patches.

    - Substantially all hardware used in MiningCo's network operations and all of the hardware used in its office operations has been certified as Year 2000 compliant by its vendors.

    - MiningCo's telephone system, fax machines and mail systems have been certified as Year 2000 compliant.

    - MiningCo's landlords and third-party advertising sales representative and servicing organizations have not yet provided MiningCo with information regarding their Year 2000 compliance.

    While MiningCo has assessed the Year 2000 readiness of each of its material internal systems, it will not conduct an end-to-end system test until the second quarter of 1999. Accordingly, MiningCo cannot yet assess whether its internal system, as a whole, is Year 2000 compliant. In addition, MiningCo will continue to attempt to obtain verification from all remaining distributors, suppliers and vendors that their systems are Year 2000 compliant. MiningCo intends to complete its assessment, and the replacement or remediation of any non-Year 2000 compliant technologies, by the end of the third quarter of 1999.

    COSTS. MiningCo estimates that the total cost for its Year 2000 compliance efforts will be approximately $250,000. Most of these expenses relate to the operating costs associated with time spent by employees in Year 2000 compliance matters. If MiningCo encounters unexpected difficulties, or if it is unable to obtain compliance information from material third parties, it may need to spend additional amounts to ensure that its systems are Year 2000 compliant.

    RISKS. Although MiningCo has received compliance information from its material third-party vendors, it has not received compliance information from all of its third-party vendors. In addition, it is possible that MiningCo's third-party vendors were mistaken in certifying that their systems are Year 2000 compliant. In addition, MiningCo will not conduct an end-to-end system test until the second quarter of 1999. The failure of MiningCo to fix its internal systems or to fix or replace material third-party software, hardware or services on a timely basis could result in lost revenues, increased operating costs and other business interruptions, any of which could have a material adverse effect on MiningCo's business, results of operations and financial condition. Moreover, the failure to adequately address Year 2000 compliance issues could result in claims of mismanagement and related litigation, which would be costly and time-consuming to defend.

    In addition, there can be no assurance that governmental agencies, utility companies, Internet access companies, third-party service providers and others outside MiningCo's control will be Year 2000 compliant. The failure by those entities to be Year 2000 compliant could result in a systemic failure beyond the control of MiningCo, such as a prolonged Internet, telecommunications or electrical failure, which could also prevent MiningCo from delivering MININGCO.COM, decrease the use of the Internet or prevent users from accessing MININGCO.COM, any of which would have a material adverse effect on MiningCo's business, results of operations and financial condition.

    CONTINGENCY PLAN. As discussed above, MiningCo is engaged in an ongoing Year 2000 assessment and has developed no contingency plans to address the worst-case scenario that might occur if technologies it is dependent upon actually are not Year 2000 compliant. The results of MiningCo's Year 2000 simulation testing and the responses received from all third-party vendors and service providers will be taken into account in determining the need for and nature and extent of any contingency plans. MiningCo intends to develop any required contingency plan by the end of the second quarter of 1999.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

    In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"), which provides guidance for determining whether computer software is internal-use software and accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. SOP 98-1 also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. MiningCo does not expect the adoption of SOP 98-1 to have a material effect on its capitalization policy.

                                    BUSINESS

OVERVIEW

    MININGCO.COM is a leading Internet news, information and entertainment service. Our service is a network of over 600 web sites, each of which focuses on a specific topic and is managed by a knowledgeable human guide. Through these GuideSites, MININGCO.COM provides annotated Internet directories that include approximately 400,000 pre-screened links to other web sites, enabling users to quickly find relevant Internet content. The GuideSite network also provides original high-quality content that is created regularly by the guides on thousands of subjects. Additionally, our GuideSites provide focused forums around which organized and moderated online communities develop. We believe that our service offers an enjoyable and efficient Internet experience for users across a broad range of topics, creating highly targeted marketing opportunities for advertisers and for businesses that market their products and services over the Internet. We believe that over 4.6 million unique users visited MININGCO.COM in January 1999, making MININGCO.COM the sixth largest news/information/ entertainment Internet property in terms of audience reach and the 26th largest Internet property overall for that month.

INDUSTRY BACKGROUND

    The Internet is a significant and rapidly growing global medium for collecting and exchanging information, communicating, entertaining and conducting business. The growth of this medium is being driven by the development of compelling Internet content, increasing consumer awareness of the Internet and inexpensive web access. MiningCo believes that the number of Internet users worldwide exceeded 68 million in 1997 and will grow to over 319 million by 2002.

    INTERNET ADVERTISING AND ELECTRONIC COMMERCE. Unlike most traditional media, the Internet allows advertisers to target specific audiences while tracking impression levels, user demographics and advertisement effectiveness. MiningCo believes that online advertising revenues will grow from approximately $940 million in 1997 to approximately $7.7 billion in 2002.

    Since online purchases of goods and services can be less expensive and more convenient than traditional transactions, the Internet is becoming a powerful electronic commerce platform. MiningCo believes that as the volume of electronic commerce transactions expands, retailers will offer a greater variety of products and services over the Internet. MiningCo believes that the amount of goods and services purchased in online consumer transactions will grow from approximately $2.6 billion in 1997 to approximately $37.5 billion in 2002.

    INTERNET NAVIGATION. The rapid growth in the amount of information available on the Internet presents significant challenges for users seeking specific information and resources. A number of tools have emerged to enable users to find this information, including Internet directories and search engines. Internet directories generally list web sites by specific topics of interest and by their Internet address, thus enabling an interested user to go directly to the listed site by clicking on the address. However, with the growth of the amount of content available on the Internet, these directories have become increasingly difficult to build and maintain with a high level of quality. Search engines typically use software that searches the Internet to capture, store and index web site information in order to retrieve web site listings in response to a query. These software programs have a limited ability to accurately determine the quality or relevance of the web sites being referenced. MiningCo believes that, as the Internet grows, the ability of traditional Internet directories and search engines to provide current and relevant references is likely to diminish, making these services less useful.

    CONTENT. A vast amount of content is being added to the Internet every day and the quality of this content varies significantly. MiningCo believes that higher quality Internet content is typically found on topic-specific sites, and is created by individuals who are knowledgeable about their topics. Because these sites tend to be widely dispersed, users generally must visit a number of unaffiliated sites in order to access high-quality content on more than one topic. MiningCo believes that few Internet services offer aggregated high-quality content across a wide range of topics.

    COMMUNITY. Internet users often seek organized online communities where they can interact with individuals who share similar interests and find related information, products and services. MiningCo believes that few Internet services provide a broad range of community features. For example, home page services allow users to create their own web pages and interact with other users, but often do not provide quality information, products and services. In addition, home page services often lack paid individuals responsible for monitoring and organizing the communities.

    MiningCo believes that Internet users are seeking Internet navigation that enables users to efficiently locate relevant information, original content developed by knowledgeable authors on a broad range of topics and moderated and organized online communities. In addition, MiningCo believes that Internet advertisers and electronic commerce marketers are seeking a highly targeted audience with a propensity to purchase goods and services online.

THE MININGCO.COM SOLUTION

    MiningCo, through its network of knowledgeable and paid guides, offers relevant, filtered Internet directories, high-quality original content on thousands of subjects and hundreds of full-featured online communities. The guides complete a comprehensive 16-week training process and are monitored for quality and consistency. MiningCo believes that MININGCO.COM fosters brand loyalty, repeat usage and increased duration of visits by providing an enjoyable, efficient Internet experience. The breadth of the GuideSite network and the focus of each GuideSite on MININGCO.COM provides advertisers and electronic commerce marketers with highly targeted marketing opportunities across numerous consumer and business categories.

    ENHANCED INTERNET NAVIGATION SERVICE. MiningCo's network of over 600 GuideSites features annotated Internet directories that include approximately 400,000 links to other web sites. The guides regularly search the Internet to find relevant content sites, or specific pages within a site, and evaluate their quality and timeliness, saving the user from this time-consuming and often frustrating task. In addition to pre-screening and selecting links, the guides provide concise descriptions of the content on each link, enabling users to quickly indentify relevant Internet content.

    HIGH-QUALITY, AGGREGATED CONTENT. MiningCo's service provides original content that is created by the guides on a regular basis. This content includes features and newsletters. The aggregation of GuideSites allows users to find a broad range of high-quality content within a single network. MiningCo has exclusive online rights to all guide-developed content, which enables MiningCo to increase both MININGCO.COM usage and related revenue opportunities. For example, MiningCo is able to syndicate this content to other Internet services to drive traffic to MININGCO.COM. Additionally, MiningCo can use this content to create promotions for its electronic commerce partners that integrate this content with content provided by the electronic commerce partner.

    RICHER COMMUNITY EXPERIENCE. MiningCo believes that its GuideSites provide focused forums around which online communities develop. Each GuideSite includes a variety of community features that are moderated by the guides, including bulletin boards, chat and events calendars, as well as quality information, products and services. MiningCo believes that its knowledgeable and paid guides maintain high-quality interaction and organization in their communities. Users may also e-mail guides directly to seek information.

    TARGETED ADVERTISING AND ELECTRONIC COMMERCE. MiningCo believes that its service provides advertisers and electronic commerce marketers with a broad range of highly targeted marketing opportunities. MiningCo believes that, in winter 1999, the percentage of MININGCO.COM users that purchased online was higher than users of leading navigation sites in some of the largest electronic commerce categories, including books, airline tickets/reservations, computer hardware, general software, musical CDs/tapes, stocks and mutual funds, event tickets, home banking software, flowers, Internet software and business equipment.

THE MININGCO.COM STRATEGY

    MiningCo's objective is to become a primary Internet destination and a leading Internet advertising and electronic commerce platform. The key elements of MiningCo's strategy include:

    BUILDING BRAND AWARENESS. MiningCo believes that establishing brand awareness is critical to attracting and retaining users, advertisers and electronic commerce partners. In June 1998, MiningCo augmented its online marketing efforts with the initiation of its first significant offline marketing campaign. MiningCo intends to build its brand awareness and user traffic by significantly expanding its marketing efforts, including both offline and online marketing initiatives. MiningCo also intends to build brand awareness through distribution and syndication partnerships.

    INCREASING TRAFFIC THROUGH DISTRIBUTION AND SYNDICATION PARTNERSHIPS. In addition to its marketing and brand building initiatives, MiningCo believes that distribution and syndication partnerships are a valuable way to drive traffic to MININGCO.COM. Through these partnerships, MiningCo provides content to a partner's web site, and users can link to MININGCO.COM by clicking on this content. MiningCo has formed partnerships with Internet service providers such as AT&T Worldnet, BellSouth.net and Earthlink; content web sites such as CBS SportsLine and Weather.com; search engines/Internet directories such as GoTo.com, LookSmart, Metacrawler and Netscape Communications' NetSearch; and broadband cable-related sites such as AMC American Pop, American Movie Classics, Bravo, Court TV, Home Box Office, Independent Film Channel, LifetimeTV.com, Romance Classics and Showtime. MiningCo also intends to enter into relationships with companies that could provide channel or section content to MiningCo. MiningCo intends to expand its existing distribution and syndication partnerships and to develop relationships with additional partners in the future.

    INCREASING USAGE OF MININGCO.COM. MiningCo believes that expanding the functions, features and content of MININGCO.COM, as well as increasing internal cross-promotion between GuideSites, will increase user loyalty, repeat usage and duration per visit. MiningCo plans to further develop its registration and personalization processes and to introduce programs to convert users to members.

    EXPANDING INTERNAL ADVERTISING SALES CAPABILITIES. MiningCo believes that a strong internal advertising sales organization is essential to effectively generate revenues from MININGCO.COM. As of January 31, 1999, MiningCo had an internal advertising sales staff of nine professionals. To supplement the efforts of its internal advertising sales staff, MiningCo uses third-party advertising sales representatives to sell advertisements. MiningCo intends to significantly increase the size of its internal sales staff in order to maintain closer relationships with its advertisers and electronic commerce partners, to optimize its advertising rates and to reduce advertising sales costs as a percentage of revenues.

    CONVERTING TRAFFIC INTO REVENUES. MiningCo's service is designed to offer a highly targeted platform for advertisers and electronic commerce partners. MiningCo intends to increase its advertising revenues by focusing on a number of key strategies, including broadening its base of advertisers and electronic commerce partners and optimizing its advertising rates by leveraging the increasing flow of traffic in highly targeted sections within the GuideSite network.

MININGCO.COM

    MiningCo's service is a scalable network of more than 600 GuideSites, each of which focuses on a particular topic and is managed by a knowledgeable guide who is paid by MiningCo. MiningCo's GuideSites are currently organized into the following 18 channels and 105 sections:

ARTS/LITERATURE
  Books/Authors
  Performing Arts
  Visual Arts/Design
  Writing/Publishing

BUSINESS/CAREERS
  Business
  Industries/Professions
  Job Searching

COMPUTING/TECHNOLOGY
  Business/Industry
  Games
  Hardware
  Multimedia
  OS
  Programming
  Software

EDUCATION
  Adult/Continuing Ed
  Arts
  College/University
  History
  Languages
  Literature
  Philosophy/Religion
  Primary/Secondary Ed
  Sciences--Life/Earth
  Sciences--Physical/
    Computer
  Social Sciences

ENTERTAINMENT
  Comedy
  Movies
  Music
  Online
  Radio
  TV

FINANCE/INVESTING

GAMES
  Electronic Games
  Games--General

HEALTH/FITNESS
  Alternative Medicine
  Disabilities
  Diseases/Conditions
  Fitness/Wellness
  Medicine
  Mental Health
  Women's Health

HOBBIES
  Arts/Crafts
  Collecting
  Pastimes

HOME/FAMILY
  Beauty/Fashion
  Cars/Cycles
  Drinks/Beverages
  Food/Cooking
  Gardening
  Home
  Parenting
  Pets
  Relationships

INTERNET/ONLINE
  Business/Industry
  Communication
  Design
  Development/
    Programming
  Security
  Sites/Services

KIDS/TEENS
  Arts
  Computers/Internet
  Kids/Teens Connecting
  Entertainment
  Games
  For Grownups
  For Teens
  Hobbies/Interests
  Home/Family
  News/Current Events
  Homework
  Sports/Fitness For Teens

LOCAL
  California US
  Canada
  Great Plains US
  Hawaii US
  Midatlantic US
  Midwest US
  Mountain US
  New England US
  Pacific Northwest US
  Southeast US
  Southwest US

NEWS/MEDIA
  Media
  News/Weather

SHOPPING

SOCIETY/CULTURE
  Beliefs/Folklore
  Cultures--Americas
  Cultures--World
  Government/Politics
  Groups/Subcultures
  Issues/Causes
  Religion
  Sexuality

SPORTS
  Fishing/Hunting
  Individual/Spectator
  Motor Sports
  Recreation
  Sports-General
  Team/Spectator
  Water Sports
  Winter Sports

TRAVEL
  Asia/Pacific/Mideast
  Europe
  Latin America/Caribbean
  Resources
  US/Canada
  Vacations

    MiningCo has developed a template for consistent presentation of each GuideSite's navigational features, content and community tools. This template includes:

    - a welcome page that promotes various aspects of a GuideSite, including the guide's latest featured article;

    - the name, e-mail address and photograph of the guide managing the GuideSite;

    - an Internet directory that provides annotated links to the guide's selected third-party Internet content;

    - an archive of the guide's original content features;

    - a guide-created e-mail newsletter to allow GuideSite users to stay in touch with developments on the GuideSite and the GuideSite's topic;

    - a guide-moderated bulletin board where visitors can post questions, opinions or information;

    - a chat room for visitors that is used for regularly scheduled, guide-hosted chat sessions and unscheduled open chat;

    - an events calendar maintained by the guide that lists various activities and events related to the GuideSite's topic;

    - a guide biography page that provides users with background information regarding the guide; and

    - a feedback form for users to submit comments directly to the guide regarding a particular GuideSite.

In order to receive e-mail newsletters and to access GuideSite bulletin boards and chat rooms, users first register with MININGCO.COM by providing basic information.

    MiningCo's editors regularly identify noteworthy content features within the GuideSites, and combine this content in a variety of formats for users. This content is used to create daily features on pages within MININGCO.COM (e.g., "MININGCO TODAY"), and to develop e-mail newsletters. MiningCo believes that these features and newsletters are effective site promotion and user retention tools.

DISTRIBUTION AND SYNDICATION PARTNERSHIPS

    MiningCo believes that its distribution and syndication partnerships drive traffic to MININGCO.COM. Through these partnerships, MiningCo provides content to a partner's web site, and users can link to MININGCO.COM by clicking on the content. The flexibility and breadth of MiningCo's content enables it to partner with a broad range of Internet companies, including Internet service providers, content web sites, search engines/Internet directories and broadband cable-related sites. MiningCo has agreements to provide content to some of the leading Internet service providers, such as AT&T WorldNet, BellSouth.net and EarthLink. Additionally, MiningCo provides content to popular content web sites such as CBS SportsLine and Weather.com. MiningCo also currently has agreements with search engines/Internet directories such as GoTo.com, LookSmart, Metacrawler and Netscape Communications' NetSearch. MiningCo also has agreements with broadband cable-related sites such as AMC American Pop, American Movie Classics, Bravo, Court TV, LifetimeTV.com, Home Box Office, Independent Film Channel, Romance Classics and Showtime. These agreements typically require MiningCo to make payments that are either fixed or are based on the amount of user traffic directed from the partner's site to MININGCO.COM. In some instances, MiningCo will display a partner's logo and/or color scheme to users who are directed to MININGCO.COM by that partner.

ADVERTISING AND ELECTRONIC COMMERCE RELATIONSHIPS

    MiningCo believes its service provides a highly targeted platform for advertisers and electronic commerce partners over a broad range of consumer and business categories. To date, sales of advertisements on MININGCO.COM have been generated primarily by MiningCo's internal advertising sales organization and, to a lesser extent, by third-party advertising sales representatives. As of January 31, 1999, MiningCo had an internal advertising sales organization consisting of nine professionals, located in New York, Los Angeles and San Francisco. MiningCo intends to significantly increase the size of its internal advertising sales organization. MiningCo's internal advertising sales force maintains close relationships with advertisers by consulting regularly with them on design and placement of their Internet-based advertising, by providing them with advertising measurement analysis and by providing a high level of customer support. MiningCo's agreements with its third-party advertising sales representatives are generally terminable by either party with 90 days' prior written notice.

    MiningCo's advertisers enter into short-term agreements, typically one to three months, under which they generally receive a guaranteed number of impressions for a fixed fee. MiningCo's agreements with its electronic commerce partners are typically longer in length, ranging from six months to two years and, in particular cases, these agreements entitle MiningCo to a share of revenues generated by sales of merchandise or services over a particular threshold resulting from direct links from MININGCO.COM. Advertisers and electronic commerce partners have significant flexibility in determining the placement of their advertisements based on the level of targeting they want to achieve. MiningCo offers advertisers and electronic commerce partners numerous sizes and types of advertising placement, including banner advertisements, button advertisements and text links. MiningCo also offers sponsorship programs and other promotional opportunities to build brand awareness and to drive traffic to the web sites of its advertisers and electronic commerce partners.

    ADVERTISING CUSTOMERS. The following is a list of some of the advertisers that advertised on MININGCO.COM during 1998:

    -  @Hand

    -  Auction Universe

    -  Bid.com

    -  Bell Atlantic's Big Yellow

    -  Citibank

    -  Dow Jones Interactive

    -  eBay

    -  HomeShark

    -  House.net

    -  IBM

    -  Intellipost

    -  Schering-Plough

    -  Tripod

    -  ValuPage

    -  Ziff Davis' ZD University

    ELECTRONIC COMMERCE PARTNERS. As of January 31, 1999, MiningCo had electronic commerce partnerships with the following entities:

    -  Bertelsmann Music Group (Music CD's)

    -  Beyond.com (Software)

    -  BigStar Entertainment (Videos)

    -  Buy.com (Computer hardware)

    -  iVillage (Baby supplies through iBaby)

    -  LowestFare.com (Travel)

    -  Office Max (Office supplies)

    -  Trading Direct (Online brokerage)

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
    MiningCo leverages its content to facilitate online sales of merchandise and services. For several of its electronic commerce partners, MiningCo has developed promotions that integrate original content from MININGCO.COM with traditional commercial advertising. MiningCo provides links to these integrated promotional web sites by prominently displaying an electronic commerce partner's advertisement within MININGCO.COM. For example, MiningCo has developed an online video store for BigStar that integrates BigStar's video offerings with movie reviews independently written by MININGCO.COM guides. As part of this promotion, guides can make recommendations for movies related to their GuideSites' topics that are linked to the BigStar video store. As of December 31, 1998, over 130 guides had created annotated links to BigStar's video store within their GuideSites. MiningCo believes these features create a more relevant, engaging purchasing vehicle for users, while enhancing the value of MiningCo's service as an electronic commerce platform.

MARKETING AND BRAND PROMOTION

    MiningCo believes that an aggressive brand promotion campaign will increase usage of MININGCO.COM, as well as attract additional advertisers and electronic commerce partners. MiningCo markets its service through online advertising. In addition, MiningCo has been advertising in selected cities through traditional offline media, including outdoor and radio advertisements, and a national trade magazine campaign. MiningCo also utilizes public relations, trade shows and ongoing customer communications programs. MiningCo intends to expand its marketing and brand promotion initiatives.

THE GUIDE RELATIONSHIP

    As of January 31, 1999, MiningCo's 605 guides, 333 of which had been guides for at least one year, were located in over 40 states and 18 countries. Through the GuideSites, these independent contractors create annotated Internet directories and original content, and moderate community tools such as bulletin boards and chat.

    APPLICATION AND TRAINING. MiningCo recruits its guides through various methods, including searches of the Internet for topic-specific web sites run by individuals, MININGCO.COM user inquiries, referrals by existing guides and Internet-based classified job listings. Guide applications are available on MININGCO.COM and are screened by a team of editors who read and evaluate the applicant's sample feature and Internet directories, as well as assess the applicant's knowledge of his or her topic. Once an application is accepted, the applicant becomes an associate guide and is placed into a four-week preliminary training class. During this period, the associate guide is taught how to construct and maintain a GuideSite, how to administer a bulletin board and chat, and how to create features and newsletters. At the same time, MiningCo reviews the associate guide's feature articles and directories for quality of organization, annotation, completeness, direct linking to relevant pages within web sites and writing skills. If the associate guide meets certain qualification criteria at the end of this period, his or her web site becomes a live GuideSite and the associate guide becomes a guide.

    Following successful completion of the training class, each guide is placed in a comprehensive 12-week follow-on training and quality control process. During this period, the editorial staff provides guides with feedback on the strengths and weaknesses of their GuideSites and makes recommendations for further improvements of both quality and consistency. At the end of this 12-week period, the quality of the GuideSite is rated. This rating is regularly revisited by the editors and is one of the factors that determines a guide's minimum compensation.

    GUIDE CONTRACTS. Pursuant to the standard guide contract, MiningCo is granted an exclusive perpetual license to use guide-developed MININGCO.COM content on the Internet and on any other commercial online service, subject to the guide sharing in any associated revenue. In addition, MiningCo also retains the right, on a non-exclusive basis, to use the content in any offline media, subject to the guide sharing in any associated revenue. The guides have agreed to share with MiningCo any revenue derived from the guide's use of this content in any offline media. The standard guide contract is terminable by either party upon 15 days' prior written notice.

    GUIDE COMPENSATION. Guides are currently compensated based on the greater of a monthly guarantee or a percentage of net advertising revenues generated by all of the GuideSites on MININGCO.COM, which is distributed among the guides based on the user traffic on each guide's respective GuideSite. By compensating guides based on the net advertising revenues of all of the GuideSites, the guides are provided incentives to help and encourage each other. Guides are also currently entitled to share a percentage of net transaction revenues and net syndication revenues. In addition, MiningCo may distribute a discretionary bonus to guides based on outstanding content, exceptional performance and longevity. Upon the closing of this offering, MiningCo intends to grant non-qualified stock options to a significant majority of its guides to purchase up to an aggregate of 200,000 shares of common stock at an exercise price per share equal to the initial public offering price.

    EDITORIAL PROCEDURES. The guides are directly supported by a team of 35 MiningCo employees, including 22 editors. Editors regularly monitor each GuideSite to assess the relevance and quality of features, the management of community tools and compliance with MiningCo policies. Editors also provide weekly newsletters and host chats with guides to better communicate GuideSite tips, including news, ideas for improving sites and marketing information.

    ONLINE GUIDE LOUNGE. MiningCo provides relevant information to the guides through a password-protected web site and via bulletin boards, chat and newsletters. The guide lounge includes a library of reference information for the guides, including MiningCo policies, publishing regulations and other useful information. The guide lounge also enables guides to become members of their own community.

OPERATING INFRASTRUCTURE

    MININGCO.COM's operating infrastructure is designed to provide timely and efficient delivery of the service to users. In response to end-user requests, each page on a GuideSite is generated and delivered by one of MiningCo's web and applications servers. MiningCo's service uses Microsoft Windows NT and Sun Solaris as operating systems, and Microsoft's Internet Index Server and Netscape's Enterprise Web server software. MININGCO.COM's functions integrate commercial and company-developed software. All of MiningCo's internally developed applications utilize Active Server Page technology, and many interact with various third-party applications licensed by MiningCo, including Microsoft's Internet Index Server search function, Microsoft's SQL Server database software, Proxicom's Forum Bulletin Board System, Paralogic's Parachat and L-Soft's Listserv for e-mail newsletters. MiningCo intends to add to its serving and technical capabilities as required to meet usage demands.

    The administrative control center is MiningCo's internally developed Internet-based site management environment. This center enables MiningCo's guides to remotely manage their GuideSites at any time via a password-protected interface in order to preview and upload content, view usage and feedback reports, and access administrative tools for newsletters, chat, bulletin boards and events calendars.

    In March 1998, MiningCo entered into an Internet-hosting agreement with Frontier to maintain all of MiningCo's production servers at Frontier's Manhattan Data Center. This agreement terminates on February 1, 2000. Frontier provides comprehensive facilities management services including human and technical monitoring of all production servers 24 hours per day, seven days per week. Frontier provides the means of connectivity for MININGCO.COM's servers to end-users via the Internet through high capacity transmission wires. These connections link to many different parts of the Internet via a combination of public and private peering agreements. The facility has two independent uninterruptible power supplies, which are battery-powered, as well as two independent diesel generators designed to provide power to these systems within seconds of a power outage. The diesel generators can supply the data center's power for nine days before refueling is required. Frontier does not guarantee that MiningCo's Internet access will be uninterrupted, error-free or secure. MiningCo's operations are dependent on Frontier's ability to protect both Frontier's and MiningCo's systems against damage from fire, power loss, water damage, telecommunications failures, vandalism and other malicious acts, and similar unexpected adverse events. Any disruption in the Internet access provided by Frontier could have a material adverse effect on MiningCo's business, results of operations and financial condition.

    MININGCO.COM must accommodate a high volume of traffic and MININGCO.COM has in the past and may in the future experience slower response times and system downtime for a variety of reasons. An increase in volume of users accessing MININGCO.COM could lead to systems failures or slower response times and adversely affect advertising revenues. Users may become dissatisfied by any system failure that interrupts MiningCo's ability to provide MININGCO.COM to them or results in slower response time. MININGCO.COM could also be affected by computer viruses, electronic break-ins or other similar disruptions. MiningCo's insurance policies have low coverage limits and therefore insurance may not adequately compensate MiningCo for any losses that may occur due to any failures in its system or interruptions in its service. MiningCo is in the process of developing a comprehensive disaster recovery plan to respond to system failures. MiningCo's business, results of operations and financial condition could be materially adversely affected by any damage or failure that interrupts or delays its operations.

    All of MiningCo's production data is copied to backup tapes each night and these backup tapes are rotated to a third-party facility for off-site storage. MiningCo keeps all of its production servers behind packet-filtered routers and does not allow any outside access to any administrative functions. Strict password management and physical security measures are followed.

    MiningCo's users and guides depend on Internet service providers, online service providers and other web site operators for access to MININGCO.COM. Each of these providers and operators has experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to MiningCo's systems. Moreover, the Internet infrastructure may not be able to support continued growth in its use. Any of these problems could materially adversely affect MiningCo's business, results of operations and financial condition.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES

    GENERAL. There is an increasing number of laws and regulations pertaining to the Internet. In addition, a number of legislative and regulatory proposals are under consideration by federal, state, local and foreign governments and agencies. Laws or regulations may be adopted with respect to the Internet relating to liability for information retrieved from or transmitted over the Internet, online content regulation, user privacy, taxation and quality of products and services. Moreover, the applicability to the Internet of existing laws governing issues such as intellectual property ownership and infringement, copyright, trademark, trade secret, obscenity, libel, employment and personal privacy is uncertain and developing. Any new legislation or regulation, or the application or interpretation of existing laws, may decrease the growth in the use of the Internet, which could in turn decrease the demand for MiningCo's service, increase MiningCo's cost of doing business or otherwise have a material adverse effect on MiningCo's business, results of operations and financial condition.

    LIABILITY FOR INFORMATION RETRIEVED FROM MININGCO.COM AND FROM THE
INTERNET. Content may be accessed on MININGCO.COM or on the web sites of MiningCo's distribution partners, and this content may be downloaded by users and subsequently transmitted to others over the Internet. This could result in claims against MiningCo based on a variety of theories, including defamation, obscenity, negligence, copyright or trademark infringement or other theories based on the nature, publication and distribution of this content. These types of claims have been brought, sometimes successfully, against providers of Internet services in the past. MiningCo could also be exposed to liability with respect to third-party content that may be posted by users in chat rooms or bulletin boards offered on the GuideSites. It is also possible that if any information, including information deemed to constitute professional advice such as legal, medical, financial or investment advice, provided on MININGCO.COM contains errors or false or misleading information, third parties could make claims against MiningCo for losses incurred in reliance on such information. MININGCO.COM contains approximately 400,000 human-filtered annotated links to other web sites. As a result, MiningCo may be subject to claims alleging that, by directly or indirectly providing links to other web sites, MiningCo is liable for copyright or trademark infringement or the wrongful actions of third parties through their respective web sites.

    The Communications Decency Act of 1996 (the "CDA") was enacted to prohibit the transmission over the Internet of indecent, obscene or offensive content. While selected parts of the CDA have been deemed unconstitutional, provisions protecting providers of Internet services from claims related to third-party content remain effective. Under the CDA, a provider of Internet services will generally not be treated as a publisher or speaker of any information available on its service but provided by a third-party content provider unless the provider of Internet services exerts editorial control over the content or embraces the content as its own. MiningCo's activities may prevent it from being able to take advantage of this safe harbor provision. In particular, while MiningCo does not edit the guide-developed content prior to its availability on MININGCO.COM and only monitors this content to ensure compliance with MiningCo's policies, MiningCo may be subjected to claims that it is the publisher of the content available on the GuideSites. In addition, since MiningCo has exclusive online rights to all guide-developed content on MININGCO.COM, it aggregates this content for use on MININGCO.COM and for syndication and distribution to third-party web sites and electronic commerce partners. MiningCo may be subjected to claims that it is the publisher of this aggregated guide-developed content. While MiningCo attempts to reduce its exposure to this potential liability through, among other things, provisions in guide agreements, user policies and disclaimers, the enforceability and effectiveness of such measures are uncertain.

    MiningCo's general liability insurance may not cover all potential claims to which MiningCo is exposed and may not be adequate to indemnify MiningCo for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on MiningCo's business, results of operations and financial condition. Even to the extent that these claims do not result in liability to MiningCo, MiningCo could incur significant costs in investigating and defending against these claims. Potential liability for information disseminated through MININGCO.COM could lead MiningCo to implement measures to reduce its exposure to such liability, which may require the expenditure of substantial resources and limit the attractiveness of MiningCo's service to users.

    STATUS OF THE GUIDES AS INDEPENDENT CONTRACTORS. MiningCo treats the guides as independent contractors for tax and employee benefit purposes. One or more jurisdictions may deem the guides to be employees of MiningCo rather than independent contractors and seek to impose taxes, interest and penalties to MiningCo. MiningCo could have substantial tax and employee benefit liabilities if it were ultimately determined that the guides are employees of MiningCo. See "Risks Factors--We could incur significant withholding taxes and employee benefits expenses if the guides were deemed to be our employees rather than independent contractors."

    ONLINE CONTENT REGULATIONS. Several federal and state statutes prohibit the transmission of indecent, obscene or offensive content over the Internet to particular groups of persons. In addition, pending legislation seeks to ban Internet gambling and federal and state officials have taken action against businesses that operate Internet gambling activities. The enforcement of these statutes and initiatives, and any future enforcement activities, statutes and initiatives, may result in limitations on the type of content and advertisements available on MININGCO.COM. Legislation regulating online content could dampen the growth in use of the Internet generally and decrease the acceptance of the Internet as an advertising and electronic commerce medium, which could have a material adverse effect on MiningCo's business, results of operations and financial condition.

    PRIVACY CONCERNS. The Federal Trade Commission is considering adopting regulations regarding the collection and use of personal identifying information obtained from individuals when accessing web sites, with particular emphasis on access by minors. These regulations may include requirements that companies establish certain procedures to, among other things:

    - give adequate notice to consumers regarding information collection and disclosure practices;

    - provide consumers with the ability to have personal identifying information deleted from a company's database;

    - provide consumers with access to their personal information and with the ability to rectify inaccurate information;

    - clearly identify affiliations or a lack thereof with third parties that may collect information or sponsor activities on a company's web site; and

    - obtain express parental consent prior to collecting and using personal identifying information obtained from children under 13 years of age.

These regulations may also include enforcement and redress provisions. While MiningCo is implementing programs designed to enhance the protection of the privacy of its users, including children, there can be no assurance that these programs will conform with any regulations adopted by the FTC. Moreover, even in the absence of those regulations, the FTC has begun investigations into the privacy practices of companies that collect information on the Internet. One investigation resulted in a consent decree pursuant to which an Internet company agreed to establish programs to implement the principles noted above. MiningCo may become subject to a similar investigation, or the FTC's regulatory and enforcement efforts may adversely affect the ability to collect demographic and personal information from users, which could have an adverse effect on MiningCo's ability to provide highly targeted opportunities for advertisers and electronic commerce marketers. Any of these developments would have a material adverse effect on MiningCo's business, results of operations and financial condition.

    It is also possible that cookies, or information keyed to a specific server, file pathway or directory location that is stored on a user's hard drive, possibly without the user's knowledge, which are used to track demographic information and to target advertising, may become subject to laws limiting or prohibiting their use. A number of Internet commentators, advocates and governmental bodies in the United States and other countries have urged the passage of laws limiting or abolishing the use of cookies. Limitations on or elimination of MiningCo's use of cookies could limit the effectiveness of MiningCo's targeting of advertisements, which could have a material adverse effect on MiningCo's business, results of operations and financial condition.

    The European Union has adopted a directive that imposes restrictions on the collection and use of personal data. Under the directive, EU citizens are guaranteed rights to access their data, rights to know where the data originated, rights to have inaccurate data rectified, rights to recourse in the event of unlawful processing and rights to withhold permission to use their data for direct marketing. The directive could, among other things, affect U.S. companies that collect information over the Internet from individuals in EU member countries, and may impose restrictions that are more stringent than current Internet privacy standard in the United States. In particular, companies with offices located in EU countries will not be allowed to send personal information to countries that do not maintain adequate standards of privacy. The directive does not, however, define what standards of privacy are adequate. As a result, the directive may adversely affect the activities of entities such as MiningCo that engage in data collection from users in EU member countries.

    DATA PROTECTION. Legislative proposals have been made by the federal government that would afford broader protection to owners of databases of information such as stock quotes and sports scores.

This protection already exists in the EU. If enacted, this legislation could result in an increase in the price of services that provide data to web sites and could create potential liability for unauthorized use of this data. Either of these possibilities could have a material adverse effect on MiningCo's business, results of operations and financial condition.

    INTERNET TAXATION. A number of legislative proposals have been made at the federal, state and local level, and by certain foreign governments, that would impose additional taxes on the sale of goods and services over the Internet and certain states have taken measures to tax Internet-related activities. Although Congress recently placed a three-year moratorium on state and local taxes on Internet access or on discriminatory taxes on electronic commerce, existing state or local laws were expressly excepted from this moratorium. Further, once this moratorium is lifted, some type of federal and/or state taxes may be imposed upon Internet commerce. This legislation, or other attempts at regulating commerce over the Internet, may substantially impede the growth of commerce on the Internet and, as a result, adversely affect MiningCo's opportunity to derive financial benefit from those activities.

    ARRANGEMENTS WITH ELECTRONIC COMMERCE PARTNERS. MiningCo enters into agreements with certain electronic commerce partners under which MiningCo may be entitled to receive a share of certain revenue generated from the purchase of goods and services through direct links from MININGCO.COM. These agreements may expose MiningCo to additional legal risks and uncertainties, including potential liabilities to consumers of those products and services by virtue of MiningCo's involvement in providing access to those products or services, even if MiningCo does not itself provide those products or services. Any indemnification provided to MiningCo in its agreements with these parties, if available, may not be adequate.

    DOMAIN NAMES. Domain names are the user's Internet "addresses." The current system for registering, allocating and managing domain names has been the subject of litigation, including trademark litigation, and of proposed regulatory reform. MiningCo has registered the domain name "MININGCO.COM." Although MiningCo is seeking to register "MININGCO.COM" as a trademark in the United States, it may not successfully obtain the registration and third parties may bring claims for infringement against MiningCo for the use of this trademark. There can be no assurance that MiningCo's domain names will not lose their value, or that MiningCo will not have to obtain entirely new domain names in addition to or in lieu of its current domain names if reform efforts result in a restructuring in the current system.

    JURISDICTIONS. Due to the global nature of the Internet, it is possible that, although transmissions by MiningCo over the Internet originate primarily in New York, the governments of other states and foreign countries might attempt to regulate MiningCo's transmissions or prosecute MiningCo for violations of their laws. These laws may be modified, or new laws enacted, in the future. Any of the foregoing developments could have a material adverse effect on MiningCo's business, results of operations and financial condition. In addition, as MiningCo's service is available over the Internet in multiple states and foreign countries, these jurisdictions may claim that MiningCo is required to qualify to do business as a foreign corporation in each of these states or foreign countries. MiningCo is qualified to do business only in California and New York, and failure by MiningCo to qualify as a foreign corporation in a jurisdiction where it is required to do so could subject MiningCo to taxes and penalties and could result in the inability of MiningCo to enforce contracts in these jurisdictions. Any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to MiningCo's business, or the application of existing laws and regulations to the Internet and other online services could have a material adverse effect on MiningCo's business, results of operations and financial condition.

INTELLECTUAL PROPERTY

    MiningCo seeks to protect its proprietary rights, but its actions may be inadequate to protect its patents, trademarks or other proprietary rights or to prevent others from claiming violations of their proprietary rights. MiningCo has one United States patent pending, four patent applications on file with the United States Patent and Trademark Office and one international patent application. MiningCo enters into confidentiality agreements with its material employees, guides, consultants and strategic partners, and generally controls access to and distribution of its proprietary information. Despite MiningCo's efforts to protect its proprietary rights from unauthorized use or disclosure, parties may attempt to disclose, obtain or use its proprietary information. The steps MiningCo has taken may not prevent misappropriation of its proprietary information. Third parties may infringe or misappropriate MiningCo's proprietary rights, which could have a material adverse affect on MiningCo's business, results of operations and financial condition. The validity, enforceability and scope of protection of proprietary rights in Internet-related industries is uncertain and still evolving.

    Furthermore, third parties may assert infringement claims against MiningCo. From time to time MiningCo has been, and MiningCo expects to continue to be, subject to claims in the ordinary course of its business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties by MiningCo or its guides. These claims and any resultant litigation, should it occur, could subject MiningCo to significant liability for damages and could result in the invalidation of MiningCo's proprietary rights. In addition, even if MiningCo prevails, any litigation could be time-consuming and expensive to defend, and could result in the diversion of management's time and attention, any of which could materially adversely affect MiningCo's business, results of operations and financial condition. Any claims from third parties may also result in limitations on MiningCo's ability to use the trademarks and other intellectual property subject to those claims unless MiningCo enters into agreements with the third parties responsible for those claims, which may be unavailable on commercially reasonable terms.

COMPETITION

    MiningCo competes for users, advertisers and electronic commerce marketers with the following:

    - Internet retrieval companies, search engines and other Internet "portal" companies (such as Excite, InfoSeek, Lycos and Yahoo!);

    - online content web sites (such as C--net, ESPN.com and ZDNet.com);

    - online community web sites (such as iVillage);

    - online personal homepage services (such as GeoCities and theglobe.com);

    - publishers and distributors of television, radio and print (such as CBS, Disney, NBC and Time Warner);

    - general purpose consumer online services (such as America Online and Microsoft Network); and

    - web sites maintained by Internet service providers (such as AT&T WorldNet, EarthLink and MindSpring).

    MiningCo believes that its ability to compete depends on many factors, many of which are outside of its control. These factors include the quality of content provided by MiningCo and its competitors, the ease of use of services developed either by MiningCo or its competitors, the timing and market acceptance of new and enhanced services developed either by MiningCo or its competitors, and sales and marketing efforts of MiningCo and its competitors.

    MiningCo also competes with television, radio, cable and print (traditional advertising media) for a share of advertisers' total advertising budgets. If advertisers perceive the Internet or MININGCO.COM to be a limited or ineffective advertising medium, advertisers may be reluctant to devote a significant portion of their advertising budget to Internet advertising or to advertise on MININGCO.COM.

    Please see "Risk Factors--We may not be able to compete successfully" for a more detailed description of the risks of competition to MiningCo.

EMPLOYEES AND GUIDES

    As of January 31, 1999, MiningCo had 113 full-time employees, including 27 in marketing and sales, 35 in editorial and guide support, 12 in finance and administration and 39 in product development, operations and technical support. As of January 31, 1999, MiningCo had 605 guides and an additional 91 guides in training. None of the guides are employed by MiningCo, but rather they are engaged by MiningCo as independent contractors. None of MiningCo's employees are represented by a union. MiningCo believes its relationship with its employees and the guides is good.

FACILITIES

    MiningCo's headquarters are currently located in a leased facility in New York City, consisting of approximately 12,000 square feet of office space that is under a four-year lease with two years remaining. Annual rental payments under this lease during 1998 was approximately $285,000, which amount is subject to annual increases. MiningCo also entered into a six-month lease for approximately 3,000 square feet of commercial space in Westchester, New York. MiningCo believes that additional space will be available on commercially acceptable terms.

LEGAL PROCEEDINGS

    MiningCo is not a party to any material legal proceedings.

                                   MANAGEMENT

    The following table sets forth, as of January 31, 1999, the name, age and position within MiningCo of each director, executive officer and other key employee of MiningCo.

                   NAME                         AGE                                 POSITION
------------------------------------------      ---      ---------------------------------------------------------------
Scott P. Kurnit*(1).......................          44   Chairman of the Board of Directors, President and Chief
                                                         Executive Officer
William C. Day*...........................          34   Chief Operating Officer
Todd B. Sloan*............................          36   Chief Financial Officer
Alan T. Wragg*............................          55   President--Advertising Sales and E-Commerce
John R. Caplan............................          29   Vice President--Marketing
A. Jeffrey Radov..........................          47   Vice President--Business Development
Elizabeth A. Maier........................          46   Vice President--Product Design and Development
Eric W. Bingham...........................          39   Vice President--Business Operations
Olga V. Taller............................          41   Vice President--Guide Operations
Robert W. Harris..........................          41   Vice President--Finance and Administration
Kenneth H. Appleman.......................          40   Vice President--Chief Technology Officer
Frank J. Biondi, Jr.......................          53   Director
Dixon R. Doll (1).........................          56   Director
Ronald Unterman (1)(2)....................          52   Director
Marc M. Watson (1)(2).....................          53   Director
Kristopher A. Wood (2)....................          27   Director

------------------------

 * Denotes executive officer.

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

    SCOTT P. KURNIT has served as MiningCo's Chairman of the Board of Directors, President and Chief Executive Officer since he founded MiningCo in June 1996. From March 1995 to February 1996, Mr. Kurnit served as President and Chief Executive Officer of MCI/News Corporation Internet Ventures with responsibility for the Internet initiatives of the parent companies. From June 1993 to March 1995, Mr. Kurnit served as Executive Vice President of Prodigy Service Co., an online services company ("Prodigy"). From March 1985 to June 1993, Mr. Kurnit was the President for both Viewer's Choice and Showtime Event Television for Viacom Inc. From June 1979 to March 1985, Mr. Kurnit was employed by Warner Communication in various capacities, including Director of Programming for Qube and Vice President of Programming and Advertising Sales for all of the company's cable systems. Mr. Kurnit received his B.A. in Sociology and Communications from Hampshire College.

    WILLIAM C. DAY has served as MiningCo's Chief Operating Officer since he co-founded MiningCo in June 1996. From December 1998 until January 1999, Mr. Day also served as MiningCo's Chief Financial Officer. From October 1995 to June 1996, Mr. Day served as Vice President, Software Development for Prodigy. From July 1994 to October 1995, Mr. Day served as Vice President, General Manager for Content and Community for Prodigy, and from May 1993 to July 1994, he served as Director, Internet Development for Prodigy. Mr. Day received his B.S. in Mechanical Engineering from Yale University, and an M.B.A. from The Wharton School of the University of Pennsylvania.

    TODD B. SLOAN has served as MiningCo's Chief Financial Officer since January 1999. From August 1996 to October 1998, Mr. Sloan served as Executive Vice President/Chief Operating Officer for SW Networks (a wholly owned subsidiary of Sony Music since November 1997 and a wholly owned subsidiary of Sony Corporation of America from February 1995 to October 1997). From February 1995 to October 1998, Mr. Sloan also served as Chief Financial Officer of SW Networks. From September 1985 to February 1995, Mr. Sloan served in various capacities, including Senior Manager, for Ernst &

Young. Mr. Sloan received his B.B.A. in Accounting and Finance from the University of Wisconsin/ Madison. Mr. Sloan is a C.P.A.

    ALAN T. WRAGG has served as MiningCo's President--Advertising Sales and E-Commerce since August 1996. From September 1987 to August 1996, Mr. Wragg served as the Publisher of TVSM, Inc. (now owned by News Corporation), a U.S. publisher of cable television programming guides, including The Cable Guide, Total TV Weekly and Total TV Online. Mr. Wragg also spent 14 years at Time Inc. as Advertising Director at LIFE Monthly and as a sales executive at Sports Illustrated. Mr. Wragg received his B.B.A. in Marketing from Cleveland State University, and an M.B.A. from Adelphi University.

    JOHN R. CAPLAN has served as MiningCo's Vice President--Marketing since November 1998. From October 1995 to November 1998, Mr. Caplan served as Director of Marketing for Berenter Greenhouse & Webster, an advertising and marketing agency specializing in consumer brands. From October 1994 to September 1995, he served as President of Advertising & Diversity, Inc., a marketing strategy firm. From September 1991 to October 1994, Mr. Caplan served as an Account Executive for TDI Worldwide (now owned by CBS Corporation), an outdoor advertising company. Mr. Caplan received his B.A. in English from the University of Rochester.

    A. JEFFREY RADOV has served as MiningCo's Vice President--Business Development since September 1996, and also served as MiningCo's Chief Financial Officer from November 1997 to December 1998. From January 1996 to August 1996, Mr. Radov served as Director of Content and Communities for Prodigy. From January 1992 to December 1995, Mr. Radov served as a principal of Radov & Associates, a private consulting firm. Mr. Radov received his B.A. in Social Science from Cornell University, and an M.B.A. from The Wharton School of the University of Pennsylvania.

    ELIZABETH A. MAIER has served as MiningCo's Vice President--Product Design and Development since July 1996. From November 1995 to July 1996, Ms. Maier served as Prodigy's Senior Director, Product Design. From July 1995 to November 1995, Ms. Maier served as Prodigy's Manager, Customer Applications. From October 1988 to July 1995, Ms. Maier held a variety of product design and management positions with Prodigy. Ms. Maier received her B.A. in Psychology from Syracuse, and a Ph.D. in Cognitive Psychology from Michigan State University.

    ERIC W. BINGHAM has served as MiningCo's Vice President--Business Operations since July 1996. From June 1995 to June 1996, Mr. Bingham served as Director, Business Development for News Corporation, an international media company. From January 1990 to May 1995, Mr. Bingham served as Director, International Operations for Home Box Office, a division of Time Warner Inc. Mr. Bingham received his B.A. in History from Allegheny College, and an M.B.A. from Boston University.

    OLGA V. TALLER has served as MiningCo's Vice President--Guide Operations since August 1996. From April 1987 to August 1996, Ms. Taller held various positions at Prodigy, including Director, Server Infrastructure and Manager of the Advanced Connectivity and Database Group. Ms. Taller received her M.S. in Economics from the Moscow Institute of Economics and Statistics.

    ROBERT W. HARRIS has served as MiningCo's Vice President--Finance and Administration since July 1996. From January 1994 to June 1996, Mr. Harris was a private consultant to media start-up venture companies. From 1986 to December 1993, Mr. Harris worked in various capacities for Home Box Office and Paramount Pictures Corp. Mr. Harris received his B.S. in Commerce from the University of Virginia and is a C.P.A.

    KENNETH H. APPLEMAN has served as MiningCo's Vice President--Chief Technology Officer since July 1996. From October 1995 to July 1996, Mr. Appleman served as President of Precognetics, Inc., a technical consulting firm. From September 1985 to October 1995, Mr. Appleman held a variety of technical management and software development positions at Prodigy. Mr. Appleman received his B.A. in English from S.U.N.Y. Albany, and an M.S. in Computer Science from Pace University.

    FRANK J. BIONDI, JR. has served as a director of MiningCo since December 1998. From April 1996 to November 1998, Mr. Biondi served as Chairman and Chief Executive Officer of Universal Studios, Inc., an international entertainment company. From July 1987 to January 1996, Mr. Biondi served as President and Chief Executive Officer of Viacom Inc., an international entertainment company. Mr. Biondi currently serves on the boards of directors of Bank of New York Company, Inc., a bank holding company, and Vail Resorts, Inc., a mountain resort company. Mr. Biondi received his B.A. in Psychology from Princeton University, and an M.B.A. from Harvard University.

    DIXON R. DOLL has served as a director of MiningCo since August 1997. Since June 1996, Mr. Doll has served as Managing General Partner of Doll Capital Management, a venture capital investment firm. From September 1994 to June 1996, Mr. Doll was an independent venture capitalist. From 1985 to September 1994, Mr. Doll served as General Partner of Accel Partners, a venture capital investment firm. Since 1973, Mr. Doll has held various senior management positions at DMW Group LLC and predecessor entities, a network integration and professional services firm, including Chairman of the Board of Directors and Chief Executive Officer. Mr. Doll serves on the boards of directors of International Manufacturing Services, Inc., a provider of advanced manufacturing services, Network Equipment Technologies, Inc., a manufacturer of multi-service communications products, Zamba Corp., a supplier of mobile data communication software, and a number of private companies. Mr. Doll received a B.S. in Electrical Engineering from Kansas State University, and an M.S.E. and Ph.D. from the University of Michigan.

    RONALD UNTERMAN has served as a director of MiningCo since January 1997. From August 1988 to December 1997, Mr. Unterman served as Vice President of Envirogen, Inc. Since December 1997, Mr. Unterman has served as Senior Vice President, Technology Development of Envirogen, Inc., an environmental biotechnology company. Mr. Unterman received his B.A. in Biology from Haverford College, and a Ph.D. from Columbia University in Biochemistry.

    MARC M. WATSON has served as a director of MiningCo since April 1998. In 1998, Mr. Watson co-founded C-Max Capital Corp., an investment firm focusing on private technology and medical-related companies and currently serves as its Managing Director. From October 1993 to October 1998, Mr. Watson was Chairman of the Board of Sano Corporation, a drug delivery systems development company. Mr. Watson currently serves on the board of directors of Equitrac Corporation, a provider of computer system solutions. Mr. Watson received both his B.B.A. in Accounting and his J.D. from the University of Miami.

    KRISTOPHER A. WOOD has served as a director of MiningCo since November 1998. Since September 1997, Mr. Wood has served as Managing Director of XL Ventures, Inc., the parent company of XL Ventures LLC, which is the venture capital investment subsidiary of Big Flower Holdings, Inc., an advertising, marketing and information services company. Since September 1995, Mr. Wood has also served as Director--Mergers & Acquisitions for Big Flower Holdings, Inc. (and its predecessor, Big Flower Press Holdings, Inc.). From July 1993 to May 1995, Mr. Wood was a member of the Global Finance Group at BT Alex. Brown Incorporated, an investment banking firm. Mr. Wood received his B.S. in Economics from The Wharton School of the University of Pennsylvania.

DIRECTORS' TERMS

    All directors hold office until the next annual meeting of stockholders or until their successors have been duly elected and qualified. Each of Messrs. Doll, Unterman, Watson and Wood was originally elected to the board of directors pursuant to an agreement that will terminate upon the closing of this offering. Mr. Kurnit was originally elected to the board of directors pursuant to a provision of his employment agreement, which provision will terminate upon the closing of this offering.

BOARD COMMITTEES

    The audit committee of the board of directors was established in May 1998 and reviews, acts on and reports to the board of directors with respect to various auditing and accounting matters, including the recommendation of MiningCo's independent auditors, the scope of the annual audits, fees to be paid to the independent auditors, the performance of MiningCo's independent auditors and the accounting practices of MiningCo. The members of the audit committee are Messrs. Unterman, Watson and Wood.

    The compensation committee of the board of directors was established in May 1998 and determines the salaries, benefits and stock option grants for MiningCo's employees, consultants, directors and other individuals compensated by MiningCo. The compensation committee also administers MiningCo's compensation plans. The members of the compensation committee are Messrs. Doll, Kurnit, Unterman and Watson.

DIRECTOR COMPENSATION

    Other than reimbursing directors for customary and reasonable expenses of attending board of directors or committee meetings, MiningCo does not currently compensate its directors.

    Under MiningCo's stock option plan, each individual who first becomes a non-employee member of the board of directors at any time after this offering will be granted an option to purchase 20,000 shares of common stock on the date the individual joins the board of directors, provided the individual has not previously been employed by MiningCo or any parent or subsidiary corporation. In addition, on the date of each annual stockholders' meeting beginning in 1999, each non-employee member of the board of directors who is to continue to serve on the board of directors will automatically be granted an option to purchase 5,000 shares of common stock, provided the individual has served as a non-employee member of the board of directors for at least six months. Please see "--Amended and Restated 1998 Stock Option/Stock Issuance Plan."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    MiningCo's compensation committee currently consists of Messrs. Doll, Kurnit, Unterman and Watson. Other than Mr. Kurnit, MiningCo's President and Chief Executive Officer, none of the members of the compensation committee is or has been an officer or employee of MiningCo. Prior to the formation of the compensation committee in May 1998, the board of directors as a whole made decisions relating to compensation of MiningCo's executive officers. Mr. Kurnit has participated in all discussions and decisions concerning the compensation of MiningCo's executive officers, except that he was excluded from discussions by the board of directors regarding his own compensation.

    Mr. Doll is affiliated with Doll Technology Investment Fund, Doll Technology Affiliates Fund, L.P. and Doll Technology Side Fund, L.P. Mr. Marc Watson is affiliated with C-Max Capital Limited Partnership-I. These funds, together with Mr. Kurnit, have in the past provided financing to MiningCo in consideration for the issuance of MiningCo securities. Please see "Certain Transactions" for information relating to these financing transactions.

    In addition to Mr. Marc Watson, Mr. Kevin Watson is affiliated with C-Max Capital Limited Partnership-I. MiningCo and Mr. Kevin Watson entered into an advisory agreement effective April 20, 1998, pursuant to which Mr. Kevin Watson agreed to provide consulting and advisory services to MiningCo. These services include introducing MiningCo to members of the investment community and assisting MiningCo with respect to financial and strategic matters. In consideration for his services under this agreement, Mr. Kevin Watson was granted a warrant to purchase up to a total of 21,360 shares of common stock at an exercise price of $5.06 per share. This warrant is exercisable at any time during the 10-year period beginning on the date of the closing of this offering.

EMPLOYMENT, SEVERANCE AND OTHER AGREEMENTS

    MiningCo and Mr. Kurnit are parties to a letter agreement dated October 20, 1996, as amended, governing his employment with MiningCo. The agreement expires in June 1999. The agreement provides that Mr. Kurnit will receive a base salary of $195,000 per annum and will be eligible to receive a bonus at the discretion of the board of directors, which bonus shall not be less than $100,000 per annum. Mr. Kurnit's employment may be terminated by MiningCo at any time. In the event that Mr. Kurnit is terminated by MiningCo without cause, Mr. Kurnit shall be entitled to be paid his base salary for 12 months following his termination. In addition, if Mr. Kurnit is involuntarily terminated within 12 months following a change of control of MiningCo, all of his unvested stock options will immediately vest and become fully exercisable.

    MiningCo and Mr. Wragg are parties to a letter agreement dated July 28, 1996, as amended on October 21, 1998, governing his employment with MiningCo. The agreement provides that Mr. Wragg will receive a base salary of $125,000 per annum and will be eligible to receive a quarterly commission bonus based on annual gross advertising sales revenue. The agreement also provides that Mr. Wragg's salary, bonus and option grants are to be reviewed annually by the compensation committee. In the event that Mr. Wragg's employment is terminated for any reason by MiningCo other than for gross misconduct, Mr. Wragg shall be entitled to be paid his base salary for 12 months following his termination and he shall receive MiningCo's standard benefits for six months following his termination. In addition, if Mr. Wragg is involuntarily terminated within 12 months following a change of control of MiningCo, all of his unvested stock options will immediately vest and become fully exercisable.

    MiningCo and Mr. Sloan are parties to a letter agreement dated January 11, 1999 governing his employment with MiningCo. The agreement provides that Mr. Sloan will receive a base salary of $165,000 per annum and options to purchase 62,300 shares of common stock at an exercise price of $4.21 per share. Mr. Sloan will also be eligible to participate in an executive bonus pool if one is established. In the event that Mr. Sloan is terminated without cause he shall be entitled to be paid his base salary for three months following his termination. In addition, if Mr. Sloan is involuntarily terminated within 12 months following a change of control of MiningCo, all of his unvested stock options will immediately vest and become fully exercisable.

EXECUTIVE COMPENSATION

    The following table sets forth all compensation awarded to, earned by or paid to MiningCo's Chief Executive Officer and the other two executive officers of MiningCo whose annual salary and bonus exceeded $100,000 in 1998 for services rendered in all capacities to MiningCo during 1997 and 1998.

                           SUMMARY COMPENSATION TABLE


                                                                                                       LONG-TERM
                                                                                                     COMPENSATION
                                                                                                   -----------------
                                                                           ANNUAL COMPENSATION(1)       AWARDS
                                                                                                   -----------------
                                                                           ----------------------  SHARES UNDERLYING
NAME AND PRINCIPAL POSITION                                       YEAR       SALARY      BONUS          OPTIONS
--------------------------------------------------------------  ---------  ----------  ----------  -----------------
Scott P. Kurnit...............................................       1998  $  170,750  $  100,000            9,204
  President, Chief Executive Officer and Chairman of the Board       1997     138,125     100,000           21,475
  of Directors
William C. Day................................................       1998     125,625      25,000           74,012
  Chief Operating Officer                                            1997     109,687          --          180,990
Alan T. Wragg.................................................       1998     137,732          --           11,840
  President--Advertising Sales and E-Commerce                        1997     131,250          --          118,449


------------------------

(1) In accordance with the rules of the SEC, other compensation in the form of perquisites and other personal benefits has been omitted for the named executive officers because the aggregate amount of these perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total of annual salary and bonuses for each of the named executive officers in 1997 and 1998.

OPTION GRANTS IN LAST YEAR

    The following table sets forth information regarding options granted to the named executive officers during the year ended December 31, 1998. Each option represents the right to purchase one share of common stock and was granted under MiningCo's stock option plan. These options become exercisable at a rate of 25% annually over four years from the date of grant. However, all options that expire prior to July 2008 shall accelerate and become exercisable upon the closing of this offering. MiningCo has not granted any stock appreciation rights.

                                  INDIVIDUAL GRANTS                                            POTENTIAL REALIZABLE VALUE
                              --------------------------                                        AT ASSUMED ANNUAL RATES
                               NUMBER OF    % OF TOTAL                                               OF STOCK PRICE
                              SECURITIES      OPTIONS                                                 APPRECIATION
                              UNDERLYING    GRANTED TO                                             FOR OPTION TERM(3)
                                OPTIONS      EMPLOYEES     EXERCISE     MARKET    EXPIRATION   --------------------------
NAME                            GRANTED     IN 1998(1)       PRICE     PRICE(2)      DATE           0%            5%
----------------------------  -----------  -------------  -----------  ---------  -----------  ------------  ------------
Scott P. Kurnit.............       9,204           2.2%    $    0.56      $24.00    03/30/08   $    215,742  $    354,662

William C. Day..............       6,372           1.5          0.51       24.00    03/30/08        149,678       245,854
                                  67,640          16.3          1.01       24.00    07/02/08      1,555,044     2,575,966

Alan T. Wragg...............       4,720           1.1          0.51       24.00    03/30/08        110,873       182,114
                                   7,120           1.7          1.01       24.00    07/02/08        163,689       271,154


NAME                              10%
----------------------------  ------------
Scott P. Kurnit.............  $    567,793
William C. Day..............       393,406
                                 4,142,261
Alan T. Wragg...............       291,412
                                   436,028


------------------------

(1) During the year ended December 31, 1998, MiningCo granted options to purchase a total of 415,611 shares of common stock to employees.


(2) There was no public market for the common stock during 1998. For purposes of this table, the assumed initial public offering price of $24.00 per share has been assumed to be the market price at the date of grant.

(3) Amounts in these columns represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 0%, 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the SEC and do not represent MiningCo's estimate or projection of MiningCo's future common stock prices. Actual gains, if any, on stock option exercises depend on MiningCo's future performance and overall stock market conditions. The amounts reflected in the table may be more or less than the amounts actually achieved.

AGGREGATED OPTION EXERCISES IN THE YEAR ENDED DECEMBER 31, 1998 AND YEAR-END
  OPTION VALUES


    The following table sets forth information concerning the value realized upon exercise of options during 1998 and the number and value of unexercised options held by each of the named executive officers at December 31, 1998. There was no public trading market for the common stock as of December 31, 1998. Accordingly, the values set forth below have been calculated on the basis of the assumed initial public offering price of $24.00 per share, less the applicable exercise price per share, multiplied by the number of shares underlying the options.



                                                  VALUE         NUMBER OF SECURITIES
                                                REALIZED       UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                   SHARES     (MARKET PRICE   OPTIONS AT DECEMBER 31,     IN-THE- MONEY OPTIONS AT
                                  ACQUIRED     AT EXERCISE              1998                  DECEMBER 31, 1998
                                     ON       LESS EXERCISE  --------------------------  ---------------------------
NAME                              EXERCISE      PRICE)(1)    EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
-------------------------------  -----------  -------------  -----------  -------------  ------------  -------------
Scott P. Kurnit................          --             --       30,678             --   $    718,786   $        --
William C. Day.................       1,780    $    41,812      123,282        129,940(2)    2,895,894    3,018,471
Alan T. Wragg..................          --             --       69,769         60,520(3)    1,638,873    1,418,055


------------------------


(1) Solely for purposes of this calculation, the fair market value of the common stock at the time of the exercise was deemed to be the assumed initial public offering price of $24.00 per share. The exercise price of the options was $0.51 per share.



(2) Options to purchase 62,300 shares of common stock will accelerate and become exercisable when this offering closes. This will result in an increase in the value of Mr. Day's unexercised in-the-money exercisable options of $1,463,427.



(3) Options to purchase 53,400 shares of common stock will accelerate and become exercisable when this offering closes. This will result in an increase in the value of Mr. Wragg's unexercised in-the-money exercisable options of $1,254,366.


AMENDED AND RESTATED 1998 STOCK OPTION/STOCK ISSUANCE PLAN

    MiningCo's amended and restated 1998 stock option/stock issuance plan serves as the successor equity incentive program to MiningCo's 1997 employee incentive stock option plan. The 1998 stock option/stock issuance plan became effective on July 2, 1998 upon adoption by the board of directors and was approved by the stockholders on the same day. On February 1, 1999 the board approved the amended and restated 1998 stock option/stock issuance plan, which was approved by the stockholders on the same day. 1,886,800 shares of common stock were initially authorized for issuance under the stock option plan. This initial share reserve was comprised of the shares that remained available for issuance under the old stock option plan on the effective date of the new stock option plan, including the shares subject to outstanding options under that plan plus an increase of 890,000 shares. On February 5, 1999, the board authorized, and the stockholders approved, an increase of 1,338,085 shares. Outstanding options under the old stock option plan were incorporated into the new stock option plan upon the date of the approval of the new stock option plan, and no further option grants are being made under the old stock option plan. The incorporated options will continue to be governed by their existing terms, unless the plan administrator elects to extend one or more features of the new stock option plan to those options.

    As of the date of this prospectus, there are outstanding options to purchase a total of 2,052,003 shares of common stock under the new stock option plan, of which options to purchase 390,463 shares are currently exercisable. Of the options to purchase 1,661,540 shares of common stock that are not currently exercisable, the options to purchase 361,332 shares of common stock, with a weighted average exercise price of $0.51 per share, originally granted under the old stock option plan shall immediately vest and become exercisable upon the closing of this offering. Since MiningCo intends to file a registration statement on Form S-8 as soon as practicable following the closing of this offering, any shares issued upon exercise of these options will be immediately available for sale in the public market, subject to the terms of lock-up agreements entered into between substantially all of these optionholders and the underwriters.


    Except as otherwise noted in the previous paragraph or below, the outstanding options under the old stock option plan contain substantially the same terms and conditions summarized below for the discretionary option grant program in effect under the new stock option plan. The new stock option plan is divided into three separate components:

    - the discretionary option grant program under which eligible individuals in MiningCo's employ or service (including officers, non-employee members of the board of directors, consultants and guides) may, at the discretion of the plan administrator, be granted options to purchase shares of common stock at an exercise price determined by the plan administrator;

    - the stock issuance program under which those individuals may, in the plan administrator's discretion, be issued shares of common stock directly, through the purchase of those shares at a price determined by the plan administrator or as a bonus tied to the performance of services; and

    - the automatic option grant program under which option grants will automatically be made at periodic intervals to eligible non-employee members of the board of directors to purchase shares of common stock at an exercise price equal to 100% of the fair market value of those shares on the grant date.

    In no event may any one participant in the new stock option plan receive option grants or direct stock issuances for more than 267,000 shares in the aggregate per calendar year. Under the old stock option plan, only employees were eligible to receive option grants and the exercise price could not be less than the fair market value per share on the grant date.

    The discretionary option grant program and the stock issuance program are administered by the compensation committee of the board of directors. The compensation committee as plan Administrator has complete discretion to determine which eligible individuals are to receive option grants or stock issuances, the time or times when option grants or stock issuances are to be made, the number of shares subject to each grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the Federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The administration of the automatic option grant program is self-executing in accordance with the express provisions of that program. Under the old stock option plan, only incentive stock options were granted.

    The exercise price for the shares of common stock subject to option grants made under the new stock option plan may be paid in cash or in shares of common stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee. In addition, the plan administrator may provide financial assistance to one or more participants in the new stock option plan in connection with their acquisition of shares, by allowing those individuals to deliver a full-recourse, interest-bearing promissory note in payment of the option exercise price and any associated withholding taxes incurred in connection with that acquisition.

    In the event of an acquisition of MiningCo, whether by merger or asset sale or a sale by the stockholders of more than 50% of the total voting power of MiningCo that is recommended by the board of directors, each outstanding option under the discretionary option grant program which is not to be assumed by the successor corporation or otherwise continued will automatically accelerate in full, and all repurchase rights relating to shares under the discretionary option grant program and stock issuance program will immediately lapse, except to the extent MiningCo's repurchase rights with respect to those shares are to be assigned to the successor corporation or otherwise continued in effect. Under the stock option plan, the plan administrator has the authority at the time of grant to provide that the shares subject to options granted under the discretionary option grant program will automatically vest:

    - upon an acquisition of MiningCo whether or not those options are assumed or continued, or

    - upon a hostile change in control of MiningCo effected through:

       - a tender offer for more than 50% of MiningCo's outstanding voting stock, or

       - a proxy contest for the election of the board of directors, or

       - if the individual is terminated involuntarily or resigns for good reason within 12 months following an acquisition in which the individual's options were assumed or otherwise continued in effect or following a hostile change in control.

The vesting of outstanding shares under the stock issuance program may be accelerated upon similar terms and conditions. In addition, all outstanding options under MiningCo's old stock option plan will be exercisable upon the closing of this offering.

    Stock appreciation rights are authorized for issuance under the discretionary option grant program, which rights provide the holders with the election to surrender their outstanding options for an appreciation distribution from MiningCo equal to the excess of the fair market value of the vested shares of common stock subject to the surrendered option over the aggregate exercise price payable for those shares. This appreciation distribution may be made in cash or in shares of common stock. There are currently no outstanding stock appreciation rights.

    The plan administrator has the authority to effect the cancellation of outstanding options under the discretionary option grant program (including options incorporated from the old stock option plan) in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of the common stock on the new grant date.

    Under the automatic option grant program, non-employee board of directors members will be entitled to receive option grants. Each automatic grant will have an exercise price equal to the fair market value per share of common stock on the grant date and will have a maximum term of 10 years, subject to earlier termination following the optionee's cessation of board of directors service. Each automatic option will be immediately exercisable; however, any shares purchased upon exercise of the option will be subject to repurchase, at the option exercise price paid per share, should the optionee's service as a non-employee member of the board of directors cease prior to vesting in the shares. Each 20,000-share grant will vest in four equal and successive annual installments over the optionee's period of board of director service. Each annual 5,000-share grant will vest upon the optionee's completion of one year of board of directors service measured from the grant date. However, each outstanding option will immediately vest upon changes in control of MiningCo or the death or disability of the optionee while serving as a board of directors member. Please see "--Director Compensation."

    The board of directors may amend or modify the stock option plan at any time, subject to any required stockholder approval. The stock option plan will terminate on the earliest of:

    - July 1, 2008

    - the date on which all shares available for issuance under the stock option plan have been issued as fully-vested shares

    - the termination of all outstanding options in connection with particular changes in control or ownership of MiningCo

1999 EMPLOYEE STOCK PURCHASE PLAN

    MiningCo's employee stock purchase plan will become effective when the underwriting agreement for this offering is executed. The purchase plan is designed to allow eligible employees of MiningCo and participating subsidiaries to purchase shares of common stock, at semi-annual intervals, through their periodic payroll deductions. 125,000 shares of common stock have been reserved for issuance under the purchase plan.

    The purchase plan will be implemented in a series of successive purchase periods, each with a duration of six months. Purchase periods will generally run from the first business day in May to the last business day in October each year and from the first business day in November to the last business day in April the next year. However, the initial purchase period will begin on the underwriting agreement's execution date and will end on October 31, 1999.

    Employees who are scheduled to work more than 20 hours per week for more than five calendar months per year on the start date of any purchase period are eligible to enter the purchase plan on that start date.

    Payroll deductions may not exceed 15% of the participant's cash earnings. The accumulated payroll deductions of each participant will be applied to the purchase of shares on the participant's behalf on each purchase date. The purchase price per share will equal 85% of the lower of the fair market value of the common stock on the start of the purchase period or the fair market value on the purchase date. No participant may purchase more than 500 shares on any purchase date.

    In the event MiningCo is acquired by merger or asset sale, all outstanding purchase rights will automatically be exercised immediately prior to the effective date of the acquisition. The purchase price will be equal to 85% of the lower of the fair market value per share of common stock on the start of the purchase period in which that acquisition occurs or the fair market value per share of common stock immediately prior to the acquisition.

    The purchase plan will terminate on the earliest of:

    - October 31, 2009

    - the date on which all shares available for issuance under the purchase plan have been sold in accordance with the purchase plan

    - the date on which all purchase rights are exercised in connection with an acquisition of MiningCo by merger or asset sale

    Subject to stockholder approval for certain amendments, the board of directors may at any time alter, suspend or discontinue the purchase plan.

                              CERTAIN TRANSACTIONS

SERIES A FINANCING

    Between March 1997 and January 1998, MiningCo issued convertible promissory notes in an aggregate principal amount of $4,950,000 to a number of investors, including the investors set forth in the table below. Pursuant to their terms, the principal amount due on these notes was either automatically convertible into shares of MiningCo's capital stock upon the closing of the next equity financing conducted by MiningCo or due and payable on the earlier of the fifth anniversary of the delivery of the notes or upon an event of default under the notes. These notes bore interest at a variable rate equal to the prime rate published by a major financial institution plus 2% per annum. On April 23, 1998, in consideration for the cancellation of the principal amount of these notes and $70,000 in interest that accrued on these notes prior to August 12, 1997, MiningCo issued to the noteholders a total of 3,346,715 shares of Series A convertible preferred stock. The remaining interest on these notes was evidenced by newly issued unsecured promissory notes that, by their terms, will be forgiven and cancelled upon the closing of this offering. Upon the closing of this offering, the outstanding shares of Series A convertible preferred stock will convert into a total of 1,191,433 shares of common stock.

    At the time of the delivery of the convertible promissory notes, MiningCo issued warrants to purchase a total of 309,748 shares of common stock to the investors. Of these warrants, warrants to purchase 218,890 shares of common stock had an exercise price of $0.03 per share and warrants to purchase 90,858 shares of common stock had an exercise price of $4.21 per share. In December 1998, all of the warrants to purchase common stock at an exercise price of $0.03 per share were exercised and warrants to purchase a total of 66,753 shares of common stock at an exercise price of $4.21 per share were exercised. The remaining warrant for 24,105 shares was cancelled.

    The following table lists the number of shares of Series A convertible preferred stock that were purchased, and the warrants that were exercised in December 1998, by executive officers, directors and their affiliated entities, and by 5% stockholders:

                                                     AMOUNT OF
                                                     PRINCIPAL        AMOUNT OF
                                                   SURRENDERED IN     INTEREST
                                                   CONSIDERATION   SURRENDERED IN    NUMBER OF $0.03      NUMBER OF $4.21
                                NUMBER OF SHARES    OF SERIES A     CONSIDERATION        WARRANTS            WARRANTS
                                   OF SERIES A       PREFERRED       OF SERIES A    TO PURCHASE COMMON  TO PURCHASE COMMON
PURCHASER                        PREFERRED STOCK       STOCK       PREFERRED STOCK   STOCK EXERCISED      STOCK EXERCISED
------------------------------  -----------------  --------------  ---------------  ------------------  -------------------
Crystal Internet Venture Fund,
  L.P.........................        711,109       $  1,066,664             --           14,748                39,556
Doll Technology Affiliates
  Fund, L.P...................         49,217       $     73,826             --            5,270                   183
Doll Technology Investment
  Fund........................        836,542       $  1,219,776      $  35,036           89,563                 3,099
Doll Technology Side Fund,
  L.P.........................         32,044       $     48,066             --            3,431                   119
Scott P. Kurnit...............        200,000       $    300,000             --            4,154                11,125
Open Text Corporation.........        433,333       $    650,000             --               --                    --
Zero Stage Capital V, L.P.....        917,803       $  1,341,668      $  35,036           98,263                 3,400

SERIES B FINANCING

    Between November 1997 and February 1998, MiningCo issued convertible promissory notes in an aggregate principal amount of $2,800,000 to a number of existing investors, including Crystal Internet Venture Fund, L.P., Doll Technology Affiliates Fund, L.P., Doll Technology Investment Fund, Doll Technology Side Fund, L.P. and Zero Stage Capital V, L.P. Pursuant to their terms, the notes were either automatically convertible into shares of MiningCo's Series B convertible preferred stock upon the closing of the next equity financing conducted by MiningCo or due and payable on the earlier of the first anniversary of the delivery of the notes, unless the payee extended the maturity date, or upon an event of default under the notes. These notes bore interest at a fixed rate equal to 10% per annum, although a few of these notes bore interest at a variable rate equal to the prime rate published by a major financial institution plus 2% per annum. In addition, at the time of the delivery of the convertible promissory notes, MiningCo issued warrants to these investors to purchase a total of 250,192 shares of common stock at an exercise price of $5.06 per share. In December 1998, all of these warrants were exercised.

    On April 23, 1998, in consideration for the cancellation of the principal amount of $2,800,000 and $69,800 in accrued interest under the convertible promissory notes, MiningCo issued to the noteholders a total of 1,594,380 shares of Series B convertible preferred stock. Further, in consideration for the cancellation of $1,700,000 in principal and $305,800 in accrued interest under an obligation to Open Text Corporation, MiningCo issued to Open Text Corporation 1,114,327 shares of Series B convertible preferred stock. Moreover, additional investors, including C-Max Capital Limited Partnership-I, purchased a total of 2,688,893 shares of Series B convertible preferred stock in consideration for $4,840,007. In addition to the issuance of shares of Series B convertible preferred stock, on April 23, 1998, MiningCo issued warrants to the additional investors to purchase a total of 107,695 shares of common stock at an exercise price of $7.02 per share. In December 1998, warrants to purchase a total of 103,801 shares of common stock were exercised. The remaining warrant was cancelled.

    In June 1998, MiningCo issued a total of 1,199,996 shares of Series B convertible preferred stock to various investors in consideration for $2,160,000. These investors included Crystal Internet Venture Fund, L.P., Doll Technology Affiliates Fund, L.P., Doll Technology Investment Fund, Doll Technology Side Fund, L.P. and XL Capital Corporation.

    Upon the closing of this offering, the outstanding shares of Series B convertible preferred stock will convert into a total of 2,348,752 shares of common stock.

    The following table lists the shares of Series B convertible preferred stock purchased, and the warrants exercised in December 1998, by executive officers, directors and their affiliated entities, and by 5% stockholders:

                                                     AMOUNT OF       AMOUNT OF
                                                     PRINCIPAL        INTEREST
                                                   SURRENDERED IN  SURRENDERED IN
                                                   CONSIDERATION   CONSIDERATION     NUMBER OF $5.06      NUMBER OF $7.02
                                NUMBER OF SHARES    OF SERIES B     OF SERIES B         WARRANTS             WARRANTS
                                   OF SERIES B       PREFERRED       PREFERRED     TO PURCHASE COMMON   TO PURCHASE COMMON
PURCHASER                        PREFERRED STOCK       STOCK           STOCK         STOCK EXERCISED      STOCK EXERCISED
------------------------------  -----------------  --------------  --------------  -------------------  -------------------
C-Max Capital Limited
  Partnership-I...............       2,222,222                --             --                --               85,440
Crystal Internet Venture Fund,
  L.P.........................         482,136      $    600,000     $   17,850            54,884                   --
Doll Technology Affiliates
  Fund, L.P...................          30,437      $     40,219     $    1,162             3,659                   --
Doll Technology Investment
  Fund........................         517,339      $    683,595     $   19,752            62,192                   --
Doll Technology Side Fund,
  L.P.........................          19,817      $     26,186     $      757             2,383                   --
Open Text Corporation.........       1,114,327      $  1,700,000     $  305,789                --                   --
XL Ventures LLC...............         277,778                --             --                --                   --
Zero Stage Capital V, L.P.....         428,771      $    750,000     $   21,788            68,234                   --

SERIES C FINANCING

    On October 5, 1998, MiningCo issued convertible promissory notes in an aggregate principal amount of $1,081,000 to a number of existing investors, including some of the investors set forth in the table below. Pursuant to their terms, these notes were either automatically convertible into shares of MiningCo's Series C convertible preferred stock upon the closing of the next equity financing conducted by MiningCo or due and payable on the earlier of the 60th day following October 5, 1999 or an event of default under the notes. These notes bore interest at a fixed rate equal to 8% per annum.


    On November 13, 1998, in consideration for the cancellation of the principal amount and $8,900 in accrued interest under the convertible promissory notes, MiningCo issued to the noteholders a total of 558,917 shares of Series C convertible preferred stock. Further, in consideration for the cancellation of $1,555,600 in principal and $226,400 in accrued interest under an obligation to Open Text Corporation, MiningCo issued to Open Text Corporation 913,856 shares of Series C convertible preferred stock. This amount represented all of the remaining principal and interest under this obligation. Moreover, additional third-party investors, including some of the investors set forth in the table below, purchased a total of 5,437,953 shares of Series C convertible preferred stock in consideration for $10,604,000, at a price per share equal to $5.48 (calculated on an as-converted post-split basis). The terms of the Series C convertible preferred stock were determined by arm's length negotiation between MiningCo and XL Ventures LLC and Prospect Street NYC Discovery Fund, L.P., third parties previously unaffiliated with MiningCo.


    On December 4, 1998, MiningCo issued an aggregate of 391,085 shares of Series C convertible preferred stock to existing stockholders in consideration for $762,600.

    Upon the closing of this offering, the outstanding shares of Series C convertible preferred stock will convert into a total of 2,599,455 shares of common stock.

    The following table lists the number of shares of Series C convertible preferred stock purchased by executive officers, directors and their affiliated entities, and by 5% stockholders:

                                                                  AMOUNT OF       AMOUNT OF
                                                                  PRINCIPAL        INTEREST
                                                  NUMBER OF     SURRENDERED IN  SURRENDERED IN
                                                  SHARES OF     CONSIDERATION   CONSIDERATION
                                                   SERIES C      OF SERIES C     OF SERIES C
                                                  PREFERRED       PREFERRED       PREFERRED
PURCHASERS                                          STOCK           STOCK           STOCK
----------------------------------------------  --------------  --------------  --------------

C-Max Capital Limited Partnership-I...........        599,123    $    400,000     $    3,289

Crystal Internet Venture Fund, L.P............        513,635    $    193,000     $    1,587

Doll Technology Affiliates Fund, L.P..........         27,640    $      5,000     $       41

Doll Technology Investment Fund...............        469,792    $    245,000     $    2,014

Doll Technology Side Fund, L.P................         17,996    $      3,000     $       25

Open Text Corporation.........................        913,856    $  1,555,600     $  226,400

Prospect Street NYC Discovery Fund, L.P.......      1,794,872              --             --

XL Ventures LLC...............................      1,794,872              --             --

Zero Stage Capital V, L.P.....................        121,503    $    235,000     $    1,932

Zero Stage Capital VI, L.P....................        512,821              --             --


    Between November 1, 1998 and December 30, 1998, the Dow Jones Internet Commerce Index increased approximately 63%. MiningCo believes that this factor, together with a continued increase in page views on MININGCO.COM and an increase in MiningCo's revenues for the quarter ended December 31, 1998 compared to the quarter ended September 30, 1998, was primarily responsible for the increase in the fair value of the common stock from $5.48 per share as of November 13, 1998 to the assumed initial public offering price per share as of December 30, 1998.

OPEN TEXT CORPORATION

    On October 17, 1996, MiningCo executed a promissory note payable to Open Text in the original principal amount of $3,905,616. On August 27, 1997, MiningCo and Open Text amended this note to reduce the principal amount outstanding under this note to $3,255,600. The remaining $650,000 in principal was evidenced by a newly issued convertible subordinated promissory note that was subsequently cancelled on April 23, 1998, in consideration for the issuance of 433,333 shares of Series A convertible preferred stock. None of the outstanding interest was evidenced by the newly issued convertible subordinated promissory note. On April 23, 1998, MiningCo and Open Text amended the promissory note to reduce the outstanding principal amount from $3,255,600 to $1,555,600. This reduction of $1,700,000 in principal, as well as $305,800 of interest, was simultaneously converted into 1,114,327 shares of Series B convertible preferred stock. On November 13, 1998, MiningCo issued 913,856 shares of Series C convertible preferred stock in cancellation of the remaining $1,555,600 in principal and $226,400 in interest outstanding under the promissory note.

    On August 27, 1997, in connection with the execution of the convertible subordinated promissory note, MiningCo issued Open Text warrants to purchase 24,105 shares of common stock at an exercise price of $4.21 per share. These warrants were cancelled in December 1998. In January 1998, MiningCo issued Open Text warrants to purchase 2,670 shares of common stock at an exercise price of $4.21 per share. In June and July of 1998, MiningCo issued Open Text warrants to purchase an aggregate of 6,230 shares of common stock at an exercise price of $4.21 per share. These warrants to purchase an aggregate of 8,900 shares of common stock remain outstanding.

AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT

    On April 23, 1998, MiningCo and the purchasers of its Series A convertible preferred stock and Series B convertible preferred stock entered into an investors' rights agreement. On November 13, 1998, the investors' rights agreement was amended and restated to include the purchasers of MiningCo's Series C convertible preferred stock. Under the terms of the amended and restated investors' rights agreement, holders of MiningCo's Series A convertible preferred stock, Series B convertible preferred stock and Series C convertible preferred stock were granted registration rights with respect to the registration under the Securities Act of the shares of common stock issuable upon conversion of their respective shares of MiningCo's convertible preferred stock. Comcast will become a party to the amended and restated investors' rights agreement. As a result, it will receive rights to have its shares of common stock registered for resale under the Securities Act. Please see "Description of Securities--Registration Rights."

STOCK OPTIONS GRANTED TO EXECUTIVE OFFICERS

    For information regarding the grant of stock options to executive officers and directors, please see "Management--Director Compensation" and "--Executive Compensation."

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information with respect to the beneficial ownership of MiningCo's common stock as of February 8, 1999, and as adjusted to reflect the sale of the shares of common stock offered by this prospectus and in the concurrent placement, by:

    - each person, or group of affiliated persons, who MiningCo knows beneficially owns 5% or more of the common stock,

    - each director and named executive officer of MiningCo and

    - all directors and executive officers of MiningCo as a group.

In accordance with the SEC's rules, the following table gives effect to the shares of common stock that could be issued upon the exercise of outstanding options and warrants within 60 days of February 8, 1999. In addition, the shares beneficially owned include the common stock issuable upon conversion of the convertible preferred stock upon the closing of this offering and the concurrent placement. Unless otherwise indicated in the footnotes to the table, the following individuals have sole vesting and sole investment control with respect to the shares they beneficially own.

                                                                                       PERCENTAGE OF SHARES
                                                                                        BENEFICIALLY OWNED
                                                                           ---------------------------------------------
                                                    NUMBER OF SHARES         BEFORE OFFERING AND     AFTER OFFERING AND
BENEFICIAL OWNER                                   BENEFICIALLY OWNED       CONCURRENT PLACEMENT    CONCURRENT PLACEMENT
----------------------------------------------  -------------------------  -----------------------  --------------------
Scott P. Kurnit (1)...........................           1,537,597                     18.4%                    13.3%
Marc M. Watson (2)............................           1,107,640                     13.3                      9.6
C-Max Capital Limited Partnership-I (3).......           1,089,840                     13.1                      9.4
Dixon R. Doll (4).............................             904,445                     10.8                      7.8
Open Text Corporation (5).....................             885,201                     10.6                      7.7
Doll Funds (6)................................             882,195                     10.6                      7.6
Zero Stage Capital Entities (7)...............             875,099                     10.5                      7.6
XL Ventures LLC (8)...........................             737,864                      8.8                      6.4
Kristopher A. Wood (9)........................             737,864                      8.8                      6.4
Crystal Internet Venture Fund, L.P. (10)......             716,839                      8.6                      6.2
Prospect Street NYC Discovery Fund, L.P.
  (11)........................................             638,975                      7.7                      5.5
William C. Day (12)...........................             135,742                      1.6                      1.2
Alan T. Wragg (13)............................              69,769                        *                        *
Ronald Unterman...............................              17,800                        *                        *
Frank J. Biondi, Jr...........................              17,800                        *                        *
All directors and executive officers as a
  group (9 persons) (14)......................           4,510,857                     52.6                     38.3

------------------------

*   Less than 1% of total.

(1) Includes 30,678 shares issuable upon the exercise of stock options. Does not include 195,800 shares issuable upon the exercise of options that do not vest within 60 days of February 8, 1999.

(2) Includes 1,089,840 shares beneficially owned by C-Max Capital Limited Partnership-I. Mr. Watson is a director of C-Max Capital Corporation, the general partner of C-Max Capital Limited Partnership-I. Mr. Watson disclaims beneficial ownership of the shares held by C-Max Capital Limited Partnership-I except to the extent of his pecuniary interest therein.


(3) The address of C-Max Capital Limited Partnership-I is 2950 SW 27th Avenue, Suite 110, Miami, FL 33133.

(4) Includes 22,250 shares held by the Dixon and Carol Doll Family Trust, of which Mr. Doll is a beneficiary. Also includes:

    - 804,082 shares beneficially owned by Doll Technology Investment Fund

    - 47,310 shares beneficially owned by Doll Technology Affiliates Fund, L.P.

    - 30,803 shares beneficially owned by Doll Technology Side Fund, L.P.

   Mr. Doll is the managing member of Doll Technology Investment Management,
    L.L.C., the general partner of each of these funds. Mr. Doll disclaims beneficial ownership of the shares held by these funds except to the extent of his pecuniary interest in each of them.

(5) Includes 8,900 shares issuable upon the exercise of warrants. The address of Open Text Corporation is 185 Columbia Street West, Waterloo, Ontario, Canada N2L 5Z5.

(6) Consists of:

    - 804,082 shares held by Doll Technology Investment Fund

    - 47,310 shares held by Doll Technology Affiliates Fund, L.P.

    - 30,803 shares held by Doll Technology Side Fund, L.P.

   The address of each of the foregoing entities is 3000 Sand Hill Road, Building 3, Suite 210, Menlo Park, California 94025.

(7) Consists of:

    - 692,534 shares held by Zero Stage Capital V Limited Partnership

    - 182,565 shares held by Zero Stage Capital VI Limited Partnership

   The address of each of the foregoing entities is 101 Main Street, 17th Floor, Cambridge, Massachusetts 02142-1519.

(8) The address of XL Ventures LLC is 1105 North Market Street, Suite 1300, Wilmington, DE 19801.

(9) Consists of 737,864 shares held by XL Ventures LLC. Mr. Wood is an employee of its parent company, XL Ventures, Inc. Mr. Wood disclaims beneficial ownership of these shares.

(10) The address of Crystal Internet Venture Fund, L.P. is 1120 Chester Avenue, Suite 310, Cleveland, Ohio 44114.

(11) The address of Prospect Street NYC Discovery Fund, L.P. is 10 East 40th Street, 44th Floor, New York, New York 10016.

(12) Includes 121,502 shares issuable upon the exercise of options. Does not include 62,300 shares issuable upon the exercise of options which will become exercisable upon the closing of this offering or 202,920 shares issuable upon the exercise of options that do not vest within 60 days of February 8, 1999.

(13) Consists of 69,769 shares issuable upon the exercise of options. Does not include 53,400 shares issuable upon the exercise of options which will become exercisable upon the closing of this offering or 24,920 shares issuable upon the exercise of options that do not vest within 60 days of Februay 8, 1999.

(14) Includes 225,509 shares issuable upon the exercise of stock options.

                           DESCRIPTION OF SECURITIES

    The following descriptions of the common stock, the preferred stock and provisions of MiningCo's certificate of incorporation reflect changes that will occur upon the filing of an amended and restated certificate of incorporation prior to the closing of this offering. This document will be filed with the SEC as an exhibit to MiningCo's registration statement, of which this prospectus forms a part.

    The authorized capital stock of MiningCo consists of 50,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share.

COMMON STOCK


    As of the date of this prospectus, there are 2,335,246 shares of common stock outstanding and held of record by 55 stockholders. There will be 11,586,894 shares of common stock outstanding upon the closing of this offering and the concurrent placement.


    Holders of common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders. Holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive dividends, if, as, and when declared by the board of directors out of funds legally available for such purposes, subject to any dividend preferences of any outstanding preferred stock. Upon the liquidation, dissolution or winding up of MiningCo, the holders of common stock are entitled to share ratably in the assets of MiningCo available for distribution, subject to the preferential rights of any outstanding preferred stock. Holders of the common stock have no preemptive, subscription, redemption or conversion rights. Upon the closing of this offering, there will be no shares of preferred stock outstanding. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that MiningCo may designate and issue in the future.

PREFERRED STOCK

    As of the date of this prospectus, there are 17,246,122 shares of convertible preferred stock outstanding. All outstanding shares of convertible preferred stock will be converted into a total of 6,139,640 shares of common stock upon the closing of this offering. After the closing, these shares of convertible preferred stock will no longer be authorized, issued or outstanding.

    Upon the closing of this offering, the board of directors will be authorized, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock in one or more series. The board of directors may fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each of these series, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of these series. MiningCo has no present plans to issue any shares of preferred stock. Please see "--Anti-Takeover Effects of Certain Provisions of Delaware Law and MiningCo's Certificate of Incorporation and Bylaws."

OPTIONS


    Options to purchase a total of 3,224,885 shares of common stock may be granted under the stock option plan. As of the date of this prospectus, there are outstanding under the stock option plan options to purchase a total of 2,052,003 shares of common stock, of which options to purchase 390,463 shares are currently exercisable. Of the options to purchase 1,661,540 shares of common stock that are not currently exercisable, the options to purchase 361,332 shares of common stock originally granted under MiningCo's predecessor stock option plan will immediately vest and become exercisable upon the closing of this offering. In addition, as of the date of this prospectus, there are outstanding options to purchase a total of 49,787 shares of common stock which were not granted under the stock option plan, none of which are currently exercisable. Since MiningCo intends to file a registration statement on Form S-8 as soon as practicable following the closing of this offering, any shares issued upon exercise of these options will be immediately available for sale in the public market, subject to the terms of lock-up agreements entered into between substantially all of these optionholders and the underwriters. Please see "Management--Amended and Restated 1998 Stock Option/Stock Issuance Plan" and "Shares Eligible for Future Sale."

COMMON STOCK WARRANTS

    As of the date of this prospectus, MiningCo has outstanding warrants to purchase a total of 65,860 shares of common stock, at an average exercise price of $9.80 per share. Of these warrants, the holders of warrants to purchase a total of 30,260 shares of common stock have entered into lock-up agreements with the underwriters. The warrants contain anti-dilution provisions providing for adjustments of the exercise price and the number of shares of common stock underlying the warrants upon the occurrence of any recapitalization, reclassification, stock dividend, stock split, stock combination or similar transaction. The warrants grant to their holders registration rights, described below, with respect to the common stock issuable upon their exercise. Please see "Shares Eligible for Future Sale."

REGISTRATION RIGHTS


    Pursuant to the terms of the amended and restated investors' rights agreement, after the closing of this offering and the concurrent placement the holders of 6,779,276 shares of common stock will be entitled to demand that MiningCo register their shares for resale under the Securities Act. The holders of 50% or more of the shares of common stock to be issued upon the conversion of each series of convertible preferred stock are entitled to demand that MiningCo register their shares under the Securities Act, subject to certain limitations. MiningCo is not required to effect more than one demand registration for each group of holders. In addition, after the closing of this offering and the concurrent placement, these holders and Comcast will be entitled to piggyback registration rights with respect to the registration of shares of common stock under the Securities Act. In the event that MiningCo proposes to register any shares of common stock under the Securities Act, either for its account or for the account of other security holders, the holders of shares having piggyback rights are entitled to receive notice of that registration and are entitled to include their shares in the registration, subject to limitations. Further, at any time after MiningCo becomes eligible to file a registration statement on Form S-3, the holders of 6,891,284 shares of common stock may require MiningCo to file on two occasions Form S-3 registration statements under the Securities Act with respect to their shares of common stock. These registration rights are subject to conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares of common stock to be included in the registration. MiningCo is generally required to bear all of the expenses of these registrations, except underwriting discounts and selling commissions. Registration of any of the shares of common stock held by security holders with registration rights would result in those shares becoming freely tradable without restriction under the Securities Act.


ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF DELAWARE LAW AND MININGCO'S
  CERTIFICATE OF INCORPORATION AND BYLAWS

    MiningCo is subject to the provisions of Section 203 of the Delaware General Corporation Law (as amended from time to time, the "DGCL"). Section 203 of the DGCL generally prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained that status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, fifteen percent (15%) or more of a corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to MiningCo and, accordingly, may discourage attempts to acquire MiningCo.

    In addition, certain provisions of the certificate and MiningCo's bylaws, which will be in effect upon the closing of this offering and which are described in the following paragraphs, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

    BOARD OF DIRECTORS VACANCIES. The certificate authorizes the board of directors to fill vacant directorships or increase the size of the board of directors. This may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by that removal with its own nominees.

    STOCKHOLDER ACTION; SPECIAL MEETING OF STOCKHOLDERS. The certificate provides that stockholders may not take action by written consent, but only at duly called annual or special meetings of stockholders. The certificate further provides that special meetings of stockholders of MiningCo may be called only by the chairman of the board of directors or a majority of the board of directors.

    ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS. The bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must deliver a written notice to the principal executive offices of MiningCo within a prescribed time period. The bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

    AUTHORIZED BUT UNISSUED SHARES. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to limitations imposed by the Nasdaq National Market. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of MiningCo by means of a proxy contest, tender offer, merger or otherwise.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    The certificate provides that, except to the extent prohibited by the DGCL, MiningCo's directors shall not be personally liable to MiningCo or its stockholders for monetary damages for any breach of fiduciary duty as directors of MiningCo. Under the DGCL, the directors have a fiduciary duty to MiningCo that is not eliminated by this provision of the certificate and, in appropriate circumstances, injunctions and other nonmonetary relief will remain available. This provision also does not affect the directors' responsibilities under any other laws, including the Federal securities laws or state or Federal environmental laws.

    Section 145 of the DGCL enables a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers. However, this provision does not eliminate or limit the liability of a director:

    - for any breach of the director's duty of loyalty to the corporation or its stockholders,

    - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

    - for payments of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL or

    - for any transaction from which the director derived an improper personal benefit.

    MiningCo's certificate provides that it may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that the person is or was a director or officer of MiningCo or is or was serving at the request of MiningCo as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with any threatened, pending or completed action, suit or proceeding.

    MiningCo intends to enter into indemnification agreements with its directors and executive officers. MiningCo believes that the provisions of its certificate and bylaws and these agreements are necessary to attract and retain qualified directors and executive officers. MiningCo's bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions, regardless of whether the DGCL would permit indemnification. MiningCo has obtained liability insurance for its officers and directors.

    At present, there is no pending litigation or proceeding involving any director, officer, employee or agent for which indemnification will be required or permitted under the certificate. MiningCo is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the common stock will be American Stock Transfer & Trust Company, New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has not been any public market for the common stock, and no prediction can be made as to the effect, if any, that market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of the common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of the common stock and could impair MiningCo's future ability to raise capital through the sale of its equity securities.


    Upon the closing of this offering and the concurrent placement, MiningCo will have an aggregate of 11,586,894 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants. Of the outstanding shares, the 3,000,000 shares being sold in this offering will be freely tradable, except that any shares held by "affiliates" of MiningCo may only be sold in compliance with the limitations described below. The remaining 8,586,894 shares of common stock will be deemed "restricted securities" that may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act. These rules are summarized below.


    Subject to the lock-up agreements described below and the provisions of Rules 144, 144(k) and 701, additional shares will be available for sale in the public market as follows:


NUMBER OF SHARES                                      DATE
------------------  -------------------------------------------------------------------------

             3,128  After the date of this prospectus

            24,442  Upon the filing of a registration statement to register for resale shares of common stock issuable upon the exercise of options granted under
                    MiningCo's stock option plan

         5,075,537  After 180 days from the date of this prospectus (subject, in some cases, to volume limitations)

         3,483,787  At various times after 180 days from the date of this prospectus



    In general, under Rule 144, as currently in effect, a person (or persons whose shares are required to be aggregated), including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of common stock (approximately 115,869 shares immediately after this offering and the concurrent placement) or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of that sale is filed, subject to restrictions. In addition, a person who is not deemed to have been an affiliate of MiningCo at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years is entitled to sell those shares under Rule 144(k) without regard to the requirements described above. To the extent that shares are acquired from an affiliate of MiningCo, the acquiring person's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.



    As of the date of this prospectus, options to purchase a total of 2,101,790 shares of common stock are outstanding, of which options to purchase 390,463 shares are currently exercisable. Of the options to purchase 1,711,327 shares of common stock that are not currently exercisable, options to purchase 361,332 shares of common stock shall immediately vest and become exercisable upon the closing of this offering. Upon the closing of this offering, MiningCo intends to file a registration statement to register for resale the 3,224,885 shares of common stock reserved for issuance under the stock option plan and the 125,000 shares of common stock authorized for issuance under the purchase plan. That registration statement will automatically become effective upon filing. Accordingly, shares issued upon the exercise of stock options granted under the stock option plan will be eligible for resale in the public market from time to time, subject to vesting restrictions and, in the case of some of the options the lock-up agreements referred to below. Upon the closing of this offering, 65,860 shares of common stock will be issuable upon the exercise of outstanding warrants.

    Upon the closing of this offering, MiningCo intends to grant fully vested, non-qualified stock options to purchase up to 200,000 shares of common stock to a substantial majority of its guides. The exercise price per share of these options is expected to be the initial public offering price of the common stock.


    MiningCo's directors and officers and stockholders who hold 8,445,536 shares in the aggregate, together with the holders of options to purchase 2,048,443 shares of common stock and the holders of warrants to purchase 30,260 shares of common stock, have agreed that they will not sell, directly or indirectly, any shares of common stock without the prior written consent of Bear, Stearns & Co. Inc. for a period of 180 days from the date of this prospectus. Please see "Underwriting."


    MiningCo has agreed not to sell or otherwise dispose of any shares of common stock during the 180-day period following the date of the prospectus, except MiningCo may issue, and grant options to purchase, shares of common stock under the stock option plan and the purchase plan. In addition, MiningCo may issue shares of common stock in connection with any acquisition of another company if the terms of that issuance provide that the common stock shall not be resold prior to the expiration of the 180-day period referenced in the preceding sentence.

    Following this offering, some holders of shares of common stock will have rights to have their shares of common stock registered for resale under the Securities Act. Please see "Description of Securities--Registration Rights."

                                  UNDERWRITING

    Subject to the terms and conditions set forth in an underwriting agreement among the underwriters and MiningCo, each of the underwriters named below, for whom Bear, Stearns & Co. Inc., Volpe Brown Whelan & Company, LLC and Wit Capital Corporation as e-Manager-TM- are acting as representatives, has severally agreed to purchase from MiningCo the aggregate number of shares of common stock set forth opposite its name below:

                                                                                                       NUMBER OF
UNDERWRITER                                                                                              SHARES
-----------------------------------------------------------------------------------------------------  ----------
Bear, Stearns & Co. Inc..............................................................................
Volpe Brown Whelan & Company, LLC....................................................................
Wit Capital Corporation..............................................................................

                                                                                                       ----------
    Total............................................................................................   3,000,000
                                                                                                       ----------
                                                                                                       ----------


    The underwriting agreement provides that the obligations of the underwriters are subject to approval of certain legal matters by counsel and to various other conditions. The nature of the underwriters' obligations is that they are committed to purchase and pay for all of the above shares of common stock if any are purchased. This offering and the concurrent placement are contingent on each other.


    The underwriters propose to offer the shares of common stock directly to the public at the "initial public offering price" set forth on the cover page of this prospectus and at that price less a concession not in excess of $ per share of common stock to certain other dealers who are members of the National Association of Securities Dealers, Inc. The underwriters may allow, and those
dealers may reallow, concessions not in excess of $    per share of common stock
to certain other dealers. After this offering, this offering price, concessions and other selling terms may be changed by the underwriters.

    MiningCo has granted a 30-day over-allotment option to the underwriters to purchase up to an aggregate of 450,000 additional shares of common stock of MiningCo at the "initial public offering price" less the "underwriting discounts", each as set forth on the cover page of this prospectus. If the underwriters exercise this option in whole or in part, then each of the underwriters will be severally committed, subject to certain conditions, including the approval of certain matters by counsel, to purchase the additional shares of common stock in proportion to their respective purchase commitments as indicated in the preceding table.

    The underwriters, at the request of MiningCo, have reserved for sale at the initial public offering price up to ten percent (10%) of the shares of common stock to be sold in this offering for sale to employees and directors of MiningCo and other persons designated by MiningCo. The number of shares available for sale to the general public will be reduced to the extent that any reserved shares are purchased. Any reserved shares not so purchased will be offered by the underwriters on the same basis as the other shares offered hereby.

    Wit Capital is making a prospectus in electronic format available on its Internet web site. All dealers purchasing shares from Wit Capital in this offering have also agreed to make a prospectus in electronic format available on web sites maintained by each of the dealers. Other than the prospectus in electronic format, the information on such web sites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by MiningCo or any underwriter in such capacity and should not be relied on by prospective investors.

    The underwriters do not expect to confirm sales of common stock to any accounts over which they exercise discretionary authority.

    The underwriting agreement provides that MiningCo will indemnify the underwriters against certain liabilities under the Securities Act of 1933, as amended, or will contribute to payments that the underwriters may be required to make in respect thereof.


    MiningCo's directors and officers and stockholders who hold 8,445,536 shares in the aggregate, together with the holders of options to purchase 2,048,443 shares of common stock and the holders of warrants to purchase 30,260 shares of common stock, have agreed that they will not sell, directly or indirectly, any shares of common stock without the prior written consent of Bear, Stearns & Co. Inc. for a period of 180 days from the date of this prospectus. However, Bear, Stearns & Co. Inc. may, in its sole discretion and at any time or from time to time, without notice to MiningCo's stockholders or to Nasdaq, release all or any portion of the securities subject to lock-up agreements.


    In addition, MiningCo has agreed that for a period of 180 days after the date of this prospectus it will not, without the prior written consent of Bear, Stearns & Co. Inc., offer, sell or otherwise dispose of any shares of common stock except for the shares of common stock offered by this prospectus and in the concurrent placement, the shares of common stock issuable upon exercise of outstanding warrants and the shares issued and options granted pursuant to MiningCo's stock option plan and purchase plan.

    Prior to this offering, there has been no public market for the common stock of MiningCo. Consequently, the initial offering price for the common stock will be determined by negotiations between MiningCo and the representatives of the underwriters. Among the factors to be considered in those negotiations will be:

    - the results of operations of MiningCo in recent periods;

    - estimates of the prospects of MiningCo and the industry in which MiningCo competes;

    - an assessment of MiningCo's management;

    - the general state of the securities markets at the time of this offering; and

    - the prices of similar securities of generally comparable companies.

MiningCo's common stock has been approved for quotation on the Nasdaq National Market under the symbol MINE. There can be no assurance, however, that an active or orderly trading market will develop for the common stock or that the common stock will trade in the public markets subsequent to this offering at or above the initial offering price.

    In order to facilitate this offering, persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock during and after this offering, including over-allotment, stabilizing and short-covering transactions and the impositions of penalty bids. Persons participating in this offering may also engage in passive market making transactions in the common stock on the Nasdaq National Market. Specifically, the underwriters may over-allot or otherwise create a short position in the common stock for their own account by selling more shares of common stock than have been sold to them by MiningCo. The underwriters may elect to cover this short position by purchasing shares of common stock in the open market or by exercising the over-allotment option granted to the underwriters. In addition, the underwriters may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in this offering are reclaimed if shares of common stock previously distributed in this offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the common stock to the extent that it discourages resales. No representation is made as to the magnitude or effect of this stabilization or other transactions. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

    The validity of the shares of common stock offered by this prospectus will be passed upon for MiningCo by Brobeck, Phleger & Harrison LLP, New York, New York, and for the underwriters by O'Sullivan Graev and Karabell, LLP, New York, New York.

                                    EXPERTS

    The financial statements for MiningCo.com, Inc. as of December 31, 1997 and 1998 and for the period from June 27, 1996 (inception) to December 31, 1996 and the years ended December 31, 1997 and 1998 included in this prospectus and elsewhere in the registration statement have been so included in reliance on the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, upon the authority of said firm as experts in auditing and accounting.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

    MiningCo has filed with the SEC a registration statement on Form S-1 (including exhibits, schedules and amendments) under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to MiningCo and the shares of common stock to be sold in this offering, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. In each instance reference is made to the copy of that contract, agreement or other document filed as an exhibit to the registration statement.

    You may read and copy all or any portion of the registration statement or any other information MiningCo files at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. MiningCo's SEC filings, including the registration statement, are also available to you on the SEC's web site (http://www.sec.gov).

    As a result of this offering, MiningCo will become subject to the information and reporting requirements of the Securities Exchange Act, and, in accordance with those requirements, will file periodic reports, proxy statements and other information with the SEC. These reports, proxy and information statements and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

    MiningCo intends to furnish its stockholders with annual reports containing audited financial statements and with quarterly reports for the first three quarters of each year containing unaudited interim financial information.

                               MININGCO.COM, INC.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                                               PAGE
                                                                                                            -----------

Independent Auditors' Report..............................................................................         F-2

Balance Sheets as of December 31, 1997 and 1998...........................................................         F-3

Statements of Operations for the period from June 27, 1996 (inception) to December 31, 1996, and for the
  years ended December 31, 1997 and 1998..................................................................         F-4

Statements of Stockholders' Deficit for the period from June 27, 1996 (inception) to December 31, 1996,
  and for the years ended December 31, 1997 and 1998......................................................         F-5

Statements of Cash Flows for the period from June 27, 1996 (inception) to December 31, 1996, and for the
  years ended December 31, 1997 and 1998..................................................................         F-6

Notes to Financial Statements.............................................................................         F-8

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
MiningCo.com, Inc.:

    We have audited the accompanying balance sheets of MiningCo.com, Inc. as of December 31, 1997 and 1998, and the related statements of operations, stockholders' deficit and cash flows for the period from June 27, 1996 (inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MiningCo.com, Inc. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from June 27, 1996 (inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998 in conformity with generally accepted accounting principles.


                                          /S/ KPMG LLP



New York, New York
January 20, 1999, except as to Note 2(m) which is as of March 19, 1999

                               MININGCO.COM, INC.

                                 BALANCE SHEETS

                                                                                                                 PRO FORMA
                                                                                           DECEMBER 31,          (SEE NOTE
                                                                                     ------------------------      2(A))
                                                                                        1997         1998       DECEMBER 31,
                                                                                     -----------  -----------       1998
                                                                                                               --------------
                                                                                                                (UNAUDITED)
                                      ASSETS
Current assets:
  Cash and cash equivalents........................................................  $   303,200  $10,644,300   $ 10,644,300
  Accounts receivable, less allowance for doubtful accounts of $6,000 in 1997
    and $146,000 in 1998...........................................................      118,300      917,300        917,300
  Prepaid assets...................................................................      --           100,000        100,000
                                                                                     -----------  -----------  --------------
    Total current assets...........................................................      421,500   11,661,600     11,661,600

Property and equipment, net........................................................      748,400    3,302,000      3,302,000
Debt issuance costs, net of amortization of $24,500 in 1997........................       97,800      --             --
Deferred offering costs............................................................      --           568,700        568,700
Deposits...........................................................................       89,400      125,400        125,400
                                                                                     -----------  -----------  --------------
    Total assets...................................................................  $ 1,357,100  $15,657,700   $ 15,657,700
                                                                                     -----------  -----------  --------------
                                                                                     -----------  -----------  --------------

                  LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities:
  Trade accounts payable and accrued expenses......................................  $ 1,257,300  $ 6,413,200   $  6,413,200
  Deferred compensation payable--related party.....................................      414,700      181,700        181,700
  Guide fees payable...............................................................      157,300      462,400        462,400
  Deferred revenue.................................................................      529,600      --             --
  Convertible loans payable........................................................    1,010,200      --             --
  Current portion of notes payable.................................................      --           154,000        154,000
  Current installments of obligations under capital leases.........................      150,000      219,000        219,000
                                                                                     -----------  -----------  --------------
    Total current liabilities......................................................    3,519,100    7,430,300      7,430,300

Convertible notes payable, net of unamortized debt discount of $38,700 in 1997.....    4,851,000      --             --
Notes payable, excluding current portion...........................................    3,630,100      620,600        283,500
Deferred rent......................................................................       49,600       47,700         47,700
Obligations under capital leases, excluding current installments...................      251,600      149,400        149,400

Redeemable convertible preferred stock, $0.001 par value;
    Series A--3,346,715 shares authorized, issued and outstanding at December 31,
     1998; liquidation preference of $1.50 per share plus unpaid dividends of 9%
     per annum ($5,325,700 in the aggregate at December 31, 1998)..................      --         5,259,700        --
    Series B--6,597,596 shares authorized, issued and outstanding at December 31,
     1998; liquidation preference of $1.80 per share plus unpaid dividends of 9%
     per annum ($12,602,100 in the aggregate at December 31, 1998).................      --        12,448,300        --
    Series C--8,717,949 shares authorized, 7,301,811 shares issued and outstanding at December 31, 1998; liquidation preference of $1.95 per share plus unpaid dividends of 9% per annum ($14,403,100 in the aggregate at December 31,
     1998).........................................................................      --        14,363,700        --

Stockholders' (deficit) equity:
  Preferred stock, $0.001 par value; 5,000,000 shares authorized, no shares issued
    and outstanding................................................................      --           --             --
  Common stock, $0.001 par value; 50,000,000 shares authorized, 1,475,339 and
    2,202,558 shares issued and outstanding at December 31, 1997 and 1998,
    respectively, 8,342,198 issued and outstanding pro forma (unaudited)...........        1,500        2,200          8,300
  Additional paid-in capital.......................................................      132,700    3,231,000     35,633,700
  Deferred compensation............................................................      --        (1,238,900)    (1,238,900)
  Accumulated deficit..............................................................  (11,078,500) (26,656,300)   (26,656,300)
                                                                                     -----------  -----------  --------------
    Total stockholders' (deficit) equity...........................................  (10,944,300) (24,662,000)     7,746,800
                                                                                     -----------  -----------  --------------
Commitments and contingencies

      Total liabilities and stockholders deficit...................................  $ 1,357,100  $15,657,700   $ 15,657,700
                                                                                     -----------  -----------  --------------
                                                                                     -----------  -----------  --------------

                See accompanying notes to financial statements.

                               MININGCO.COM, INC.

                            STATEMENTS OF OPERATIONS


                                                                       PERIOD FROM
                                                                      JUNE 27, 1996
                                                                       (INCEPTION)
                                                                           TO           YEAR ENDED DECEMBER 31,
                                                                      DECEMBER 31,   -----------------------------
                                                                          1996           1997            1998
                                                                      -------------  -------------  --------------
Revenues............................................................  $    --        $     390,600  $    3,721,600
Cost of revenues....................................................         90,800      1,882,900       4,028,500
                                                                      -------------  -------------  --------------
      Gross profit (loss)...........................................        (90,800)    (1,492,300)       (306,900)

Operating expenses:
  Sales and marketing...............................................        240,900      1,678,300       7,724,500
  General and administrative........................................      1,100,900      2,414,400       3,677,900
  Product development...............................................        948,000      2,756,200       2,731,500
  Amortization of deferred compensation.............................       --             --               451,000
                                                                      -------------  -------------  --------------
    Total operating expenses........................................      2,289,800      6,848,900      14,584,900
                                                                      -------------  -------------  --------------
      Loss from operations..........................................     (2,380,600)    (8,341,200)    (14,891,800)

Other income (expense):
  Other income, net.................................................       --              349,800        --
  Interest income...................................................          9,200          8,800          49,700
  Interest expense, including $65,300 and $230,300 of amortization of debt discount in 1997 and 1998 and $24,500 and $6,100 of debt
    issuance costs in 1997 and 1998, respectively...................        (66,700)      (657,800)       (735,700)
                                                                      -------------  -------------  --------------
      Total other income (expense), net.............................        (57,500)      (299,200)       (686,000)
                                                                      -------------  -------------  --------------
Net loss............................................................     (2,438,100)    (8,640,400)    (15,577,800)
Cumulative dividends and accretion of convertible preferred stock to
  liquidation value.................................................       --             --            (1,230,500)
                                                                      -------------  -------------  --------------
      Net loss attributable to common stockholders..................  $  (2,438,100) $  (8,640,400) $  (16,808,300)
                                                                      -------------  -------------  --------------
                                                                      -------------  -------------  --------------

Basic and diluted net loss per common share.........................  $       (1.20) $       (4.94) $        (9.71)
                                                                      -------------  -------------  --------------
                                                                      -------------  -------------  --------------
Weighted average shares outstanding used in basic and diluted net
  loss per common share calculation.................................      2,035,144      1,748,850       1,731,598
                                                                      -------------  -------------  --------------
                                                                      -------------  -------------  --------------
Pro forma basic and diluted net loss per share......................                                $        (1.98)
                                                                                                    --------------
                                                                                                    --------------
Weighted average shares outstanding used in pro forma basic and
  diluted net loss per common share calculation.....................                                     7,871,238
                                                                                                    --------------
                                                                                                    --------------


                See accompanying notes to financial statements.

                               MININGCO.COM, INC.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                                            COMMON STOCK        ADDITIONAL                                      TOTAL
                                        ---------------------    PAID-IN       DEFERRED      ACCUMULATED    STOCKHOLDERS'
                                          SHARES     AMOUNT      CAPITAL     COMPENSATION      DEFICIT         DEFICIT
                                        ----------  ---------  ------------  -------------  --------------  --------------
Issuance of common stock..............   1,816,255  $   1,800  $     11,500  $    --        $     --        $       13,300
Net loss for the period from June 27,
  1996 (inception) to December 31,
  1996................................      --         --           --            --            (2,438,100)     (2,438,100)
                                        ----------  ---------  ------------  -------------  --------------  --------------
Balance as of December 31, 1996.......   1,816,255      1,800        11,500       --            (2,438,100)     (2,424,800)
Cancellation of common stock..........    (367,802)      (300)          300       --              --              --
Issuance of warrants in connection
  with debt transactions..............      --         --           104,000       --              --               104,000
Exercise of stock options.............      26,886     --            13,600       --              --                13,600
Issuance of stock options in lieu of
  services............................      --         --             3,300       --              --                 3,300
Net loss for the year ended December
  31, 1997............................      --         --           --            --            (8,640,400)     (8,640,400)
                                        ----------  ---------  ------------  -------------  --------------  --------------
Balance as of December 31, 1997.......   1,475,339      1,500       132,700       --           (11,078,500)    (10,944,300)
Issuance of warrants in connection
  with debt transactions..............      --         --           216,000       --              --               216,000
Deferred compensation related to stock
  options granted.....................      --         --         1,716,900     (1,716,900)       --              --
Amortization of deferred
  compensation........................      --         --           --             478,000        --               478,000
Common stock issued for stock
  options.............................      87,583        100        77,100       --              --                77,200
Issuance of common stock in connection
  with the exercise of warrants.......     639,636        600     2,255,800       --              --             2,256,400
Issuance of stock options and warrants
  in lieu of services rendered........      --         --            63,000       --              --                63,000
Cumulative dividends on convertible
  preferred stock.....................      --         --        (1,196,800)      --              --            (1,196,800)
Accretion of convertible preferred
  stock to liquidation value..........      --         --           (33,700)      --              --               (33,700)
Net loss for the year ended December
  31, 1998............................      --         --           --            --           (15,577,800)    (15,577,800)
                                        ----------  ---------  ------------  -------------  --------------  --------------
Balance as of December 31, 1998.......   2,202,558  $   2,200  $  3,231,000  $  (1,238,900) $  (26,656,300) $  (24,662,000)
                                        ----------  ---------  ------------  -------------  --------------  --------------
                                        ----------  ---------  ------------  -------------  --------------  --------------

                See accompanying notes to financial statements.

                               MININGCO.COM, INC.

                            STATEMENTS OF CASH FLOWS

                                                                           PERIOD FROM
                                                                             JUNE 27,
                                                                               1996
                                                                           (INCEPTION)         YEAR ENDED
                                                                                TO            DECEMBER 31,
                                                                           DECEMBER 31,  -----------------------
                                                                               1996         1997        1998
                                                                           ------------  ----------  -----------
Cash flows from operating activities:
  Net loss...............................................................   $(2,438,100) $(8,640,400) $(15,577,800)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization of property and equipment..............       29,400      213,400      567,600
    Amortization of debt issuance costs..................................       --           24,500        6,100
    Amortization of debt discount........................................       --           65,300      230,300
    Amortization of deferred compensation expense........................       --           --          478,000
    Stock options and warrants issued in lieu of services rendered.......       --            3,300       63,000
    Deferred rent........................................................       39,100       10,500       (1,900)
    Deferred compensation--related party.................................      151,300      263,400       67,000
    Deferred interest on debt............................................       66,100      558,300      401,700
    Bad debt expense.....................................................       --            6,000      140,000
    Changes in operating assets and liabilities:
      Accounts receivable................................................         (300)    (124,000)    (939,000)
      Prepaid assets.....................................................       --           --         (100,000)
      Deposits...........................................................      (62,900)     (26,500)     (36,000)
      Accounts payable and accrued expenses..............................      301,600      955,700    5,155,900
      Guide fees payable.................................................       --          157,300      305,100
      Deferred revenue...................................................       --          529,600     (529,600)
                                                                           ------------  ----------  -----------
        Net cash used in operating activities............................   (1,913,800)  (6,003,600)  (9,769,600)
                                                                           ------------  ----------  -----------

Cash flows from investing activities:
  Capital expenditures...................................................     (357,800)    (148,000)  (2,941,900)
                                                                           ------------  ----------  -----------
        Net cash used in investing activities............................     (357,800)    (148,000)  (2,941,900)
                                                                           ------------  ----------  -----------

Cash flows from financing activities:
  Proceeds from issuance of common stock.................................       13,300       --          --
  Proceeds from issuance of common stock in connection with the exercise
    of warrants..........................................................       --           --        2,256,400
  Proceeds from secured credit facility, net.............................       --           --          437,500
  Proceeds from issuance of convertible preferred stock, net of expenses
    of $184,900..........................................................       --           --       18,181,700
  Proceeds from issuance of loans payable................................    3,905,600    5,000,000    2,881,000
  Principal payments under capital lease obligations.....................       --          (83,800)    (212,500)
  Proceeds from exercise of common stock options.........................       --           13,600       77,200
  Deferred financing/offering costs......................................       --         (122,300)    (568,700)
                                                                           ------------  ----------  -----------
        Net cash provided by financing activities........................    3,918,900    4,807,500   23,052,600
                                                                           ------------  ----------  -----------
          Net increase (decrease) in cash and cash equivalents...........    1,647,300   (1,344,100)  10,341,100
Cash and cash equivalents at beginning of period.........................       --        1,647,300      303,200
                                                                           ------------  ----------  -----------
Cash and cash equivalents at end of period...............................   $1,647,300   $  303,200  $10,644,300
                                                                           ------------  ----------  -----------
                                                                           ------------  ----------  -----------

                See accompanying notes to financial statements.

                               MININGCO.COM, INC.

                                                                           PERIOD FROM
                                                                             JUNE 27,
                                                                               1996
                                                                           (INCEPTION)         YEAR ENDED
                                                                                TO            DECEMBER 31,
                                                                           DECEMBER 31,  -----------------------
                                                                               1996         1997        1998
                                                                           ------------  ----------  -----------
Supplemental disclosures of cash flow information:
  Interest paid..........................................................   $      600   $    8,100  $    94,165
                                                                           ------------  ----------  -----------
                                                                           ------------  ----------  -----------
  Noncash transactions:
  Equipment acquired under capital leases................................   $   --       $  485,400  $   179,300
                                                                           ------------  ----------  -----------
                                                                           ------------  ----------  -----------
  Barter transactions....................................................   $   --       $   72,500  $   365,700
                                                                           ------------  ----------  -----------
                                                                           ------------  ----------  -----------
  Conversion of $4,950,000 of the convertible notes payable-Series A notes together with $70,000 of interest thereon into 3,346,715 shares
    of Series A preferred stock on April 23, 1998........................   $   --       $   --      $ 5,020,000
                                                                           ------------  ----------  -----------
                                                                           ------------  ----------  -----------
  Conversion of $1,700,000 of the 8.25% notes payable together with
    $305,800 of interest thereon into 1,114,327 shares of Series B
    preferred stock on April 23, 1998....................................   $   --       $   --      $ 2,005,800
                                                                           ------------  ----------  -----------
                                                                           ------------  ----------  -----------
  Conversion of $2,800,000 of the convertible notes payable-Series B together with $69,800 of interest thereon into 1,594,380 shares of
    Series B preferred stock on April 23, 1998...........................   $   --       $   --      $ 2,869,800
                                                                           ------------  ----------  -----------
                                                                           ------------  ----------  -----------
  Conversion of $1,555,600 of the 8.25% notes payable together with
    $226,400 of interest thereon into 913,856 shares of Series C
    preferred on November 13, 1998.......................................   $   --       $   --      $ 1,782,000
                                                                           ------------  ----------  -----------
                                                                           ------------  ----------  -----------
  Conversion of $1,081,000 of the convertible notes payable-Series C together with $8,900 of interest thereon into 558,917 shares of
    Series C preferred stock on November 13, 1998........................   $   --       $   --      $ 1,089,900
                                                                           ------------  ----------  -----------
                                                                           ------------  ----------  -----------

                See accompanying notes to financial statements.

                               MININGCO.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1998 IS UNAUDITED)

(1)  ORGANIZATION AND BUSINESS

    MiningCo.com, Inc. ("MiningCo") was incorporated in New York on June 27, 1996 (inception) as General Internet Inc. and commenced operations on that date. In December 1998, MiningCo reincorporated in Delaware. MiningCo's Internet service, MININGCO.COM, is an Internet news, information and entertainment service. MiningCo's network is comprised of numerous GuideSites, each of which focuses on a particular topic and is managed by a human guide. The guides are independent contractors who are compensated based on the greater of a monthly guarantee or a percentage of advertising revenues generated by all of the GuideSites. MiningCo's primary revenue source is the sale of advertising.

    MiningCo's business is characterized by rapid technological change, new product and service development and evolving industry standards. Inherent in the Company's business are various risks and uncertainties, including its limited operating history, uncertain profitability, history of losses, anticipated continuing losses, the dependence on the Internet and risks associated with Internet advertising.

(2)  SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

    (A) INITIAL PUBLIC OFFERING, CONCURRENT PLACEMENT AND UNAUDITED PRO FORMA BALANCE SHEET

    In December 1998, the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission ("SEC") that would permit MiningCo to sell shares of MiningCo's common stock in connection with a proposed initial public offering ("IPO").

    On February 23, 1999, MiningCo and Comcast Interactive Investments, Inc. ("Comcast") entered into a common stock purchase agreement pursuant to which MiningCo has agreed to sell Comcast up to $2,500,000 of common stock. Since Comcast will purchase the shares directly from MiningCo in a private placement transaction, the underwriters will not receive any discount or commission relating to the sale of the shares. As a result, Comcast will purchase the shares at a price of 93% of the initial public offering price per share. The closing of the concurrent placement and the IPO are contingent on each other.

    If the IPO is consummated under the terms presently anticipated, upon the closing of the proposed IPO, each of the then outstanding shares of the Company's convertible preferred stock will automatically convert into 0.356 shares of common stock (see note 10).

    The accompanying pro forma balance sheet as of December 31, 1998 gives effect to (a) the automatic conversion of 3,346,715, 6,597,596 and 7,301,811 shares of Series A, B and C convertible preferred stock, respectively, representing all outstanding shares of convertible preferred stock, into 6,139,640 shares of common stock (see note 10) and (b) the automatic forgiveness and cancellation of $337,100 in unsecured promissory notes payable (see note 8), both upon the closing of the IPO.

    (B) USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                               MININGCO.COM, INC.

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1998 IS UNAUDITED)

(2)  SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (C) CASH AND CASH EQUIVALENTS

    MiningCo considers all highly liquid securities with original maturities of three months or less to be cash equivalents, which principally consist of money market accounts.

    (D) PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over three years, which is the estimated useful life of the related assets. Leasehold improvements are amortized over their estimated useful lives, or the term of the related lease, whichever is shorter. Equipment under capital leases is stated at the present value of minimum lease payments and is amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the assets.

    (E) DEBT ISSUANCE COSTS

    Amortization of debt issuance costs is calculated on the straight-line method over the life of the related debt instrument.

    (F) IMPAIRMENT OF LONG-LIVED ASSETS

    MiningCo reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to future net cash flows expected to be generated by the assets. If the assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. To date, no impairment has occurred.

    (G) INCOME TAXES

    MiningCo accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in results of operations in the period that includes the enactment date.

    (H) REVENUE AND EXPENSE RECOGNITION

    REVENUE RECOGNITION


    To date, substantially all of MiningCo's revenues have been derived from the sale of advertisements on MININGCO.COM. MiningCo offers numerous sizes and types of advertising placement, including banner advertisements, button advertisements, text links and sponsorship programs. Advertising revenues are derived principally from short-term advertising contracts in which MiningCo

                               MININGCO.COM, INC.

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1998 IS UNAUDITED)

(2)  SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

typically guarantees a minimum number of impressions to advertisers over a specified period of time for a fixed fee. Revenues from advertising sales are recognized ratably in the period in which the advertisement is displayed, provided that no significant MiningCo obligations remain, at the lesser of the ratio of impressions delivered over total guaranteed impressions or the straight line basis over the term of the contract, and collection of the resulting receivable is probable. Payments received from advertisers prior to displaying their advertisements on MININGCO.COM are recorded as deferred revenue and are recognized as revenue ratably as the advertisements are displayed. Pursuant to its agreements with advertisers, MiningCo generally guarantees a minimum number of impressions (times that an advertisement appears in pages viewed by the users of MININGCO.COM) to be delivered over a specified period of time for a fixed fee. To the extent minimum guaranteed impression levels are not met, MiningCo defers recognition of the corresponding revenues until guaranteed impression levels are achieved. When there is no guarantee of a minimum number of impressions, MiningCo recognizes revenues in the period in which the advertisement is displayed. MiningCo's short-term advertising agreements are generally terminable by either party upon relatively short notice. MiningCo's agreements with its electronic commerce partners are typically longer in length, and in certain cases, entitle MiningCo to a share of revenues generated by sales over a particular threshold resulting from direct links from MININGCO.COM. To date, MiningCo has not recognized any revenues from these revenue sharing agreements. MiningCo's revenue derived from these revenue sharing agreements will be recognized by MiningCo upon notification from its advertisers and electronic commerce partners of sales attributable to MININGCO.COM.


    A portion of MiningCo's revenues are from barter advertisements (agreements whereby MiningCo trades advertisements on MININGCO.COM in exchange for advertisements on third-party web sites). Barter advertising revenues and expenses are recorded at the fair market value of services provided or received, whichever is more determinable in the circumstances. Revenue from barter advertising transactions is recognized as income when advertisements are delivered on MININGCO.COM. Barter expense is recognized when MiningCo's advertisements are run on third-party web sites, which is typically in the same period when barter revenue is recognized. Barter expense is included as a component of cost of revenues. Barter advertising revenues and expenses were $0, $72,500 and $365,700 for the period from June 27, 1996 (inception) through December 31, 1996 and for the years ended December 31, 1997 and 1998, respectively.

    At December 31, 1998, accounts receivable include approximately $417,300 of unbilled receivables, $392,300 of which have been subsequently billed. Such unbilled receivables represent the recognized sales value of short term advertising contracts that were earned but not billable to customers at December 31, 1998. The terms of the related advertising contracts typically require billing at the end of 30, 60 or 90 days from the signing of the contract.

    EXPENSE RECOGNITION--GUIDE COMPENSATION

    MiningCo's guides are compensated at an amount equal to the greater of a monthly minimum guarantee or a percentage of net advertising revenues generated by the entire GuideSite network, which is distributed among the guides based on the user traffic on their respective GuideSites. Net advertising revenues has been defined as total advertising revenues received less particular types of non-cash revenues, third-party advertising sales representative organization fees and marketing

                               MININGCO.COM, INC.

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1998 IS UNAUDITED)

(2) SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) expenses. Guides are currently entitled to a percentage of net transaction revenues and net syndication revenues. In addition, management may distribute a semi-annual discretionary bonus to guides. Guide compensation is included as a component of cost of revenues.

    EXPENSE RECOGNITION--DISTRIBUTION AND SYNDICATION PARTNERSHIPS


    MiningCo has entered into distribution and syndication partnership agreements that drive traffic to MININGCO.COM. Through these partnerships, MiningCo provides content to a partner's web site, and users can link to MININGCO.COM by clicking on the content. MiningCo has agreements to provide content to some of the leading Internet service providers, content web sites, search engines/Internet directories and broadband cable-related sites. These short term agreements typically require MiningCo to make payments, which are expensed, that are either fixed or are based on the amount of user traffic directed from the partner's site to MININGCO.COM. MiningCo's fixed fees are paid on a monthly basis and contracts in which fees are paid in advance are deferred and amortized over the contract term.


    (I) PRODUCT DEVELOPMENT EXPENSES

    Product development expenses include personnel and consulting costs associated with the design, development and testing of MININGCO.COM and MiningCo's systems and editorial personnel costs. MiningCo generally expenses its product development expenses as incurred. Software development costs are required to be capitalized when a product's technological feasibility has been established by completion of a working model of the product. To date, completion of a working model of MiningCo's service and general release have substantially coincided. As a result, MiningCo has not capitalized any software development costs since those costs have not been significant.

    (J) ADVERTISING EXPENSES

    MiningCo expenses the costs of advertising its service as incurred. These costs amounted to $60,000, $510,900 and $5,262,800 for the period from June 27, 1996 (inception) through December 31, 1996 and for the years ended December 31, 1997 and 1998, respectively, and are included in sales and marketing in MiningCo's statements of operations.

    (K) STOCK-BASED COMPENSATION

    MiningCo accounts for its employee stock option plans in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Compensation expense related to employee stock options is recorded only if, on the date of grant, the fair value of the underlying stock exceeds the exercise price. MiningCo adopted the disclosure-only requirements of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," which allows entities to continue to apply the provisions of APB Opinion No. 25 for transactions with employees and provide pro forma net income and pro forma earnings per share disclosures for employee stock as if the fair-value-based method of accounting in SFAS No. 123 had been applied to these transactions.

                               MININGCO.COM, INC.

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1998 IS UNAUDITED)

(2) SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) MiningCo accounts for non-employee stock-based awards in which goods or services are the consideration received for the equity instruments issued based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measured.

    (L) BASIC AND DILUTED NET LOSS PER COMMON SHARE

    MiningCo adopted SFAS No. 128, "Computation of Earnings Per Share," during the year ended December 31, 1997. In accordance with SFAS No. 128 and the SEC Staff Accounting Bulletin No. 98, basic earnings per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Common equivalent shares consist of the incremental common shares issuable upon the conversion of the convertible preferred stock (using the if-converted method) and shares issuable upon the exercise of stock options and warrants (using the Treasury Stock method); common equivalent shares are excluded from the calculation if their effect is anti-dilutive. Pursuant to SEC Staff Accounting Bulletin No. 98, all options, warrants or other potentially dilutive instruments issued for nominal consideration, prior to the anticipated effective date of an initial public offering (including the IPO), are required to be included in the calculation of basic and diluted net loss per share, as if they were outstanding for all periods presented. As a result, MiningCo has included 218,890 shares of common stock in the calculation of basic and diluted net loss per common share for all periods presented which relate to certain investor warrants issued for nominal consideration, all of which were exercised in December 1998 when MiningCo exercised its right to call those warrants (see notes 8 and 10).

    Diluted net loss per common share for the period from June 27, 1996 (inception) through December 31, 1996, the years ended December 31, 1997, and 1998, does not include the effects of options to purchase 0, 818,638, and 1,178,436 shares of common stock, respectively, 0, 427,003, and 68,708 common stock warrants, respectively, or 0, 0 and 6,139,640 shares of convertible preferred stock on an "as if" converted basis, respectively, as the effect of their inclusion is anti-dilutive during each period.

    The pro forma net loss per common share for the year ended December 31, 1998 is computed by dividing the net loss by the sum of the weighted average number of shares of common stock outstanding and the shares resulting from the automatic conversion of all of the outstanding convertible preferred stock into 6,139,640 shares of common stock, as if they had been outstanding for the entire year ended December 31, 1998.

    (M) STOCK SPLIT


    In August 1996, MiningCo authorized and implemented a 1-for-40,000 common stock split. Accordingly, all share and per share information in the accompanying financial statements has been retroactively restated to reflect the effect of the stock split.



    All common share and per share amounts in the accompanying financial statements have been adjusted retroactively for a 1.00-for-2.809 reverse stock split of MiningCo's common stock which was approved by the Board of Directors and stockholders and effected on March 19, 1999.

                               MININGCO.COM, INC.

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1998 IS UNAUDITED)

(2)  SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (N) DEFERRED OFFERING COSTS

    At December 31, 1998, specific incremental costs directly attributable to the IPO transaction have been deferred for an aggregate amount of $568,700.

    (O) RECENT ACCOUNTING PRONOUNCEMENTS

    As of January 1, 1998, MiningCo adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income", which establishes standards for reporting and displaying comprehensive income and its components in a full set of general purpose financial statements. The adoption of this standard has had no impact on MiningCo's financial statements. Accordingly, MiningCo's comprehensive net loss is equal to its net loss for all periods presented.

    In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information", which establishes standards for the way that a public enterprise reports information about operating segments in annual financial statements, and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. In the initial year of application, comparative information for earlier years must be restated. MiningCo has determined that it does not have any separately reportable business segments.

    In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"), which provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. MiningCo does not expect the adoption of SOP 98-1 to have a material effect on its capitalization policy.

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. This statement is not expected to affect MiningCo as MiningCo currently does not engage or plan to engage in derivative instruments or hedging activities.

(3)  BUSINESS AND CREDIT CONCENTRATIONS

    Financial instruments which subject MiningCo to concentrations of credit risk consist primarily of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities. The carrying amounts of these instruments approximate fair value. The carrying amount of MiningCo's capital leases and other equipment financing obligations approximates the fair value of these instruments based upon management's best estimate of interest rates which are similar to the rates obtained in its January and February 1999 lease line of credit (see note 13).

                               MININGCO.COM, INC.

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1998 IS UNAUDITED)

(3)  BUSINESS AND CREDIT CONCENTRATIONS (CONTINUED)
    MiningCo maintains cash and cash equivalents with a domestic financial institution. MiningCo performs periodic evaluations of the relative credit standing of this institution. From time to time, MiningCo's cash balances with this financial institution may exceed Federal Deposit Insurance Corporation insurance limits.

    MiningCo's customers are concentrated in the United States. MiningCo performs ongoing credit evaluations, generally does not require collateral and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of each customer, historical trends and other information; to date, such amounts have been within management's expectations.

    For the period from June 27, 1996 (inception) to December 31, 1996, there were no customers that accounted for over 10% of total revenues generated by MiningCo, or of gross accounts receivable at December 31, 1996.

    For the year ended December 31, 1997, one customer accounted for approximately 19% of total revenues generated by MiningCo. No customers accounted for over 10% of gross accounts receivable at December 31, 1997. As of December 31, 1997, MiningCo had receivables in excess of $10,000 from three separate customers totaling approximately $43,000.

    For the year ended December 31, 1998, one customer accounted for approximately 12% of total revenues generated by MiningCo. This advertising arrangement ended on December 31, 1998. For the year ended December 31, 1998, a third-party Internet advertising sales representative organization accounted for approximately 21% of MiningCo's total revenues and accounted for approximately 35% of gross accounts receivable at December 31, 1998, totaling approximately $376,000.

    In June 1997, MiningCo entered into a consulting agreement with a major financial institution pursuant to which MiningCo agreed to provide consulting assistance in connection with the development of micro communities for an aggregate amount of $450,000. Fees in connection with this agreement have been recognized as performance occurred under the terms of the agreement, net of any expenses, and have been recorded as other income for the year ended December 31, 1997. In connection with this agreement, MiningCo issued the financial institution a warrant to purchase 35,600 shares of common stock at $14.05 per share with an expiration date of December 31, 1999. The fair value of the warrants, using the Black-Scholes model based upon the following assumptions: risk-free interest rate of 6%; dividend yield of 0%; expected life of 2.5 years; and volatility of 0%, was deemed insignificant on the date of grant.

                               MININGCO.COM, INC.

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1998 IS UNAUDITED)

(4)  PROPERTY AND EQUIPMENT

    Property and equipment consist of the following:

                                                                           DECEMBER 31,
                                                                     -------------------------
                                                                        1997          1998
                                                                     -----------  ------------
Equipment and computer hardware, including
  assets under capital leases of $485,400
  and $664,700, respectively.......................................  $   949,100  $  4,062,200
Leasehold improvements.............................................       32,400        32,400
Furniture and fixtures.............................................        9,700        17,800
                                                                     -----------  ------------
                                                                         991,200     4,112,400
Less accumulated depreciation and amortization, including assets
  under capital leases of $64,500, and $239,900, respectively......     (242,800)     (810,400)
                                                                     -----------  ------------
Total..............................................................  $   748,400  $  3,302,000
                                                                     -----------  ------------
                                                                     -----------  ------------

(5)  INCOME TAXES

    No provision for US federal or state income taxes has been recorded for any period as MiningCo has incurred operating losses since inception.

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of MiningCo's deferred tax assets for federal and state income taxes are as follows:

                                                                         DECEMBER 31,
                                                                 -----------------------------
                                                                     1997            1998
                                                                 -------------  --------------
Deferred tax assets:
  Net operating loss carryforwards.............................  $   4,887,000  $   12,100,000
  Allowance for doubtful accounts..............................          1,000          67,000
  Deferred compensation........................................        191,000          84,000
  Depreciation.................................................        (14,000)        (26,000)
  Deferred rent................................................         23,000          22,000
                                                                 -------------  --------------
                                                                     5,088,000      12,247,000
                                                                 -------------  --------------
  Less valuation allowance.....................................     (5,088,000)    (12,247,000)
                                                                 -------------  --------------
Deferred tax assets............................................  $    --        $     --
                                                                 -------------  --------------
                                                                 -------------  --------------

    Realization of deferred tax assets is dependent upon future earnings, if any. MiningCo has recorded a full valuation allowance against its deferred tax assets since management believes that it is not more likely than not that these assets will be realized. No income tax benefit has been recorded for all periods presented because of the valuation allowance.

                               MININGCO.COM, INC.

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1998 IS UNAUDITED)

(5)  INCOME TAXES (CONTINUED)
    During the period from June 27, 1996 (inception) to December 31, 1996, the years ended December 31, 1997 and 1998, the valuation allowance for the deferred tax assets increased by $1,121,000, $3,967,000, and $7,159,000, respectively.

    As of December 31, 1997 and 1998, MiningCo had net operating loss carryforwards for federal income tax purposes of approximately $10.6 million and $26.3 million, respectively. There can be no assurance that MiningCo will realize the benefit of the net operating loss carryforwards. The federal net operating loss carryforwards are available to offset future taxable income and expire at various dates beginning in fiscal year 2011 through 2013 if not utilized.

    Due to the "change in ownership" provisions of the Internal Revenue Code, the availability of MiningCo's net operating loss and credit carryforwards may be subject to an annual limitation against taxable income in future periods, which could substantially limit the eventual utilization of these carryforwards.

(6)  RELATED PARTY TRANSACTIONS

    At December 31, 1997, Mr. Scott P. Kurnit, MiningCo's President and Chief Executive Officer and Chairman of the Board of Directors, elected to defer compensation in the amount of $414,700, for accrued but unpaid salary and bonuses. In January 1998, Mr. Kurnit converted $300,000 of that amount into a convertible note payable (see note 8). During 1998, Mr. Kurnit elected to defer an additional $67,000 of compensation, which at December 31, 1998 totaled $181,700.

    On April 20, 1998, MiningCo and a director of an investor in MiningCo executed an advisory agreement, pursuant to which, the individual agreed to provide consulting and advisory services to MiningCo including, but not limited to, introducing MiningCo to members of the investment community and assisting MiningCo with respect to financial and strategic matters. In consideration for his services under the advisory agreement, the individual was issued a warrant to purchase up to an aggregate of 21,360 shares of MiningCo's common stock, at an exercise price of $5.06 per share. The warrant is exercisable at any time during the 10-year period commencing on the date of the closing of a qualified initial public offering (which would include the IPO). The fair value of the warrants, using the Black-Scholes model and the following assumptions: (1) risk-free interest rate of 6%, dividend yield of 0%, expected life of ten years, and volatility of 0%, resulted in a compensation charge of $36,000 during 1998.

                               MININGCO.COM, INC.

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1998 IS UNAUDITED)

(7)  NOTES PAYABLE

    8.25% NOTES PAYABLE

    The following summarizes the 8.25% Notes Payable activity during 1997 and 1998:

                                                       PRINCIPAL     INTEREST        TOTAL
                                                     -------------  -----------  -------------
Balance at January 1, 1997.........................  $   3,905,600  $    66,100  $   3,971,700
Conversion into convertible note payable-- Series A
  on August 27, 1997...............................       (650,000)     --            (650,000)
Accrued interest during 1997.......................       --            308,400        308,400
                                                     -------------  -----------  -------------
Balance at December 31, 1997.......................      3,255,600      374,500      3,630,100
                                                     -------------  -----------  -------------
Conversion into Series B preferred stock on April
  23, 1998.........................................     (1,700,000)    (305,800)    (2,005,800)
Accrued interest from January 1, 1998 through
  November 13, 1998................................       --            157,700        157,700
Conversion into Series C preferred stock on
  November 13, 1998................................     (1,555,600)    (226,400)    (1,782,000)
                                                     -------------  -----------  -------------
Balance at December 31, 1998.......................  $    --        $   --       $    --
                                                     -------------  -----------  -------------
                                                     -------------  -----------  -------------

    On October 17, 1996, MiningCo executed a secured 8.25% Promissory Note ("8.25% Note") in the original principal amount of $3,905,600. On August 27, 1997, the 8.25% Note was amended to, among other things, reduce the principal amount outstanding thereunder to $3,255,600, reflecting a reduction of $650,000 which was converted into a convertible note payable. In connection with the execution of the convertible note payable (see note 8), MiningCo issued warrants to purchase 24,105 shares of MiningCo's common stock at an exercise price of $4.21 per share. The fair value of the warrants, using a Black-Scholes model and the following assumptions: risk-free interest rate of 5.7%, dividend yield of 0%, expected life of ten years and volatility of 0%, was deemed insignificant on the date of grant.

    On April 23, 1998, the 8.25% Note was amended again to, among other things,
(i) reduce the principal amount outstanding thereunder to $1,555,600, reflecting a reduction of $1,700,000 which was simultaneously converted into 944,444 shares of Series B convertible preferred stock ("Series B Preferred") (see notes 9 and
10), (ii) reduce the interest amount outstanding thereunder by $305,800, which was simultaneously converted into 169,883 shares of Series B Preferred, and
(iii) provide that the remaining principal and interest would automatically convert into shares of MiningCo's Series C convertible preferred stock ("Series C Preferred") upon the closing of the next financing conducted by MiningCo if the next sale of equity to new investors on or prior to March 31, 1999 was at a price per share less than $3.00 per share (on a pre-split basis), otherwise the note was due and payable on March 31, 1999. On November 13, 1998, MiningCo issued 913,856 shares of MiningCo's Series C Preferred at $1.95 per preferred share in consideration for the cancellation of the remaining $1,555,600 of principal and $226,400 of interest outstanding under the 8.25% Note.

    In January, June and July 1998, MiningCo issued to the holder of the 8.25% Note warrants to purchase an additional 2,670, 2,111 and 4,119 shares of MiningCo's common stock at an exercise price of $4.21 per share in consideration for entering into a subordination agreement with another creditor

                               MININGCO.COM, INC.

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1998 IS UNAUDITED)

(7)  NOTES PAYABLE (CONTINUED)
of MiningCo. The value attributed to the warrants, using a Black-Scholes pricing model and the following assumptions: risk-free interest rate of 6.0%, dividend yield of 0%, expected life of ten years and volatility of 0%, was $18,000 in the aggregate, based upon the respective grant dates, which was recorded as additional interest expense in 1998.

    NOTES PAYABLE--CREDIT FACILITY

    During January 1998, MiningCo entered into an asset backed credit facility with Phoenix Leasing Incorporated ("Phoenix") which was funded as MiningCo pledged fixed assets as security to Phoenix. During the year ended December 31, 1998, MiningCo received a total loan of $507,700 and pledged $507,700 of fixed assets as security. The effective interest rate of the credit facility is 18%. As of December 31, 1998, the balance outstanding was $437,500 of which $154,000 is due in 1999, $157,000 in 2000 and $126,500 in 2001.

(8)  CONVERTIBLE NOTES PAYABLE--SERIES A NOTES

    The following summarizes the Convertible Notes Payable--Series A Notes activity during 1997 and 1998:

                                                       PRINCIPAL     INTEREST        TOTAL
                                                     -------------  -----------  -------------
Balance at January 1, 1997.........................  $    --        $   --       $    --
Issuance of notes between March 27, 1997 and
  December 31, 1997................................      4,000,000      --           4,000,000
Conversion of $650,000 of the 8.25% notes payable
  into a Series A convertible note on August 27,
  1998.............................................        650,000      --             650,000
Accrued interest during 1997.......................       --            239,700        239,700
                                                     -------------  -----------  -------------
Balance at December 31, 1997.......................      4,650,000      239,700      4,889,700
                                                     -------------  -----------  -------------
Conversion of $300,000 of Mr. Kurnit's deferred
  compensation into Series A convertible note......        300,000      --             300,000
Interest accrued through April 23, 1998............       --            154,800        154,800
Conversion into Series A preferred stock on April
  23, 1998.........................................     (4,950,000)     (70,000)    (5,020,000)
Conversion of remaining accrued interest into a
  newly issued unsecured promissory note on April
  23, 1998.........................................       --           (324,500)      (324,500)
                                                     -------------  -----------  -------------
Balance at December 31, 1998.......................  $    --        $   --       $    --
                                                     -------------  -----------  -------------
                                                     -------------  -----------  -------------

    Between March 27, 1997 and January 15, 1998, MiningCo issued several secured subordinated notes, which converted into Series A Notes ("Series A Notes"), for an aggregate principal amount of $4,950,000, which amount included (i) the conversion of $650,000 from the 8.25% Notes and (ii) the conversion of $300,000 of deferred compensation owed to Mr. Kurnit. These notes bore interest at a variable rate equal to the prime rate plus two percent per annum. At December 31, 1997, prime rate

                               MININGCO.COM, INC.

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1998 IS UNAUDITED)

(8) CONVERTIBLE NOTES PAYABLE--SERIES A NOTES (CONTINUED) plus 2% was 10.5%. Pursuant to their terms, the principal due on the Series A Notes were automatically convertible into shares of MiningCo's common stock or convertible preferred stock upon the closing of the next equity financing conducted by MiningCo. The conversion price for these notes, as provided for in the original note agreement, was $1.50 per preferred share.

    In connection with the issuance of this debt, MiningCo issued warrants to purchase 218,890 shares of MiningCo's common stock at an exercise price of $0.03 per share and 90,858 shares of MiningCo's common shares at an exercise price of $4.21 per share (which includes warrants to purchase 24,105 shares relating to the conversion of $650,000 from the 8.25% Notes), all of which expire ten years from their date of issuance; provided that, under certain circumstances, MiningCo could cancel the warrants after providing the holders thereof a reasonable period of time to exercise the warrants prior to their cancellation. The value attributed to the warrants was $106,000 for warrants issued with an exercise price of $0.03 and $31,000 for warrants issued with an exercise price of $4.21 per share. These values were estimated, using a Black-Scholes pricing model, based on the following assumptions: risk-free interest rate of 6.0%, dividend yield of 0%, expected life of 10 years and volatility of 0%. These amounts were recorded as an original issue debt discount and amortized to interest expense over the life of the loans. In December 1998, MiningCo exercised its right to call certain investor warrants which resulted in the issuance of 218,890 shares of common stock at $0.03 per share and 66,753 shares of common stock at $4.21 per share for net cash proceeds of approximately $287,600. The remaining 24,105 warrants with an exercise price of $4.21 per share were cancelled.

    On April 23, 1998, MiningCo issued an aggregate of 3,346,715 shares of Series A Preferred, at a purchase price of $1.50 per preferred share, to holders of the Series A Notes, in consideration for the cancellation of all principal owed under the Series A Notes and $70,000 of interest accrued under the Series A Notes prior to August 12, 1997. All remaining interest under the Series A Notes up through April 23, 1998 was evidenced by newly issued unsecured promissory notes of MiningCo which amounted to $337,100 as of December 31, 1998. The notes bear interest at 6% and have no due date. In accordance with the terms of the note upon the closing of a qualified initial public offering (including the IPO), all amounts due under these unsecured promissory notes will automatically, by its original terms, be forgiven and canceled. Accordingly, such amount shall be recorded as a contribution to additional paid in capital upon the closing of the IPO.

    The following summarizes the unsecured promissory notes activity during 1998:

                                                             PRINCIPAL   INTEREST     TOTAL
                                                             ----------  ---------  ----------
Balance at January 1, 1998.................................  $   --      $  --      $   --
Conversion of remaining accrued interest on Series A notes
  into a newly issued unsecured promissory note on April
  23, 1998.................................................     324,500     --         324,500
Accrued interest during 1998...............................      --         12,600      12,600
                                                             ----------  ---------  ----------
Balance at December 31, 1998...............................  $  324,500  $  12,600  $  337,100
                                                             ----------  ---------  ----------
                                                             ----------  ---------  ----------

                               MININGCO.COM, INC.

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1998 IS UNAUDITED)

(9)  CONVERTIBLE LOAN PAYABLE--SERIES B NOTES

    The following summarizes the Convertible Loans Payable--Series B Notes activity during 1997 and 1998:

                                                        PRINCIPAL     INTEREST       TOTAL
                                                      -------------  ----------  -------------
Balance at January 1, 1997..........................  $    --        $   --      $    --
Issuance of Series B notes on November 26, 1997.....      1,000,000      --          1,000,000
Accrued interest during 1997........................       --            10,200         10,200
                                                      -------------  ----------  -------------
Balance at December 31, 1997........................      1,000,000      10,200      1,010,200
                                                      -------------  ----------  -------------
Issuance of Series B notes in February 1998.........      1,800,000      --          1,800,000
Accrued interest through April 23, 1998.............       --            59,600         59,600
Conversion of the Series B notes and accrued
  interest thereon into Series B preferred stock on
  April 23, 1998....................................     (2,800,000)    (69,800)    (2,869,800)
                                                      -------------  ----------  -------------
Balance at December 31, 1998........................  $    --        $   --      $    --
                                                      -------------  ----------  -------------
                                                      -------------  ----------  -------------

    Between November 1997 and February 1998, MiningCo issued several secured subordinated notes ("Series B Notes") for an aggregate principal amount of $2,800,000, of which $1,000,000 bore interest at a variable rate equal to the prime rate plus two percent per annum and $1,800,000 bore interest at 10% percent per annum and were due on demand. At December 31, 1997, prime rate plus 2% was 10.5%. Pursuant to their terms, the Series B Notes were automatically convertible into shares of MiningCo's Series B Preferred upon the closing of the next equity financing conducted by MiningCo. The conversion price for these notes, as provided for in the original note agreement, was $1.80 per preferred share.

    In connection with the issuance of this debt, MiningCo issued warrants to purchase 250,192 shares of MiningCo's common stock at an exercise price of $5.06 per share, all of which expire ten years from their date of issuance; provided that, under certain circumstances, MiningCo may cancel the warrants after providing the holders thereof a reasonable period of time to exercise the warrants prior to their cancellation. The fair value of the warrants, using the Black-Scholes model and the following assumptions: risk-free interest rate of 6.0%, dividend yield of 0%, expected life of 10 years and volatility of 0%, was $150,000 and recorded as additional interest expense. In December 1998, MiningCo exercised its right to call certain investor warrants which resulted in the issuance of 250,192 shares of common stock at $5.06 per share for net cash proceeds of approximately $1,266,000.

    On April 23, 1998, MiningCo issued 1,594,380 shares of Series B Preferred, at a purchase price of $1.80 per share, to holders of the Series B Notes, in consideration for the cancellation of all indebtedness of MiningCo under the Series B Notes.

(10)  CAPITALIZATION

    AUTHORIZED SHARES

    During 1996 and 1997, MiningCo amended and restated its certificate of incorporation. As a result, at December 31, 1997, the total number of shares which MiningCo was authorized to issue was

                               MININGCO.COM, INC.

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1998 IS UNAUDITED)

(10)  CAPITALIZATION (CONTINUED)
30,000,000; 26,500,000 of these shares were common stock, each having a par value of $0.001; and 3,500,000 shares were preferred stock, each having a par value of $0.001. During each of April 1998 and November 1998, MiningCo amended and restated its certificate of incorporation. As a result, at December 31, 1998, the total number of shares which MiningCo was authorized to issue was 53,662,260; 35,000,000 of these shares were common stock, each having a par value of $0.001; and 18,662,260 shares were preferred stock, each having a par value of $0.001 of which 3,346,715, 6,597,596, and 8,717,949 have been designated as Series A Preferred, Series B Preferred and Series C Preferred, respectively (see note 13).

    REDEEMABLE CONVERTIBLE PREFERRED STOCK

    On April 23, 1998, MiningCo issued an aggregate of 3,346,715 shares of Series A Preferred, at a purchase price of $1.50 per share, to holders of the Series A Notes, in consideration for the cancellation of all principal owed under the Series A Notes, amounting to $4,950,000, and $70,000 of interest accrued under the Series A Notes prior to August 12, 1997. All remaining interest under the Series A Notes up through April 23, 1998 was evidenced by newly unsecured promissory notes of MiningCo which amounted to $337,100 as of December 31, 1998 (see note 8).

    On April 23, 1998, MiningCo issued an aggregate of 6,597,596 shares of Series B Preferred, at a purchase price of $1.80 per share, to (i) holders of the Series B Notes in consideration for the cancellation of all indebtedness of MiningCo under the Series B Notes, amounting to $2,869,900, (ii) the 8.25% Note holder, in consideration for the cancellation of $1,700,000 in principal and $305,800 in accrued interest, and (iii) $7,000,000 from other investors.

    In connection with the issuance of the Series B Preferred, MiningCo issued warrants to purchase 107,695 shares of MiningCo's common stock at an exercise price of $7.02 per share, all of which expire ten years from their date of issuance; provided that, under certain circumstances, MiningCo may cancel the warrants after providing the holders with a reasonable period of time to exercise the warrants prior to their cancellation. In December 1998, MiningCo exercised its right to call certain investor warrants which resulted in the issuance of 103,801 shares of common stock at $7.02 per share for net cash proceeds of approximately $702,800. The warrant for the remaining 3,894 shares was cancelled.

    On October 5, 1998, MiningCo delivered a number of convertible promissory notes ("Series C Notes") in the aggregate principal amount of $1,081,000. Pursuant to their terms, the Series C Notes were automatically convertible into shares of MiningCo's Series C Convertible Preferred Stock ("Series C Preferred"), at a conversion price equal to the lesser of $3.60 per share of Series C Preferred or the purchase price per share of the Series C Preferred, upon the closing of the next equity financing conducted by MiningCo. The conversion price for the notes was $1.95 per preferred share which was the highest price paid for the Company's preferred stock during such time period.

    On November 13, 1998 and December 4, 1998, MiningCo issued an aggregate of 7,301,811 shares of Series C Preferred, at a purchase price of $1.95 per share, to (i) holders of the Series C Notes in consideration for the cancellation of all indebtedness of MiningCo under the Series C Notes, amounting to $1,089,900
(ii) the holders of the Series C Notes in consideration for the payment of $2,322,000, (iii) the 8.25% Note holder, in consideration for the cancellation of $1,782,000 in principal and accrued

                               MININGCO.COM, INC.

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1998 IS UNAUDITED)

(10)  CAPITALIZATION (CONTINUED)
interest, and (iv) other investors in consideration for the payment of $9,044,600, including $762,600 from existing stockholders pursuant to participation rights granted to those stockholders.

    The following summarizes the Convertible Notes Payable--Series C Notes activity during 1998:

                                                         PRINCIPAL    INTEREST       TOTAL
                                                       -------------  ---------  -------------
Balance at January 1, 1997...........................  $    --        $  --      $    --
Issuance of notes on October 5, 1998.................      1,081,000     --          1,081,000
Accrued interest through November 13, 1998...........       --            8,900          8,900
Conversion into Series C preferred stock on November
  13, 1998...........................................     (1,081,000)    (8,900)    (1,089,900)
                                                       -------------  ---------  -------------
Balance at December 31, 1998.........................  $    --        $  --      $    --
                                                       -------------  ---------  -------------
                                                       -------------  ---------  -------------

    Each share of Series A Preferred, Series B Preferred and Series C Preferred is entitled to a cumulative dividend at the rate of $0.135, $0.162, and $0.176 per share per annum, respectively, payable in preference and priority to any payment of any cash dividend on common stock, when and as declared by the Board of Directors of MiningCo. Upon the closing of a qualified initial public offering (including the IPO), all cumulative dividends will be canceled. Each holder of Series A Preferred, Series B Preferred and Series C Preferred shares shall be entitled to the number of votes equal to the number of whole shares of common stock into which the shares of preferred stock are convertible into on the date of the vote.

    Each share of Series A Preferred, Series B Preferred and Series C Preferred is convertible into 0.356 shares of common stock, as adjusted for dilutive issuances of stock and other securities. In the event of any liquidation or dissolution of MiningCo, including certain mergers, consolidations and asset sales, holders of the Series A Preferred, Series B Preferred and Series C Preferred will receive a liquidation preference if the total proceeds of the sale or liquidation are less than $60,000,000. Series A Preferred, Series B Preferred and Series C Preferred stockholders first receive the purchase price of their Series A Preferred, Series B Preferred and Series C Preferred shares, as applicable, plus all accrued and/or declared but unpaid dividends, before sharing the balance of the proceeds on an as-converted basis with common stockholders. At the option of the stockholders, Series A Preferred, Series B Preferred and Series C Preferred may be converted into shares of common stock; however, those shares automatically convert into common shares in the event of a qualified initial public offering (including the IPO) resulting in proceeds to MiningCo of not less than $15 million and at an offering price per share equal to at least $10.00 per common share. If the IPO is consummated under the terms currently anticipated, upon the closing of the proposed IPO, 3,346,715, 6,597,596 and 7,301,811 shares

                               MININGCO.COM, INC.

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1998 IS UNAUDITED)

(10)  CAPITALIZATION (CONTINUED)
of Series A, B and C convertible preferred stock, respectively, representing all of the outstanding shares of convertible preferred stock, shall automatically convert into 6,139,640 shares of common stock.

                                                                                    SERIES A                    SERIES B
                                                                            -------------------------  ---------------------------
                                                                              SHARES        AMOUNT       SHARES         AMOUNT
                                                                            -----------  ------------  -----------  --------------
Balance at January 1, 1998................................................
Conversion of the $4,950,000 of the convertible notes payable Series A together with $70,000 of interest thereon into Series A preferred stock
 on April 23, 1998........................................................    3,346,715  $  5,020,000
Conversion of $1,700,000 of the 8.25% notes payable together with $305,800
 of interest thereon into Series B preferred stock on April 23, 1998......                               1,114,327  $    2,005,800
Conversion of $2,800,000 of the convertible notes payable-- Series B together with $69,800 of interest thereon into Series B preferred stock
 on April 23, 1998........................................................                               1,594,380  $    2,869,800
Issuance of Series B preferred stock on April 23, 1998 in consideration of
 cash proceeds of $7 million..............................................                               3,888,889  $    7,000,000
Conversion of the remaining $1,555,600 of 8.25% notes payable together with $226,400 of interest thereon into Series C preferred stock on
 November 13, 1998........................................................
Conversion of $1,081,000 of the convertible notes payable-- Series C together with $8,900 of interest thereon into Series C preferred stock on
 November 13, 1998........................................................
Issuance of Series C preferred on November 13, and December 4, 1998 in consideration of cash proceeds of $11.4 million..........................
                                                                            -----------  ------------  -----------  --------------
Balance at December 31, 1998..............................................    3,346,715  $  5,020,000    6,597,596  $   11,875,600
                                                                            -----------  ------------  -----------  --------------
                                                                            -----------  ------------  -----------  --------------

                                                                                     SERIES C
                                                                            ---------------------------
                                                                              SHARES         AMOUNT
                                                                            -----------  --------------
Balance at January 1, 1998................................................
Conversion of the $4,950,000 of the convertible notes payable Series A together with $70,000 of interest thereon into Series A preferred stock on April 23, 1998........................................................
Conversion of $1,700,000 of the 8.25% notes payable together with $305,800 of interest thereon into Series B preferred stock on April 23, 1998......
Conversion of $2,800,000 of the convertible notes payable-- Series B together with $69,800 of interest thereon into Series B preferred stock on April 23, 1998........................................................
Issuance of Series B preferred stock on April 23, 1998 in consideration of cash proceeds of $7 million..............................................
Conversion of the remaining $1,555,600 of 8.25% notes payable together with $226,400 of interest thereon into Series C preferred stock on
 November 13, 1998........................................................      913,856  $    1,782,000
Conversion of $1,081,000 of the convertible notes payable-- Series C together with $8,900 of interest thereon into Series C preferred stock on
 November 13, 1998........................................................      558,917  $    1,089,900
Issuance of Series C preferred on November 13, and December 4, 1998 in
 consideration of cash proceeds of $11.4 million..........................    5,829,038  $   11,366,600
                                                                            -----------  --------------
Balance at December 31, 1998..............................................    7,301,811  $   14,238,500
                                                                            -----------  --------------
                                                                            -----------  --------------

    Upon request of Series A Preferred, Series B Preferred and Series C Preferred stockholders on or after March 31, 2003, MiningCo may be required to redeem Series A Preferred, Series B Preferred and Series C Preferred at an amount equal to $1.50, $1.80 and $1.95 per share, respectively, plus all accrued and/or declared but unpaid dividends.

                                                                                CARRYING                1998
                           # OF       PRICE PER   DIVIDEND       TOTAL          VALUE AT     --------------------------
                          SHARES        SHARE       RATE     CONSIDERATION    ISSUANCE(1)     ACCRETION     DIVIDENDS
                        -----------  -----------  ---------  --------------  --------------  ------------  ------------
Series A..............    3,346,715   $    1.50   $   0.135  $    5,020,000  $    4,943,900  $     10,100  $    305,700
Series B..............    6,597,596   $    1.80   $   0.162  $   11,875,600  $   11,698,200  $     23,600  $    726,560
Series C..............    7,301,811   $    1.95   $   0.176  $   14,238,500  $   14,199,100       --       $    164,600
                                                                                             ------------  ------------
                                                                                             $     33,700  $  1,196,800
                                                                                             ------------  ------------
                                                                                             ------------  ------------

                          BALANCE AT                      EQUIVALENT
                         DECEMBER 31,    LIQUIDATION      SHARES OF
                             1998           VALUE        COMMON STOCK
                        --------------  --------------  --------------
Series A..............  $    5,259,700  $    5,325,700       1,191,433
Series B..............  $   12,448,300  $   12,602,100       2,348,752
Series C..............  $   14,363,700  $   14,403,100       2,599,455
                                                        --------------
                                                             6,139,640
                                                        --------------
                                                        --------------

------------------------------

(1) Includes offering related costs of $76,100, $177,460 and $39,400 for Series A, B and C, respectively

    COMMON STOCK

    During 1996, MiningCo issued shares of common stock to its founders and original employees at approximately $0.03 per share. MiningCo's right to repurchase these shares in certain circumstances was to lapse over a period of three years. During 1997, MiningCo's Board of Directors approved a

                               MININGCO.COM, INC.

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1998 IS UNAUDITED)

(10)  CAPITALIZATION (CONTINUED)
resolution to cancel these shares in exchange for incentive stock options. Accordingly, on March 20, 1997, MiningCo canceled 367,802 common shares and exchanged these shares on a one-for-one basis for participation in the 1997 Employee Stock Incentive Plan. These incentive stock options were granted with an exercise price equal to their fair market value, or $0.51 per share, at the date of grant as determined by an independent valuation.

    WARRANTS

    Warrant activity during the periods indicated is as follows:

                                                                                      WEIGHTED
                                                                                       AVERAGE
                                                                          WARRANTS    EXERCISE
                                                                          GRANTED       PRICE
                                                                         ----------  -----------
Outstanding at December 31, 1996.......................................      --       $  --
Granted................................................................     427,003        3.14
Exercised..............................................................      --          --
Canceled...............................................................      --          --
                                                                         ----------
Outstanding at December 31, 1997.......................................     427,003        3.14
Granted................................................................     309,340        5.60
Exercised..............................................................    (639,636)       3.53
Canceled...............................................................     (27,999)       4.60
                                                                         ----------
Outstanding at December 31, 1998.......................................      68,708        9.66
                                                                         ----------
                                                                         ----------

    All warrants are exercisable and have expiration dates generally ten years from the date of grant.

    At December 31, 1998, there were 68,708 shares of common stock reserved for issuance upon exercise of outstanding warrants at a weighted average exercise price of $9.66 per share, of which 2,848 warrants in the aggregate with an exercise price of $6.32 per share were exercised on January 11, 1999.

    The weighted-average fair value of warrants granted during 1997 and 1998 was $0.25 and $1.03, respectively, on the date of grant using a Black Scholes pricing model with the following weighted-average assumptions for 1997 and 1998:
(i) risk-free interest rate-6.0% for both years; (ii) dividend yield-0.0% for both years; (iii) expected life-10 years for both years.

    As of December 31, 1998, the following number of warrants to purchase common stock remain outstanding: 8,900 shares at $4.21 per share; 21,360 shares at $5.06 per share; 2,848 shares at $6.32 per share (which where exercised on January 11, 1999); and 35,600 shares at $14.05 per share.

(11)  STOCK OPTION PLAN


    MiningCo's Board of Directors has authorized 996,800 shares at December 31, 1997 and 1,886,800 shares at December 31, 1998 of its common stock for issuance pursuant to its 1998 Stock Option/Stock Issuance Plan (successor plan to MiningCo's 1997 Employee Incentive Stock Option Plan). On February 5, 1999, the Board of Directors and shareholders increased the authorized number of shares authorized under the plan by 1,338,085 shares, effectively authorizing 3,224,885 in the aggregate. These

                               MININGCO.COM, INC.

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1998 IS UNAUDITED)

(11)  STOCK OPTION PLAN (CONTINUED)
options have ten year terms and have been issued at the fair market value of MiningCo's common stock on the date of the applicable grant (except for certain 1998 options issued with exercise prices less than the deemed fair value at the date of grant). Incentive options granted to stockholders who own more than 10% of the outstanding stock of MiningCo must be issued at 110% of the fair market value of the stock on the date that the options are granted.

    Stock option activity under the Plan during the periods indicated is as follows:

                                                                             WEIGHTED AVERAGE
                                                            OPTIONS GRANTED   EXERCISE PRICE
                                                            ---------------  -----------------
Options outstanding at December 31, 1996..................        --
Granted at $0.51..........................................        871,343        $    0.51
Granted at $0.56(1).......................................         21,475        $    0.56
Exercised.................................................        (26,886)       $    0.51
Canceled..................................................        (97,081)       $    0.51
                                                            ---------------          -----
Outstanding as of December 31, 1997.......................        768,851        $    0.51
                                                            ---------------          -----
Granted at $0.51..........................................        146,759        $    0.51
Granted at $0.56(1).......................................          9,204        $    0.56
Granted at $1.01..........................................        237,879        $    1.01
Granted at $2.81..........................................         10,110        $    2.81
Granted at $4.21..........................................         81,969        $    4.21
Exercised.................................................        (87,583)       $    0.90
Canceled..................................................        (38,540)       $    0.64
                                                            ---------------          -----
Outstanding as of December 31, 1998.......................      1,128,649        $    0.87
                                                            ---------------          -----
                                                            ---------------          -----
Exercisable at December 31, 1997..........................        244,123        $    0.51
                                                            ---------------
                                                            ---------------
Exercisable at December 31, 1998..........................        477,721        $    0.55
                                                            ---------------
                                                            ---------------
Total options available as of December 31, 1997...........        201,063
                                                            ---------------
                                                            ---------------
Total options available as of December 31, 1998...........        643,682
                                                            ---------------
                                                            ---------------

------------------------

(1) Represents options granted to stockholder owning more than 10% of the outstanding stock of MiningCo.

    The weighted-average remaining life of the 1,128,649 options outstanding at December 31, 1998 is 8.75 years.

    For the twelve months ended December 31, 1998, MiningCo recorded deferred compensation expense of approximately $1,716,900, in connection with the grant of certain options to employees and directors, representing the difference between the deemed fair value of MiningCo's common stock at the date of grant for accounting purposes and the exercise price of the related options. This amount is presented as a reduction of stockholders equity (deficit) and amortized over the vesting period, typically four years, of the applicable options. MiningCo granted approximately 485,921 options at a weighted average exercise price of $1.43 per share; all of which were granted at less than the deemed fair value

                               MININGCO.COM, INC.

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1998 IS UNAUDITED)

(11)  STOCK OPTION PLAN (CONTINUED)

at the date of grant. MiningCo has amortized $478,000 of deferred compensation for the year ended December 31, 1998 of which $27,000 has been included in cost of revenues. MiningCo expects to amortize the following amounts of deferred compensation annually: 1999--$332,000; 2000--$332,000; 2001--$332,000; and
2002--$242,900. However, $89,000 of the deferred compensation will amortize upon the closing of a qualified initial public offering (including the IPO) as a result of an automatic acceleration clause contained within the original terms of 361,332 options under the original option plan.


    In September 1997, MiningCo recorded compensation expense of approximately $3,300 in connection with options granted to consultants to purchase 49,787 shares of common stock at an exercise price of $0.51 per share. The fair value of the options was determined using the Black-Scholes model and the following assumptions: risk-free interest rate of 5.7%, dividend yield of 0%, expected life of 10 years and volatility of 0%.

    MiningCo also recorded compensation expense of approximately $23,000 in connection with options granted to consultants under the Plan in December 1998 to purchase 5,340 shares of common stock at an exercise price of $4.21 per share. The fair value of the options was determined using the Black-Scholes model and the following assumptions: risk-free interest rate of 6.0%, dividend yield of 0%, and volatility of 0%.

    Had MiningCo determined compensation expense based on the fair value on the grant date for its stock options issued to employees under SFAS No. 123, MiningCo's net loss would have been adjusted to the pro forma amounts indicated below:

                                                                          YEAR ENDED
                                                                         DECEMBER 31,
                                                                 -----------------------------
                                                                     1997            1998
                                                                 -------------  --------------
Net loss attributable to common stockholders--as reported......  $  (8,640,400) $  (16,808,300)
                                                                 -------------  --------------
                                                                 -------------  --------------
Net loss attributable to common stockholders--pro forma per
  SFAS No. 123.................................................  $  (8,675,900) $  (17,007,500)
                                                                 -------------  --------------
                                                                 -------------  --------------
Basic and diluted net loss per common share--as reported.......  $       (4.94) $        (9.71)
                                                                 -------------  --------------
                                                                 -------------  --------------
Basic and diluted net loss per common share--pro forma per SFAS
  No. 123......................................................  $       (4.96) $        (9.82)
                                                                 -------------  --------------
                                                                 -------------  --------------

    The per share weighted-average fair value of stock options granted during 1997 and 1998 was $0.09 and $3.87, respectively, on the date of grant using the Black Scholes option pricing model with the following weighted-average assumptions for 1997 and 1998: (i) risk-free interest rate--5.7% and 6% respectively; (ii) dividend yield--0.0% for both years; and (iii) expected life--3.4 and 4.4 years, respectively. As permitted under the provisions of SFAS No. 123, and based on the historical lack of a public market for MiningCo's options, no factor for volatility has been reflected in the option pricing calculation.

                               MININGCO.COM, INC.

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1998 IS UNAUDITED)

(12)  COMMITMENTS AND CONTINGENCIES

    (A) LEASES

    MiningCo leases certain facilities in New York and White Plains (Westchester County) and equipment under non-cancelable operating leases. These leases generally provide for rental increases at specified intervals. In addition, MiningCo is a lessee, under several capital lease agreements with third parties for certain equipment. Total rent expense for the years ended December 31, 1997 and December 31, 1998 was $320,900 and $320,600, respectively.

    Future minimum lease payments under non-cancelable operating leases and capital leases as of December 31, 1998 are as follows:

                                                                         CAPITAL    OPERATING
YEAR                                                                      LEASES      LEASES
----------------------------------------------------------------------  ----------  ----------
1999..................................................................  $  255,500  $  284,700
2000..................................................................     143,800     197,300
2001..................................................................      18,400      --
                                                                        ----------  ----------
      Total minimum lease payments....................................     417,700  $  482,000
                                                                                    ----------
                                                                                    ----------
Less amount representing interest (at rates ranging from 9.7% to
  18.7%)..............................................................      49,300
                                                                        ----------
Present value of net minimum lease payments...........................     368,400
Less current installment of obligations under capital leases..........     219,000
                                                                        ----------
Obligations under capital leases, excluding current installments......  $  149,400
                                                                        ----------
                                                                        ----------

    (B) EMPLOYMENT AGREEMENTS

    MiningCo has employment agreements with two senior employees which provide for severance benefits, among other items. In the event these agreements are terminated, MiningCo may be liable for severance up to $420,000 payable during the year following that termination.

(13)  SUBSEQUENT EVENTS--UNAUDITED

    Effective upon the closing of the IPO, MiningCo will be authorized to issue 50,000,000 shares of common stock and 5,000,000 shares of undesignated preferred stock.

    During January 1999, MiningCo entered into employment arrangements with two employees. The employment arrangements provide for minimum salary levels, and incentive compensation and severance benefits, among other items. MiningCo granted 133,500 options in the aggregate to the two employees. The exercise price of the options is $4.21 per share. As a result, MiningCo expects to record deferred compensation expense in the first quarter of 1999 relating to the 133,500 options for the difference between the deemed fair value of MiningCo's common stock (the initial public offering price for accounting purposes) and the exercise price of that option at the date of grant of $4.21 per share. This amount will be presented as a reduction of stockholders' equity and amortized over the four-year vesting period of the applicable options.

                               MININGCO.COM, INC.

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1998 IS UNAUDITED)

(13)  SUBSEQUENT EVENTS--UNAUDITED (CONTINUED)
    In January and February 1999, MiningCo entered into a lease line of credit for $781,300 to finance capital equipment, of which $232,200 is due in 1999, $268,800 in 2000, $273,300 in 2001, and $7,000 in 2002. The effective interest rate of the credit facility was 16%.

    In February 1999, the Board adopted an Employee Stock Purchase Plan and reserved 125,000 shares of common stock for issuance thereunder.


    In February 1999, the Board of Directors authorized an increase in the shares reserved for issuance under the Company's stock option plan from 1,886,800 to 3,224,885. In addition, in February and March 1999 a total of 921,666 additional options were granted at the IPO price

            [LOGOS OF ADVERTISERS AND ELECTRONIC COMMERCE PARTNERS]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than the underwriting discount, payable by the registrant in connection with the sale of the common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fees and the Nasdaq National Market listing fee.

                                                                                                       AMOUNT TO
                                                                                                        BE PAID
                                                                                                      ------------
SEC registration fee................................................................................  $     13,700
NASD filing fee.....................................................................................         5,500
Nasdaq National Market listing fee..................................................................        95,000
Legal fees and expenses.............................................................................       425,000
Accounting fees and expenses........................................................................       400,000
Printing and engraving..............................................................................       250,000
Blue sky fees and expenses (including legal fees)...................................................        20,000
Transfer agent fees.................................................................................        15,000
Miscellaneous.......................................................................................       175,800
                                                                                                      ------------
      Total.........................................................................................  $  1,400,000
                                                                                                      ------------
                                                                                                      ------------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The registrant's Amended and Restated Certificate of Incorporation in effect as of the date hereof, and the registrant's Second Amended and Restated Certificate of Incorporation to be in effect upon the closing of this offering (collectively, the "certificate") provides that, except to the extent prohibited by the Delaware General Corporation Law, as amended (the "DGCL"), the registrant's directors shall not be personally liable to the registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the registrant. Under the DGCL, the directors have a fiduciary duty to the registrant which is not eliminated by this provision of the certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws. The registrant has applied for liability insurance for its officers and directors.

    Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. The certificate eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the

DGCL and provides that the registrant may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that that person is or was a director or officer of the registrant, or is or was serving at the request of the registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding.

    At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the certificate. The registrant is not aware of any threatened litigation or proceeding that may result in a claim for any indemnification.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    The registrant has sold and issued the following securities since June 27, 1996 (inception):

    COMMON STOCK AND PREFERRED STOCK. In June 1996, the registrant issued (i) an aggregate of 100 shares of its common stock, no par value per share, to its founder Mr. Scott P. Kurnit in exchange for $10,000 in cash and (ii) an aggregate of 7.5 shares of its common stock, no par value per share, to its co-founder Mr. William C. Day in exchange for $750 in cash. Those shares were subsequently recapitalized into 4,000,000 and 300,000 shares of the registrant's common stock, respectively.

    On April 23, 1998, the registrant issued an aggregate of 3,346,715 shares of Series A Convertible Preferred Stock (the "Series A Preferred"), at a purchase price of $1.50 per share, to investors in consideration for the cancellation of outstanding indebtedness. Upon the closing of this offering, all of the outstanding shares of Series A Preferred will convert into an aggregate of 1,191,433 shares of common stock.

    On April 23, 1998, the registrant issued an aggregate of 5,397,600 shares of Series B Convertible Preferred Stock (the "Series B Preferred"), at a purchase price of $1.80 per share, to investors in consideration for the cancellation of outstanding indebtedness and the payment of additional cash. At a subsequent closing, the registrant issued an aggregate of 1,199,996 shares of Series B Preferred to investors for $1,799,994. Upon the closing of this offering, all of the outstanding shares of Series B Preferred will convert into an aggregate of 2,348,752 shares of common stock.

    On November 13, 1998, the registrant issued an aggregate of 6,910,726 shares of Series C Convertible Preferred Stock (the "Series C Preferred"), at a purchase price of $1.95 per share, to investors in consideration for the cancellation of outstanding indebtedness and cash. At a subsequent closing, the registrant issued an aggregate of 391,085 shares of Series C Preferred to certain investors for $1.95. Upon the closing of this offering, all of the outstanding shares of Series C Preferred will convert into an aggregate of 2,599,455 shares of common stock.

    WARRANTS. The registrant from time to time has granted warrants to investors, consultants and other third parties in connection with business transactions in reliance upon exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended. The following table sets forth information regarding those grants and assumes a 1.00 for 2.809 reverse stock split of the common stock to be effected prior to the closing of this offering.

                                                                   NUMBER OF      EXERCISE
                                                                    SHARES         PRICES
                                                                  -----------  --------------
June 27, 1996 (inception) to December 31, 1996..................      --             --
January 1, 1997 to December 31, 1997............................      427,003   $0.03-$14.04
January 1, 1998 to December 31, 1998............................      309,340     $0.03-$7.02
January 1, 1999 to February 8, 1999.............................      --             --

    OPTIONS. The registrant from time to time has granted stock options to employees and consultants in reliance upon exemption from registration pursuant to either (i) Section 4(2) of the Securities Act of 1933, as amended, or (ii) Rule 701 promulgated under the Securities Act of 1933, as amended. The following table sets forth information regarding such grants and assumes a 1.00 for 2.809 reverse stock split of the common stock to be effected prior to the closing of this offering.

                                                                NUMBER OF      EXERCISE
                                                                 SHARES         PRICES
                                                               -----------  --------------
June 27, 1996 (inception) to December 31, 1996...............      --             --
January 1, 1997 to June 30, 1998.............................    1,098,568   $0.51-$0.56
July 1, 1998 to December 31, 1998............................      329,958   $1.01-$4.21
January 1, 1999 to February 8, 1999..........................      331,852  IPO Price-110%
                                                                                 IPO Price

    The above securities were offered and sold by the registrant in reliance upon exemptions from registration pursuant to either (i) Section 4(2) of the Securities Act of 1933, as amended, as transactions not involving any public offering, or (ii) Rule 701 promulgated under the Securities Act of 1933, as amended. No underwriters were involved in connection with the sales of securities referred to in this Item 15.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits.


NUMBER                                                   DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------

   1.1**   Form of Underwriting Agreement.

   3.1**   Amended and Restated Certificate of Incorporation

   3.2**   Form of Certificate of Amendment to Amended and Restated Certificate of Incorporation.

   3.3**   Form of Second Amended and Restated Certificate of Incorporation to be in effect upon the closing of this offering.

   3.4**   Bylaws.

   3.5**   Form of Amended and Restated Bylaws to be in effect upon the closing of this offering.

   4.1**   Specimen Common Stock certificate.

   5.1**   Opinion of Brobeck, Phleger & Harrison LLP.

  10.1**   1997 Employee Incentive Stock Option Plan.

  10.2**   1998 Stock Option/Stock Issuance Plan.

  10.3**   Amended and Restated Investors' Rights Agreement, dated as of November 13, 1998.

NUMBER                                                   DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
  10.4**   Sublease, dated as of November 1, 1996, by and between the Registrant and Minet, Inc., and Lease, dated as of January 27, 1998, by and between Two Twenty East Limited Partnership and Minet, Inc.

  10.5**   Form of MiningCo.com, Inc. Guide Agreement

  10.6**   Letter Agreement, dated as of October 20, 1996, by and between the Registrant and Mr. Scott P. Kurnit, as amended.

  10.7**   Agreement, dated as of January 27, 1998, and Extension of Agreement, dated as of January 29, 1999, by and between the Registrant and Frontier Global Center.

  10.8**   Letter Agreement, dated as of July 28, 1996, by and between the Registrant and Mr. Alan Wragg, as amended.

  10.9**   Amended and Restated 1998 Stock Option/Stock Issuance Plan.

  10.10**  1999 Employee Stock Purchase Plan.

  10.11**  Letter Agreement, dated as of January 11, 1999, by and between the Registrant and Mr. Todd B. Sloan.

  10.12**  Common Stock Purchase Agreement, dated as of February 23, 1999, by and between the Registrant and
           Comcast Interactive Investments, Inc.

  10.13**  Form of Second Amended and Restated Investors' Rights Agreement, to be entered into on or before the closing of this Offering.

  10.14**  Letter agreement, dated as of March 16, 1999, by and between the Registrant and Mr. Scott P. Kurnit.

  11.1**   Statement re: Computation of Basic and Diluted Net Loss Per Share.

  23.1     Consent of KPMG LLP.

  23.2**   Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1).

  24.1**   Powers of Attorney.

  24.2**   Power of Attorney for Todd B. Sloan, the registrant's Chief Financial Officer.

  27.1**   Financial Data Schedule.


------------------------

*   To be supplied by amendment.

**  Supplied previously as exhibits to Form S-1.

    (b) Financial Statement Schedules.

    Valuation and Qualifying Accounts--Allowance for Doubtful Accounts

ITEM 17. UNDERTAKINGS

    The undersigned registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement, certificates in those denominations and registered in those names as required by the Underwriter to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against those liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by that director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether this indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of that issue.

    The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424 (b)(1) or
    (4), or 497(h) under the Securities Act of 1933, shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of these securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 4 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in The City of New York, State of New York, on this 22nd day of March, 1999.


                                MININGCO.COM, INC.

                                By:  /s/ SCOTT P. KURNIT
                                     -----------------------------------------
                                     Name: SCOTT P. KURNIT
                                     Title: PRESIDENT AND CHIEF EXECUTIVE
                                            OFFICER


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to the Registration Statement has been signed by the following persons in the capacities indicated on March 22, 1999:


          SIGNATURE                        TITLE
------------------------------  ---------------------------

                                President and Chief
     /s/ SCOTT P. KURNIT          Executive Officer, and
------------------------------    Chairman of the Board of
       Scott P. Kurnit            Directors (principal
                                  executive officer)

              *                 Chief Financial Officer
------------------------------    (principal financial and
        Todd B. Sloan             accounting officer)

              *                 Director
------------------------------
     Frank J. Biondi, Jr.

              *                 Director
------------------------------
        Dixon R. Doll

              *                 Director
------------------------------
       Ronald Unterman

              *                 Director
------------------------------
        Marc M. Watson

              *                 Director
------------------------------
      Kristopher A. Wood

*By:     /s/ SCOTT P. KURNIT
      -------------------------
           Scott P. Kurnit
          ATTORNEY-IN-FACT

                    INDEPENDENT AUDITORS' REPORT ON SCHEDULE


The Board of Directors and Stockholders
MiningCo.com, Inc.:


    Under date of January 20, 1999, except as to Note 2(m), which is as of March 19, 1999, we reported on the balance sheets of MiningCo.com, Inc. as of December 31, 1997 and 1998, and the related statements of operations, stockholders' deficit and cash flows for the period from June 27, 1996 (inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998, as contained in the Registration Statement. In connection with our audits of the aforementioned financial statements, we also audited the related financial statement schedule as listed in the accompanying index. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.


    In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.


                                          KPMG LLP
                                          /s/ KPMG LLP



New York, New York
March 22, 1999

                               MININGCO.COM, INC.

                      VALUATION AND QUALIFYING ACCOUNTS--
                        ALLOWANCE FOR DOUBTFUL ACCOUNTS

                                                                               PROVISION
                                                                 BALANCE AT       FOR                       BALANCE AT
                                                                  BEGINNING    DOUBTFUL                        END
                                                                  OF PERIOD    ACCOUNTS      DEDUCTIONS     OF PERIOD
                                                                 -----------  -----------  ---------------  ----------
For the period from June 27, 1996 (inception) to December 31,
  1996:
  Allowance for doubtful accounts..............................   $       0    $       0      $       0     $        0
                                                                                                     --
                                                                                                     --
                                                                 -----------  -----------                   ----------
                                                                 -----------  -----------                   ----------
For the year ended December 31, 1997:
  Allowance for doubtful accounts..............................   $       0    $   6,000      $       0     $    6,000
                                                                                                     --
                                                                                                     --
                                                                 -----------  -----------                   ----------
                                                                 -----------  -----------                   ----------
For the year ended December 31, 1998:
  Allowance for doubtful accounts..............................   $   6,000    $ 140,000      $       0     $  146,000
                                                                                                     --
                                                                                                     --
                                                                 -----------  -----------                   ----------
                                                                 -----------  -----------                   ----------

                               INDEX TO EXHIBITS

    (a) Exhibits.


NUMBER                                                   DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------

   1.1**   Form of Underwriting Agreement.

   3.1**   Amended and Restated Certificate of Incorporation.

   3.2**   Form of Certificate of Amendment to Amended and Restated Certificate of Incorporation.

   3.3**   Form of Second Amended and Restated Certificate of Incorporation to be in effect upon the closing of this offering.

   3.4**   Bylaws.

   3.5**   Form of Amended and Restated Bylaws to be in effect upon the closing of this offering.

   4.1**   Specimen Common Stock certificate.

   5.1**   Opinion of Brobeck, Phleger & Harrison LLP.

  10.1**   1997 Employee Incentive Stock Option Plan.

  10.2**   1998 Stock Option/Stock Issuance Plan.

  10.3**   Amended and Restated Investors' Rights Agreement, dated as of November 13, 1998.

  10.4**   Sublease, dated as of November 1, 1996, by and between the Registrant and Minet, Inc., and Lease, dated as of January 27, 1998, by and between Two Twenty East Limited Partnership and Minet, Inc.

  10.5**   Form of MiningCo.com, Inc. Guide Agreement.

  10.6**   Letter Agreement, dated as of October 20, 1996, by and between the Registrant and Mr. Scott P. Kurnit, as amended.

  10.7**   Agreement, dated as of January 27, 1998, and Extension of Agreement, dated as of January 29, 1999, by and between the Registrant and Frontier Global Center.

  10.8**   Letter Agreement, dated as of July 28, 1996, by and between the Registrant and Mr. Alan Wragg, as amended.

  10.9**   Amended and Restated 1998 Stock Option/Stock Issuance Plan.

  10.10**  1999 Employee Stock Purchase Plan.

  10.11**  Letter Agreement, dated as of January 11, 1999, by and between the Registrant and Mr. Todd B. Sloan.

  10.12**  Common Stock Purchase Agreement, dated as of February 23, 1999, by and between the Registrant and
           Comcast Interactive Investments, Inc.

  10.13**  Form of Second Amended and Restated Investors' Rights Agreement, to be entered into on or before the closing of this Offering.

  10.14**  Letter Agreement, dated as of March 16, 1999, by and between the Registrant and Mr. Scott P. Kurnit.

  11.1**   Statement re: Computation of Basic and Diluted Net Loss Per Share.

  23.1     Consent of KPMG LLP.

  23.2**   Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1).

  24.1**   Powers of Attorney.

  24.2**   Power of Attorney for Todd B. Sloan, the registrant's Chief Financial Officer.

  27.1**   Financial Data Schedule.


------------------------

*   To be supplied by amendment.

**  Supplied previously as exhibits to Form S-1.

    (b) Financial Statement Schedules.